Exhibit 15.2

SEC S-K 1300 Technical Report Summary of the Southern Kuzbass Coal Mining Assets of Mechel PAO, Kuzbass, Russia

Purpose of Report

This report has been prepared by Phoenix Mining Consultants Ltd in conjunction with IMC Montan (“PMC”) for Mechel PAO (the “Company”) in connection with a Technical Report Summary (“TRS”) to be filed with the United States Securities and Exchange Commission (“the SEC”).

PMC/IMC was instructed by the Directors of the Company to prepare appropriate TRS reports for the mining assets of the Company. This report for Southern Kuzbass, which summarises the findings of PMC/IMC’s review, has been prepared in order to satisfy the requirements of the SEC S-K 1300 TRS for the Securities Act and the Exchange Act.

The Company has multiple assets in Russia that mine coal and iron ore before processing into value added products and has selected those assets considered to be material for inclusion in the scope of this TRS.

It should be noted that due to the current Covid 19 travel restrictions PMC/IMC has undertaken the study remotely and IMC Montan Group (IMC) has undertaken the site visits and interaction with the Company in Russia.

PMC/IMC has reviewed the practices and estimation methods undertaken by the Company for reporting reserves and resources in accordance with both (1) the Former Soviet Union’s Classification and Estimation Methods for Reserves and Resources, approved in 1981, and the Methodological Recommendations for Classification of Hard Mineral Reserves and Prognostic Resources, updated and approved in 2007 by the Ministry of Natural Resources of the Russian Federation and (2) the Committee for Mineral Reserves International Reporting Standards (CRIRSCO) International Reporting Template dated November 2013 as incorporated into the Codes and Standards of most of the CRIRSCO Members.

PMC/IMC has reviewed the reserves and resources statements of the individual units compiled by the Company and has restated the reserves and resources in compliance with International Reporting Standards (“the CRIRSCO Code”). In this report, all reserves and resources estimates, initially prepared by the Company in accordance with the FSU Classifications, have been substantiated by evidence obtained from site visits and observation and are supported by details of drilling results, analyses and other evidence and takes account of all relevant information supplied by the management of the Company.

Capability and Independence

This report was prepared by PMC, the signatory to this letter. The Project Director has 18 years’ experience of directing Competent Person’s Reports. He is qualified under the provisions of te SEC reports as a Qualified Person.

Details of the qualifications and experience of the consultants who carried out the work are in Appendix A to this report.

Phoenix Mining Consultants Limited

2nd Floor, Fairbank House, 27 Ashley Road, Altrincham, Cheshire, WA14 2DP, United Kingdom

Tel: +44 7747 604317 Email: john.warwick@phoenixminingconsultants.com

Registered in England Company Number 8374576

S-K 1300 Technical Report Summary on Southern Kuzbass Assets Russian Federation

PMC and IMC operate as independent technical consultants providing resource evaluation, mining engineering and mine valuation services to clients. PMC and IMC have received, and will receive, professional fees for its preparation of this report. However, neither PMC or IMC nor any of its directors, staff or sub consultants who contributed to this report has any interest in:

•	the Company or its subsidiaries; or

•	the mining assets reviewed; or

•	the outcome of any possible financing initiative.

Conclusions

PMC/IMC has assessed the Southern Kuzbass assets by reviewing pertinent data, including resources, reserves, manpower requirements, environmental issues and the life-of-mine (“LOM”) plans relating to productivity, production, operating costs, capital expenditures and revenues.

All opinions, findings and conclusions expressed in this report are those of PMC/IMC and its sub consultants.

/s/ John S Warwick John S Warwick B Sc (Hons) FIMMM, C Eng, Eur Ing	Phoenix Mining Consultants Ltd 2nd Floor, Fairbank House 27 Ashley Road Altrincham Cheshire, WA14 2DP United Kingdom

PMC has given and not withdrawn its written consent to the issue of this Technical Report Summary with its name included within any public disclosure and to the inclusion of this report and references to this report.

The purpose of this Technical Report Summary is to support the public disclosure of updated Mineral Reserve and Mineral Resource estimates. This Technical Report Summary conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. PMC has prepared this Technical Report Summary to disclose Mineral Resources and Mineral Reserves attributable to Mechel PAO and its subsidiary operating companies only, provide additional information about coal yields and to disclose the accuracy of the cost estimates. PMC notes that the effective date of the technical information contained herein remains July 01, 2021 and declares that PMC/IMC has taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import.

Mechel PAO 0169 Mechel Southern Kuzbass S-K 1300 TRS Report R04	Phoenix Mining Consultants Ltd March 2022

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Table of Contents

1	SOUTHERN KUZBASS OPERATIONS – EXECUTIVE SUMMARY	1

1.1	Introduction	1

1.2	Property Description	1

1.3	Geology	2

1.4	Reserves and Resources	2

1.5	Mining	3
1.5.1	Historic Production	3

1.6	Processing	5

1.7	Infrastructure	6

1.8	Environmental Issues	6
1.8.1	Legislation	6
1.8.2	Permits	7
1.8.3	Rehabilitation	7
1.8.4	Potential Risks and Liabilities	7

1.9	Economic Analysis	8

1.10	Conclusions	8

1.11	Recommendations	9

2	INTRODUCTION	9

3	PROPERTY DESCRIPTION	9

4	SOUTHERN KUZBASS INDIVIDUAL ASSETS, S-K 1300 TRS CHAPTERS 4 TO 15	10

4.1	Common Regional Items	10
4.1.1	Regional Geology	10
4.1.2	Regional Exploration	10

4.2	Krasnogorsky Open Pit	11
4.2.1	Location and Access	11
4.2.2	Topography, elevation, and vegetation	11
4.2.3	Climate and the length of the operating season	11
4.2.4	Licence and Adjacent Properties	11
4.2.5	History	11
4.2.6	Geology	12
4.2.7	Exploration Drilling	15
4.2.8	Sample Preparation, Analysis and Security	17
4.2.9	DATA Verification	19
4.2.10	Resources Estimation	21
4.2.11	Reserves Estimation	21
4.2.12	Mining Operations	22
4.2.13	Infrastructure	23
4.2.14	Future Plans	23
4.2.15	Environmental Permitting and Compliance	25

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4.3	Olzherassky Open Pit	27
4.3.1	Location and Access	27
4.3.2	Topography, elevation, and vegetation	27
4.3.3	Climate and the length of the operating season	28
4.3.4	Licence and Adjacent Properties	28
4.3.5	History	28
4.3.6	Geology	29
4.3.7	Exploration Drilling	33
4.3.8	Sample Preparation, Analysis and Security	34
4.3.9	DATA Verification	34
4.3.10	Resources Estimation	35
4.3.11	Reserves Estimation	35
4.3.12	Mining Operations	36
4.3.13	Infrastructure	36
4.3.14	Future Plans	36
4.3.15	Environmental Permitting and Compliance	38

4.4	Tomusinsky Open Pit	39
4.4.1	Location and Access	39
4.4.2	Topography, elevation, and vegetation	39
4.4.3	Climate and the length of the operating season	39
4.4.4	Licence and Adjacent Properties	39
4.4.5	History	40
4.4.6	Geology	40
4.4.7	Exploration Drilling	42
4.4.8	Sample Preparation, Analysis and Security	43
4.4.9	DATA Verification	43
4.4.10	Resources Estimation	43
4.4.11	Reserves Estimation	43
4.4.12	Mining Operations	45
4.4.13	Infrastructure	45
4.4.14	Future Plans	46
4.4.15	Environmental Permitting and Compliance	46

4.5	Sibirginsky Open Pit	48
4.5.1	Location and Access	48
4.5.2	Topography, elevation, and vegetation	48
4.5.3	Climate and the length of the operating season	48
4.5.4	Licence and Adjacent Properties	48
4.5.5	History	49
4.5.6	Geology	49
4.5.7	Exploration Drilling	51
4.5.8	Sample Preparation, Analysis and Security	53
4.5.9	DATA Verification	53
4.5.10	Resources Estimation	53
4.5.11	Reserves Estimation	53
4.5.12	Mining Operations	54
4.5.13	Infrastructure	55
4.5.14	Future Plans	55
4.5.15	Environmental Permitting and Compliance	57

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4.6	Sibirginskaya Underground Mine	58
4.6.1	Location and Access	58
4.6.2	Topography, elevation, and vegetation	59
4.6.3	Climate and the length of the operating season	59
4.6.4	Licence and Adjacent Properties	59
4.6.5	History	59
4.6.6	Geology	59
4.6.7	Exploration Drilling	61
4.6.8	Sample Preparation, Analysis and Security	62
4.6.9	DATA Verification	62
4.6.10	Resources Estimation	62
4.6.11	Reserves Estimation	63
4.6.12	Mining Operations	63
4.6.13	Infrastructure	65
4.6.14	Future Plans	65
4.6.15	Environmental Permitting and Compliance	67

4.7	Lenina Underground Mine	68
4.7.1	Location and Access	68
4.7.2	Topography, elevation, and vegetation	68
4.7.3	Climate and the length of the operating season	68
4.7.4	Licence and Adjacent Properties	68
4.7.5	History	68
4.7.6	Geology	69
4.7.7	Exploration Drilling	71
4.7.8	Sample Preparation, Analysis and Security	72
4.7.9	DATA Verification	72
4.7.10	Resources Estimation	72
4.7.11	Reserves Estimation	73
4.7.12	Mining Operations	73
4.7.13	Infrastructure	74
4.7.14	Future Plans	75
4.7.15	Environmental Permitting and Compliance	77

4.8	Olzherasskaya-Novaya Underground Mine	78
4.8.1	Location and Access	78
4.8.2	Topography, elevation, and vegetation	78
4.8.3	Climate and the length of the operating season	78
4.8.4	Licence and Adjacent Properties	79
4.8.5	History	79
4.8.6	Geology	79
4.8.7	Exploration Drilling	81
4.8.8	Sample Preparation, Analysis and Security	82
4.8.9	DATA Verification	82
4.8.10	Resources Estimation	82
4.8.11	Reserves Estimation	83
4.8.12	Mining Operations	83
4.8.13	Infrastructure	85
4.8.14	Future Plans	85
4.8.15	Environmental Permitting and Compliance	87

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4.9	Usinskaya	88
4.9.1	Location and Access	88
4.9.2	Topography, elevation, and vegetation	88
4.9.3	Climate and the length of the operating season	88
4.9.4	Licence and Adjacent Properties	88
4.9.5	History	89
4.9.6	Geology	89
4.9.7	Exploration Drilling	90
4.9.8	Sample Preparation, Analysis and Security	91
4.9.9	DATA Verification	91
4.9.10	Resources Estimation	91
4.9.11	Reserves Estimation	91
4.9.12	Mining Operations	91
4.9.13	Infrastructure	92
4.9.14	Future Plans	92
4.9.15	Environmental Permitting and Compliance	92

4.10	Krasnogorsky Coal Preparation Plant	93
4.10.1	Location and Access	93
4.10.2	History	93
4.10.3	Quality of Raw Coals	93
4.10.4	Plant Description	93
4.10.5	Plant Performance	94
4.10.6	Future Plans	95
4.10.7	Environmental Permitting and Compliance	97

4.11	Sibirginsky Coal Preparation Plant	97
4.11.1	Location and Access	97
4.11.2	History	98
4.11.3	Plant Description	98
4.11.4	Quality of Saleable Products	98
4.11.5	Plant Performance	99
4.11.6	Future Plans	99
4.11.7	Environmental Permitting and Compliance	103

4.12	Sibir Coal Preparation Plant	103
4.12.1	Location and Access	103
4.12.2	History	103
4.12.3	Plant Description	103
4.12.4	Plant Products	104
4.12.5	Plant Performance	104
4.12.6	Future Plans	105
4.12.7	Environmental Permitting and Compliance	113

4.13	Tomusinsky Coal Preparation Plant	114
4.13.1	Location and Access	114
4.13.2	History	114
4.13.3	Plant Description	114
4.13.4	Quality of Saleable Products	115
4.13.5	Plant Performance	115
4.13.6	Future Plans	116
4.13.7	Environmental Permitting and Compliance	124

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4.14	Kuzbasskaya Coal Preparation Plant	124
4.14.1	Location and Access	124
4.14.2	History	125
4.14.3	Plant Description	125
4.14.4	Quality of Saleable Products	126
4.14.5	Plant Performance	126
4.14.6	Future Plans	127
4.14.7	Environmental Permitting and Compliance	134

16	SALES AND MARKETING	135
16.1.1	Forecasted Sale Price	135

17	ENVIRONMENTAL PERMITTING AND COMPLIANCE	136

18	COSTS	136
18.1.1	Operating Costs	136
18.1.2	Capital Costs	137
18.1.3	Risks and Inter-Relations	137

19	ECONOMIC ANALYSIS	138

19.1	Valuation of Reserves	140
19.1.1	Methodology and Assumptions	140
19.1.2	Valuation Results	141
19.1.3	Sensitivity Analysis	141

20	ADJACENT PROPERTIES	142

21	OTHER RELEVANT DATA AND INFORMATION	142

21.1	CRIRSCO Code	142

21.2	Mineral Resource Estimate	144
21.2.1	Basis, Assumptions, Parameters and Methods	144
21.2.2	Conversion to CRIRSCO	146

21.3	Management and Manpower	147

21.4	Health and Safety	148
21.4.1	Examples of Measures for Improvement of Health and Safety	149
21.4.2	Action Taken at the Mines	149
21.4.3	Organizational Measures	150

22	CONCLUSIONS	150

23	RECOMMENDATIONS	151

24	REFERENCES	151

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	151

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List of Tables

Table 1-1	List of Assets - Southern Kuzbass	1
Table 1-2	Southern Kuzbass CRIRSCO Coal Reserves and Resources as at 1st July 2021	2
Table 1-3	Southern Kuzbass CRIRSCO Coal Resources by Type as at 1st July 2021	3
Table 1-4	Southern Kuzbass CRIRSCO Coal Reserves by Type as at 1st July 2021	3
Table 1-5	Southern Kuzbass Historic Coal Production	3
Table 1-6	Southern Kuzbass Historic Saleable Coal Production	5
Table 1-7	Summary of Planned Costs of Disturbed Land Reclamation	7
Table 3-1	List of Assets - Southern Kuzbass	9
Table 4-1	Krasnogorsky Licenses	11
Table 4-2	Seam Qualities	13
Table 4-3	Average Monthly Water Make	15
Table 4-4	Exploration Characteristics	16
Table 4-5	Krasnogorsky CRIRSCO Resources as at 1st July 2021	21
Table 4-6	Losses and Dilution	21
Table 4-7	Krasnogorsky CRIRSCO Reserves as at 1st July 2021	21
Table 4-8	Krasnogorsky Saleable Reserves as at 1st July 2021	22
Table 4-9	Krasnogorsky Production Equipment	22
Table 4-10	Krasnogorsky Open Pit Planned Production	24
Table 4-11	Krasnogorsky Environmental Permits and Licenses	25
Table 4-12	Ongoing reclamation costs 2018 to 2021(6 months)	26
Table 4-13	Olzherassky Licenses	28
Table 4-14	Seam Qualities	30
Table 4-15	Average Monthly Water Make	32
Table 4-16	Exploration Characteristics	34
Table 4-17	Olzherassky CRIRSCO Resources as at 1st July 2021	35
Table 4-18	Losses and Dilution	35
Table 4-19	Olzherassky CRIRSCO Reserves as at 1st July 2021	35
Table 4-20	Olzherassky Saleable Reserves as at 1st July 2021	35
Table 4-21	Olzherassky Production Equipment	36
Table 4-22	Olzherassky Open Pit Planned Production	37
Table 4-23	Olzherassky Open Pit Environmental Permits and Licences	38
Table 4-24	Tomusinsky Licenses	39
Table 4-25	Seam Qualities	40
Table 4-26	Average monthly Water Make	41
Table 4-27	Exploration Characteristics	42
Table 4-28	Tomusinsky CRIRSCO Resources as at 1st July 2021	43
Table 4-29	Losses and Dilution	43
Table 4-30	Tomusinsky CRIRSCO Reserves as at 1st July 2021	43

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Table 4-31	Tomusinsky Saleable Reserves as at 1st July 2021	43
Table 4-32	Tomusinsky Production Equipment	45
Table 4-33	Tomusinsky Open Pit Planned Production	46
Table 4-34	Tomusinsky Environmental Permits and Licenses	47
Table 4-35	Sibirginsky Licenses	48
Table 4-36	Coal quality characteristics at Razrez Sibirginsky	50
Table 4-37	Average Monthly Water Make	51
Table 4-38	Exploration Characteristics	52
Table 4-39	Sibirginsky CRIRSCO Resources as at 1st July 2021	53
Table 4-40	Losses and Dilution	53
Table 4-41	Sibirginsky CRIRSCO Reserves as at 1st July 2021	53
Table 4-42	Sibirginsky Saleable Reserves as at 1st July 2021	54
Table 4-43	Sibirginsky Owners Production Equipment	54
Table 4-44	Sibirginsky Open Pit Planned Production	56
Table 4-45	Sibirginsky Environmental Permits and Licenses	57
Table 4-46	Sibirginskaya Licenses	59
Table 4-47	Seam Qualities	60
Table 4-48	Average Monthly Water Make	61
Table 4-49	Exploration Characteristics	62
Table 4-50	Sibirginskaya CRIRSCO Resources as at 1st July 2021	62
Table 4-51	Losses and Dilution	63
Table 4-52	Sibirginskaya CRIRSCO Reserves as at 1st July 2021	63
Table 4-53	Sibirginskaya Saleable Reserves as at 1st July 2021	63
Table 4-54	Sibirginskaya Production Equipment	64
Table 4-55	Sibirginskaya Mine Planned Production	66
Table 4-56	Sibirginsky Environmental Permits and Licenses	67
Table 4-57	Lenina Licenses	68
Table 4-58	Seam Qualities	70
Table 4-59	Average monthly values of water drainage from mine workings at Lenina	71
Table 4-60	Exploration Characteristics	72
Table 4-61	Lenina CRIRSCO Resources as at 1st July 2021	72
Table 4-62	Losses and Dilution	73
Table 4-63	Lenina CRIRSCO Reserves as at 1st July 2021	73
Table 4-64	Lenina Saleable Reserves as at 1st July 2021	73
Table 4-65	Lenina Production Equipment	74
Table 4-66	Lenina Mine Planned Production	76
Table 4-67	Lenina Environmental Permits and Licenses	77
Table 4-68	Olzherasskaya-Novaya Mine Licenses	79
Table 4-69	Seam Qualities	80
Table 4-70	Average Monthly Water Make	81

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Table 4-71	Exploration Characteristics	82
Table 4-72	Olzherasskaya-Novaya CRIRSCO Resources as at 1st July 2021	82
Table 4-73	Losses and Dilution	83
Table 4-74	Olzherasskaya-Novaya CRIRSCO Reserves as at 1st July 2021	83
Table 4-75	Olzherasskaya-Novaya Saleable Reserves as at 1st July 2021	83
Table 4-76	Major Mining Equipment	84
Table 4-77	Olzherasskaya-Novaya Planned Production	86
Table 4-78	Olzherasskaya – Novaya Environmental Permits and Licenses	87
Table 4-79	Seam Qualities	90
Table 4-80	Exploration Characteristics	91
Table 4-81	Usinskaya CRIRSCO Resources as at 1st July 2021	91
Table 4-82	Krasnogorsky CPP Historic Saleable Production	95
Table 4-83	Krasnogorsky CPP Planned Saleable Coal	96
Table 4-84	Krasnogorsky CPP Environmental Permits and Licenses	97
Table 4-85	Quality of Saleable Products	98
Table 4-86	Sibirginsky Historic Saleable Production	99
Table 4-87	Sibirginsky CPP Saleable Production Plan	100
Table 4-88	Quality of Saleable Products	104
Table 4-89	Sibir Historic Saleable Production	104
Table 4-90	Sibir CPP Saleable Production Plan	106
Table 4-91	Sibir CPP permits and Licenses	113
Table 4-92	Quality of Saleable Products	115
Table 4-93	Tomusinsky Historic Saleable Production	116
Table 4-94	Tomusinsky CPP Saleable Production Plan	117
Table 4-95	Tomusinsky CPP Environmental Permits and Licenses	124
Table 4-96	Quality of Saleable Products	126
Table 4-97	Kuzbasskaya Historic Saleable Production	126
Table 4-98	Kuzbasskaya CPP Saleable Production Plan	128
Table 4-99	Kuzbasskaya CPP Environmental Permits and Licenses	134
Table 16-1	Forecasted Sale Price	135
Table 18-1	Operating Expenditures per Tonne of Coal or Iron Ore	136
Table 18-2	Capital Expenditure 2018 to 2021 (6m)	137
Table 18-3	Capital Expenditure 2021 (6) to 2031	137
Table 19-1	Summary of Physical and Financial Indicators of Southern Kuzbass, 2021-2047	139
Table 19-2	Breakdown of Valuation of Reserves NPV– Based on Post Tax Results	141
Table 19-3	Southern Kuzbass Summarised Results of Post-Tax Net Present Value Estimation	141
Table 19-4	Sensitivity Analysis of Reserve Valuation NPV – Based on Post Tax Results	142
Table 21-1	Number of Employees 2018 to 2021	148
Table 21-2	Health and Safety Statistics	149

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List of Figures

Figure 21-1	Principles of the CRIRSCO Code	144
Figure 21-2	Generalised Conversion of GKZ Reserves to CRIRSCO Mineral Resources and Reserves	147

	Appendices

Appendix A	Qualifications of the Consultants
Appendix B	Maps and Plans
Appendix C	Glossary of Terms

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1	SOUTHERN KUZBASS OPERATIONS – EXECUTIVE SUMMARY

1.1	Introduction

Mechel operates a number of subsidiary companies with operational units and administrative centres in the Russian Federation reporting into a headquarters in Moscow.

•	Southern Kuzbass Coal Company - primarily metallurgical coal with some thermal coal and anthracite

•	Yakutugol - primarily metallurgical coal with some thermal coal and iron ore

•	Korshunovsky Mining Plant – production of iron ore and iron ore concentrate

In the Southern Kuzbass region Mechel owns and carries out underground mining at three operations, open pit coal mining at four operations and coal processing at five operations, in addition to currently developing one additional underground coal operation currently on care and maintenance.

1.2	Property Description

The Southern Kuzbass assets are listed below:

Table 1-1    List of Assets - Southern Kuzbass

Asset	Status	Type	Product / Output	Date of Commencement of Operation
Mining
Krasnogorsky	Operating	Open Pit	Coal	1955
Olzherassky	Operating	Open Pit	Coal	1980
Tomusinsky	Operating	Open Pit	Coal	1960
Sibirginsky	Operating	Open Pit	Coal	1971
Sibirginskaya	Operating	Underground Mine	Coal	2004
Lenina	Operating	Underground Mine	Coal	1948
Olzherasskaya-Novaya	Operating	Underground Mine	Coal	2004
Usinskaya	Care and maintenance	Underground Mine	Coal	—
Processing
Krasnogorsky	Operating	Coal Preparation Plant	Coal	2002
Sibirginsky	Operating	Coal Preparation Plant	Coal	1993
Sibir	Operating	Coal Preparation Plant	Coal	1975
Tomusinsky	Operating	Coal Preparation Plant	Coal	1954
Kuzbasskaya	Operating	Coal Preparation Plant	Coal	1990

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1.3	Geology

Carboniferous, Permian, Jurassic, Neogene-Quaternary sediments and Triassic magmatic formations are distributed across the area.

The productive coal deposits belong to the intermediate (P1pr), Ishanovskaya (P1is), Kemerovskaya formations of the Balakhonskaya (C1-P1) series and to the Tayluganskaya, Gramoteinskaya, Leninskaya formations of the Kolchuginskaya (P2-3) series of the Carboniferous and Permian.

Magmatic formations lie in the coal-bearing sediments in the form of sills and dikes composed of diabases (dolerites).

Structurally, the area belongs to the Prigornoshorskaya and Prialatauskaya zones of the Kuznetsk Basin. The Glavny (Zapadny) Monocline, linear Usinskaya Fold Zone, gentle Nemnigesheskaya Fold Zone, and Vostochny Monocline are the distinctive regional features. The size of Glavny Monocline which is one of the prominent features in the region changes its shape from 14-15 km in width in the south to 6-7 km in the north.

1.4	Reserves and Resources

Table 1-2    Southern Kuzbass CRIRSCO Coal Reserves and Resources as at 1st July 2021

Mine	Mineral Resources		Ore Reserves
	Category	‘000t	Category	‘000t
Krasnogorsky	Measured	172,225	Proved	91,212
Open Pit	Indicated	225	Probable	53,288

LOM	Total	172,450	Total	144,500

Olzherassky	Measured	68,962	Proved	41,350
Open Pit	Indicated	1,431	Probable	28,965

LOM	Total	70,393	Total	70,315

Tomusinsky	Measured	7,979	Proved	4,978
Open Pit	Indicated		Probable	0

LOM	Total	7,979	Total	4,978

Sibirginsky	Measured	113,086	Proved	55,943
Open Pit	Indicated		Probable	55,357

LOM	Total	113,086	Total	111,300

Sibirginskaya	Measured	151,424	Proved	34,111
Underground	Indicated		Probable	17,940

LOM	Total	151,424	Total	52,051

Lenina	Measured	693,509	Proved	18,637
Underground	Indicated		Probable	30,498

LOM	Total	693,509	Total	49,135

Olzherasskaya-Novaya	Measured	208,948	Proved	51,514
Underground	Indicated		Probable	45,529

LOM	Total	208,948	Total	97,043

Usinskaya	Measured	69,823	Proved
Underground	Indicated		Probable

LOM	Total	69,823	Total	0

	Measured	1,485,956	Proved	297,744
Total	Indicated	1,656	Probable	231,578

	Total	1,487,612	Total	529,322

Note    Resources include undiscounted reserves.

Reserves include adjustments for loss and dilution.

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Table 1-3    Southern Kuzbass CRIRSCO Coal Resources by Type as at 1st July 2021

Company	Category	Coking	Thermal	Anthracite	Brown	Total
	Measured	993,819	396,323	95,814		1,485,956
Southern Kuzbass	Indicated	1,253	178	225		1,656

	Total	995,072	396,501	96,039		1,487,612

Note    Resources include undiscounted reserves.

Table 1-4    Southern Kuzbass CRIRSCO Coal Reserves by Type as at 1st July 2021

Company	Category	Coking	Thermal	Anthracite	Brown	Total
	Proved	119,575	124,617	53,553		297,744
Southern Kuzbass	Probable	112,880	88,965	29,733		231,578

	Total	232,455	213,582	83,286		529,322

Note    Reserves include adjustments for loss and dilution modifying factors.

1.5	Mining

Southern Kuzbass has four open pits which all operate with conventional truck and shovel, using drill and blast where required for coal, interburden and overburden.

There are also three operating underground mines using retreat longwall extraction with standard ranging drum shearers, armoured face conveyors and hydraulic powered supports allowing full roof caving behind the faceline.

Usinskaya is on care and maintenance as the mine has not yet been developed.

1.5.1	Historic Production

Historic coal and iron ore production figures are given in the tables below. PMC/IMC has reviewed the forecast production levels and found them to be reasonable and attainable based on these historic results.

Table 1-5    Southern Kuzbass Historic Coal Production

Mine	Coal Production		Overburden
	Year	‘000t	‘000m3	Stripping Ratio
Krasnogorsky Open Pit	2018	3,124	15,392	4.9
	2019	2,964	15,568	5.3
	2020	4,636	23,254	5.0
	2021 (6m)	1,462	5,365	3.7

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Mine	Coal Production		Overburden
	Year	‘000t	‘000m3	Stripping Ratio
Olzherassky Open Pit	2018	681	5,668	8.3
	2019	1,312	11,041	8.4
	2020	1,212	8,843	7.3
	2021 (6m)	372	3,482	9.4
Tomusinsky Open Pit	2018	787	3,518	4.5
	2019	737	3,175	4.3
	2020	911	3,368	3.7
	2021 (6m)	278	974	3.5
Sibirginsky Open Pit	2018	458	4,768	10.4
	2019	2,120	10,179	4.8
	2020	2,348	9,797	4.2
	2021 (6m)	539	3,277	6.1
Total Open Pits	2018	5,050	29,346	5.8
	2019	7,133	39,963	5.6
	2020	9,107	45,262	5.0
	2021 (6m)	2,651	13,098	4.9

Mine	Coal Production		Development
	Year	‘000t	m
Sibirginskaya Underground	2018	463	1,622
	2019	423	1,182
	2020	888	2,657
	2021 (6m)	279	1,192
Lenina Underground	2018	576	1,390
	2019	404	1,453
	2020	394	2,771
	2021 (6m)	225	1,485
Olzherasskaya-Novaya Underground	2018	817	2,706
	2019	730	2,380
	2020	11	6
	2021 (6m)	0	0
Total Underground	2018	1,856	5,718
	2019	1,557	5,015
	2020	1,293	5,434
	2021 (6m)	504	2,677
Total Southern Kuzbuss	2018	6,906
	2019	8,690
	2020	10,400
	2021 (6m)	3,155

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Table  1-6     Southern Kuzbass Historic Saleable Coal Production

Year	Coal Type	Run of Mine			Saleable			Yield %
		‘000t	Ash%	Moisture%	‘000t	Ash%	Moisture%
2018	Coking	4,438	22.6	7.8	3,225	9.5	8.1	38.6
	Thermal	2,303	23.0	7.5	1,388	9.4	7.9	16.6
	Anthracite	1,624	22.7	11.3	800	12.2	8.9	9.6
	Middlings				622	27.6	7.3	7.4
	Untreated				362	16.1	10.2	4.3

	Total	8,365	22.7	8.4	6,397	12.0	8.2	76.5

2019	Coking	5,181	20.9	7.5	3,870	9.2	8.3	44.5
	Thermal	2,386	21.3	6.6	1,589	9.5	8.4	18.3
	Anthracite	1,135	22.7	10.8	542	12.1	8.7	6.2
	Middlings				546	26.8	7.2	6.3
	Untreated				322	18.2	10.4	3.7

	Total	8,702	20.8	7.4	6,869	11.3	8.3	78.9

2020	Coking	4,506	19.6	7.3	3,263	9.0	8.2	33.6
	Thermal	3,190	21.1	6.9	1,870	9.7	8.3	19.2
	Anthracite	2,024	23.0	10.8	893	12.1	9.1	9.2
	Middlings				579	27.0	7.9	6.0
	Untreated				731	18.7	9.2	7.5

	Total	9,720	20.8	7.9	7,336	12.0	8.4	75.5

2021 (6m)	Coking	1,660	23.1	7.5	1,080	9.6	7.8	29.3
	Thermal	1,060	26.4	7.0	610	9.6	8.1	16.6
	Anthracite	962	23.4	10.4	415	12.4	8.4	11.3
	Middlings				335	27.3	7.6	9.1
	Untreated				99	18.3	9.3	2.7

	Total	3,682	24.1	8.1	2,539	12.8	8.0	69.0

1.6	Processing

Southern Kuzbass has five coal preparation plants which process ROM coal from various mines to produce coking concentrate, thermal coal, anthracite, middlings or untreated products.

In general ROM coal is crushed and hand-picked for rock. Heavy-medium separators are used to produce coarse concentrate and waste with secondary heavy-medium hydrocyclones to produce concentrate and waste. Fine material washed from the raw coal and products flow to a thickener for de-watering. At Kuzbasskaya the oversize is cleaned in a jig, producing concentrate, middlings and discard.

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There is some concern about the operational efficiency of the Tomusinsky CPP as detailed in Section 4.13.

1.7	Infrastructure

Electric power is provided through the power grid, which is well established in the Mezhdurechensk area. Power is supplied at 110/35/6kV to the various mines.

Potable water comes from the municipal supply at Mezhdurechensk and process water comes from the open pits. There are also well-developed communication systems

Southern Kuzbass has a well developed road and rail system which services all the assets with national and international air services.

1.8	Environmental Issues

1.8.1	Legislation

The primary legislation governing all phases of exploitation of mineral deposits is the Federal Law on Subsoil, which establishes the basis for the issuing of exploration and mining licences and defines the concept of the rational use of resources. Environmental legislation is enacted by the Federal Law on Environmental Protection, 10.01.2002 (as amended on 02.07.2021) which defines the basic obligations of a natural resource user:

•	Conducting an environmental impact assessment for certain categories of objects and environmental expertise of the project documentation;

•	Compliance with the regimes of natural objects of special protection;

•	Taking measures to protect the environment during activities;

•	Establish sanitary protection zones to protect sensitive features such as water bodies and residential areas;

•	Payment for negative impact on the environment;

•	The need for land reclamation and conservation if applicable.

The standardization procedure and environmental protection conditions are described in key legislative acts including the Water Code, Forest Code, Land Code, Atmospheric Air Protection Law, Law on Protected Natural Territories, Law on Production and Consumption Waste, and others.

Industrial activities are categorised according to their level of negative impact; Category I having significant negative impact on the environment to Category IV objects having a minimum negative impact. Category I facilities are subject to application of BAT (best available technologies) as defined in the relevant, statutory reference books. All facilities of negative impact must be included in the state register. Entry into a separate register (the State Register of Waste Disposal Facilities, GRODO) is required for waste storage facilities, including rock dumps and tailings management facilities.

The main parameters used to assess and manage the levels of impact on environmental components are:

•	Maximum permissible concentrations (MPC) of pollutants such as in the atmosphere, water bodies, underground water, soils and physical effects;

•	Limits or norms of the permissible impacts for air emissions, discharges to water, and waste generation and disposal specific to each operation;

•	Technological standards specified within the designs approved by the State Expertise, typically valid for 5 years.

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1.8.2	Permits

All of the Southern Kuzbass operating facilities are registered as Category I objects having significant negative impact and as such require a basic set of permits and approvals for the use of natural resources, and to establish maximum permissible emissions to atmosphere, discharge of water and waste. There is a delay in registration of some regulatory and permitting documentation, which is mainly related to the approval by supervisory authorities. There are no significant obstacles to obtaining permits. Details of the permits and approvals held by each operation are provided within the relevant sub-sections.

An amendment of the permitting system for Category I facilities, but not yet in force, relates to the replacement of individual permits for emissions, discharges and waste with an integrated environmental permit.

1.8.3	Rehabilitation

Every year the Southern Kuzbass conducts an expert assessment of the obligations to liquidate and dismantle industrial facilities and restore disturbed land within the required framework. A summary of the planned costs for major mining assets is shown in the table below.

Table 1-7    Summary of Planned Costs of Disturbed Land Reclamation

Name	Estimated Liabilities RUB ‘000
Southern Kuzbass PAO	2,815,791

1.8.4	Potential Risks and Liabilities

Southern Kuzbass has been mining coal for a number of years in their various locations. Relatively large areas of land have been disturbed as a result of historical activities and current mining and processing operations. However the activities have not excluded land from other purposes, apart from forestry. There are no areas of special use conditions or protection or indigenous peoples likely to be influenced by the operations.

There is potential for negative impact because of proximity of communities and natural features, such as water bodies, to many of the industrial sites. However there are also positive effects resulting from employment and economic development.

The risks are mitigated by the establishment of sanitary protection zones, measures for dust control, water treatment and storage of mining and processing waste materials, and comprehensive monitoring programmes. Non-process waste is only stored on a temporary basis prior to transporting to authorised treatment or recycling centres. Each main operating area has established environmental protection departments based on the requirements of environmental legislation and staffed with suitably qualified personnel.

All of the mining and processing operations hold the basic package of permits and approvals, most of which are valid. Where permits have expired their renewal is invariably due to delays in the approval process. With some exceptions, PMC/IMC found the operations to be in general compliance with the requirements of the environmental legislation.

The volumes of pollutant emissions at Krasnogorsky, Tomusinsky, and Sibirginsky open pits exceed the standards established within the permits. Consequently, environmental charges are incurred at above the standard rate. Updating of the permitted levels is necessary to reflect the actual situation.

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A number of violation orders have been received from the supervisory authorities particularly with respect to:

•	Spontaneous combustion of overburden dumps at Krasnogorsky and Sibirginsky Open Pits.

•	Reclamation work timeframes (biological phase), lack of state environmental expertise for design documentation and requirements for plans regarding drainage and water drainage are not observed at Tomusinsky.

•	Notice to comply with orders on water use from the Olzheras river before March 06, 2022. However, the Company has raised an objection with explanations and a request to cancel the order.

Plans and actions are in progress to comply with all of these orders.

1.9	Economic Analysis

The coal reserve estimates are supported by a Life of Mine (LOM) plan to 2047. Within the remaining 26.5 years of LOM, the operation is projected to produce an annual average of 17.3 million tons of coal annually with average annual sales of all qualities of 13.7 million tonnes.

Average annual total cost of $623.8 million and a capital expenditure of $77.4 million. The LOM plan will produce an average of $99.0 million in annual cash flow and $718.3 million Net Present Value (NPV) when discounted at 10%.

1.10	Conclusions

PMC/IMC concludes from the independent technical review that:

•	The management’s geological and geotechnical knowledge and understanding is sufficient to support short, medium and long term planning appropriately and operations are well managed.

•	The mine plans consider geological and geotechnical factors appropriately to minimise mining hazards.

•	The Southern Kuzbass mining equipment (either in place or planned in the capital forecasts) is suited to its mine plans and is adequate, with minor adjustments, for the production plans.

•	Coal processing facilities and other infrastructure facilities are capable to continue supplying appropriate quality products to the markets in compliance with the production plans, with the exception of Tomusinsky.

•	The average LTIFR of similar operations in other countries is 6.26 per 1 million of man-hours. The Company’s rate at 1.2 is much better than the average international value and has tended to be stable over the last three years. However the LTISR remains higher than the international averages with 2 fatalities over the period.

•	Environmental issues are managed and there are no issues that could materially impede production nor are there any prosecutions pending.

•	The assumptions used for estimation of the capital and operating expenditures are appropriate and reasonable.

•	The capital and operating expenditures used in the financial models incorporating minor adjustments by PMC/IMC reflect the mine plans, development and construction schedules and the forecast production levels.

•	Special factors identified by PMC/IMC are well understood by the management and appropriate actions to mitigate these risks are being taken. Besides, the mine plans and expenditure forecasts appropriately account for these risks.

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•	The Company’s management operates the management accounting system and is able to monitor and forecast production and cost parameters. The management uses the accounting systems compliant with IFRS standards.

PMC/IMC estimated the post-tax value of Southern Kuzbass coal reserves at US$ 718.3 million at the real discount rate of 10%, the exchange rate of RUB 72.7234 / US $, and the product prices, capital and operating expenditures and production forecasts which are soundly based.

1.11	Recommendations

•	The financial evaluation is based on reserves to 2047. However each asset has reserves based on LOM, which in some cases go beyond this date.

•	Southern Kuzbass and the other Mechel operating subsidiaries should move towards estimating Mineral Reserves and Resources in accordance with the CRIRSCO Code directly without converting from a GZK estimation each year.

•	Future S-K 1300 compliant TRS reports should be based on the fiscal and calandar year.

2	INTRODUCTION

Mechel operates a number of subsidiary companies with operational units and administrative centres in the Russian Federation reporting into a headquarters in Moscow.

•	Southern Kuzbass Coal Company - primarily metallurgical coal with some thermal coal and anthracite

•	Yakutugol - primarily metallurgical coal with some thermal coal and iron ore

•	Korshunovsky Mining Plant – production of iron ore and iron ore concentrate

In the Southern Kuzbass region Mechel owns and carries out underground mining at three operations, open pit coal mining at four operations and coal processing at five operations, in addition to currently developing one additional underground coal operation currently on care and maintenance.

3	PROPERTY DESCRIPTION

The Southern Kuzbass assets are listed below:

Table 3-1    List of Assets - Southern Kuzbass

Asset	Status	Type	Product / Output	Date of Commencement of Operation
Mining
Krasnogorsky	Operating	Open Pit	Coal	1955
Olzherassky	Operating	Open Pit	Coal	1980
Tomusinsky	Operating	Open Pit	Coal	1960
Sibirginsky	Operating	Open Pit	Coal	1971
Sibirginskaya	Operating	Underground Mine	Coal	2004
Lenina	Operating	Underground Mine	Coal	1948
Olzherasskaya-Novaya	Operating	Underground Mine	Coal	2004
Usinskaya	Care and maintenance	Underground Mine	Coal	—

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Asset	Status	Type	Product / Output	Date of Commencement of Operation
Processing
Krasnogorsky	Operating	Coal Preparation Plant	Coal	2002
Sibirginsky	Operating	Coal Preparation Plant	Coal	1993
Sibir	Operating	Coal Preparation Plant	Coal	1975
Tomusinsky	Operating	Coal Preparation Plant	Coal	1954
Kuzbasskaya	Operating	Coal Preparation Plant	Coal	1990

4	SOUTHERN KUZBASS INDIVIDUAL ASSETS, S-K 1300 TRS CHAPTERS 4 TO 15

4.1	Common Regional Items

4.1.1	Regional Geology

Carboniferous, Permian, Jurassic, Neogene-Quaternary sediments and Triassic magmatic formations are distributed across the area.

The productive coal deposits belong to the intermediate (P1pr), Ishanovskaya (P1is), Kemerovskaya formations of the Balakhonskaya (C1-P1) series and to the Tayluganskaya, Gramoteinskaya, Leninskaya formations of the Kolchuginskaya (P2-3) series of the Carboniferous and Permian.

Magmatic formations lie in the coal-bearing sediments in the form of sills and dikes composed of diabases (dolerites).

Structurally, the area belongs to the Prigornoshorskaya and Prialatauskaya zones of the Kuznetsk Basin. The Glavny (Zapadny) Monocline, linear Usinskaya Fold Zone, gentle Nemnigesheskaya Fold Zone, and Vostochny Monocline are the distinctive regional features. The size of Glavny Monocline which is one of the prominent features in the region changes its shape from 14-15 km in width in the south to 6-7 km in the north.

A Geological map of the Kuzbass Region is in Appendix B.

4.1.2	Regional Exploration

Geological exploration and mining operations in the Kuznetsk Basin have been performed since the 19th century. The main exploration method previously employed at the Soviet Union time was core drilling along predetermined exploration lines.

The thickness and structure of the coal seams including coal seam boundaries as well as overburden and interburden interlayers are confirmed by borehole geophysical surveys. Geophysical surveys in the holes were employed across all stages of the exploration work and generally included Resistivity (KS), Monoelectrode Electric Logging (TK), Spontaneous Potential (SP), Electrical Logging (EK), later Gamma Logging (GK), Gamma-gamma Logging (GKK-S), Lateral Log (BTK) methods at depth scales of 1:200 or 1:50. Based on the results obtained, the thickness, structure and composition of coal seams were determined. The groundwater was usually investigated by resistivity and flowmetry methods.

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Topographic surveys during field exploration also identified the coordinates of borehole collars. The data obtained are stored and updated during mining operations. Observations in the operations are continuously performed against the exploration data during coal extraction by Mechel technical teams.

4.2	Krasnogorsky Open Pit

4.2.1	Location and Access

The Krasnogorsky Opencast Mine lies about 10 km to the southwest of the Mezhdurechensk area and immediately to the south and southeast of the Tomusinsky pit. The nearest towns are Mezhdurechensk (2 km to the north-east) and Myski (10 km to the north-west). The railway is located in Mezhdurechensk and the nearest airport (99 km away from the site) is situated in Novokuznetsk.

4.2.2	Topography, elevation, and vegetation

The terrain is mountainous and with absolute elevations +230 m to +610 m. The area is covered by mountainous taiga shrubs and taiga forests.

4.2.3	Climate and the length of the operating season

The climate of the region is extremely continental with cold winters and relatively hot summers. According to Mezhdurechensk weather station, the absolute minimum temperatures are in January (minus 45.5 °C). The average length of frost-free period is 91 days. The average annual precipitation is 1,009 mm. Operating mode is expected to last throughout the year.

4.2.4	Licence and Adjacent Properties

Krasnogorsky open-pit has the following licenses registered by PJSC Southern Kuzbass: KEM 14016 T and KEM 13367 T .. The licence areas have adjacent boundaries within the Sibirginskoye and Tomskoye coal deposits. Presently all licenses are valid and shown in the table below.

Table 4-1	Krasnogorsky Licenses

License Number	Site, Deposit	Registration Date	Expiry	Issued (to)	Type
KEM 14016 T	Deposits Sibirginskoye, Tomskoye, Pole plot of Krasnogorsky open-pit	16.04.2007	31.12.2038	JSC Southern Kuzbass	Exploration + mining, including use of waste from mining and related processing
KEM 13367 T	Deposits Sibirginskoye, Tomskoye, Sorokinsky Site	17.11.2005	01.11.2025	JSC Southern Kuzbass	-//-

The conditions of license agreement are primarily fulfilled under the prerequisites laid down in licenses. The only noticeable record in the licensing documents was the failure to implement mining production level and reaching the project capacity according to the design document as defined by the state authorities.

4.2.5	History

Exploration work was previously carried out in the Krasnogorsky open pit field and Sorokinsky sites which resulted in the approval of the reserves for the geological sites of Kiyzaksky-8 in 1953, Kiyzaksky-9 in 1959, Sibirginsky-8 in 1969, Sibirginsky-7 in 1977, Krasnogorsky open pit (Kiyzaksky-8, Kiyzaksky-9, Sibirginsky-8) in 1978, and Sibirginsky-8 (Seams XXXI-XXXIII) in 1994 under the Russian system.

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The production at Krasnogorsky Open Pit started in 1954. In 2007, the right to use the subsoil block was assigned from Razrez Krasnogorsky AOOT to Southern Kuzbass Coal Company. The raw material base of the project was increased in 2005 with the acquisition of the adjacent Sorokinsky site.

4.2.6	Geology

Krasnogorsky open-pit area is located at Tomskoye and Sibirginskoye coal deposits. “Krasnogorsky open-pit” includes geological areas Kiyzaksky-8, Kiyzaksky-9, Sibirginsky-7 and Sibirginsky-8 sites as defined in the previous Soviet documents. “Sorokinsky” plot includes geological areas Kiyzaksky-9, Sibirginsky-7 and Sibirginsky-8 sites. The productive strata of Krasnogorsky opencast comprises Seam I to Seam XXXV in Ishanovskaya and Promezhutochnaya suites of Lower Permian Verkhnebalakhonskaya sub-series). The seams of interest are Seam XXIV to Seam XXXVI which range in thickness from 0.85 m to 8.4 m. The seams dip to the northwest at 5° to 15°.

The interburden strata consist of cyclical sediments of siltstones or mudstones with some fine grained sandstones. The deposit is disturbed by some low angled thrust faults. Some areas of the seams are also affected by localised igneous intrusive dykes. Syrkashevsky diabase (dolerite) sill is 100-120 m thick and is associated with Promezhutochnaya suite. The sill offshoot intrudes into Seam XXXI and XXXII-XXXIII locally. A stratigraphic column of the coal measures present at Krasnogorsky Open Pit is shown in Appendix B.

The coal grades vary from coking to thermal/anthracite. The existence of the intrusive dyke contributes to high ash content of the seams making the coal suitable for thermal use in the Mechel Southern Kuzbass power plant at Kaltan. In addition, local heat alteration can also contribute to the presence of anthracite grade coal.

4.2.6.1	Tectonic Structure

The sites are structurally located in the monoclinal wing of the Kuznetsk trough. The strata dip at 58 to 158 in a north-northwest direction. Additional folding is expressed in the form of slight undulation. Tectonic faults are usually weakly manifested within the site. Thrust faults with small displacement amplitude up to 5-10 m can be found across the site whilst the overthrust-type disturbances with a displacement amplitude of 5-20 m and their branches are also common. In terms of geological structure, the Krasnogorsky Coal Field and Sorokinsky sites are classified as Group 1, which is simple in accordance with the Classification of the State Commission for Reserves (SCR Classification).

The structural framework of Krasnogorsky site and a cross section is shown in Appendix B.

4.2.6.2	Coal Seams

At the Krasnogorsky Coal Field, the coal-bearing sediments contain 20 coal seams which are mainly: XXIV, XXV, XXVI, XXVII, XXIX-XXX, XXIX, XXX, XXX-a, XXXI (B. ..), XXXI (H. ..), XXXII, XXXII-a, XXXIII, XXXII- XXXIII, XXXIV-a, XXXV, XXIV, XXIVB , XXIVc , and XXV. Their thickness ranges from 0.8 to 11.3 m with varying degree of seam morphology ranging from simple to complex. Only the reserves from 12 seams from this site were put into the state registration system in 2021.

There are 21 coal seams at Sorokinsky site which are namely: XXVI, XXVII, XXIX - XXX, XXIX, XXX, XXXa, XXIX – XXX-XXXa, XXXI B. , XXXIH , XXXII-XXXIIa, XXXIIa, XXXIIa –XXXIII, XXXIII, XXXII-XXXIIa- XXXIII, XXXIV, XXXIVa, XXXIV – XXXIVa, XXXIV – XXXIVa – XXXV, XXXV. Their thickness ranges from 0.9 to 10.6 m with varying degree of seam morphology ranging from simple to complex. Their continuity also varies from relatively regular to irregular. Only the reserves from 14 seams from this site were put into the state registration under the Russian system in 2021.

4.2.6.3	Coal Quality

The coals at Krasnogorsky open pit are divided into thermal T [lean (“sa” under ASTM 380-98a)], and A [anthracite (“an-am” under ASTM 380-98a)] grades.

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Quality characteristics of coals were initially determined at the geological exploration stage and later confirmed through regular sampling programmes during production. Quality characteristics of coals are given in the table below.

Table 4-2	Seam Qualities

Seam	Site (based on 1977 delineation)	V (daf, %)	Ad (%)	Coal grade
Krasnogorsky Coal Field site
XXV	Sibirginsky 8	7.3-10.6	8.9	T
XXVI	Sibirginsky 8	5.5-8.5	9.5	T
XXVII	Kiyzassky 9	11.2	11.8	T
	Sibirginsky 8	2.9-9.6	12.5	T
	According to the materials of operational works	9.2	3.1	T
XXIX-XXX	Sibirginsky 8	1.9-7.7		T, A
XXIX	According to the materials of operational works	5.9	4.2	T, A
XXX		7.8	15.2	T, A
XXXI	Sibirginsky 8	2.1-4.4		T, A
	According to the materials of operational works	6.5	11.8	T, A
XXXII-XXXIII	Sibirginsky 8	2.0-4.0		T, A
XXXII	According to the materials of operational works	2.0	6.3	T, A
XXXIII		1.9	9.6	T, A
XXXIV-XXXV	Sibirginsky 8	4.8-7.7		T, A
XXXIV	According to the materials of operational work	8.6	8.0	T, A
XXXIVa		8.4	4.9	T, A
XXXV		9.5	7.7	T, A

Sorokinsky site
XXV	Sibirginsky -7			T
	Sibirginsky-8	7.3-10.6	8.9	T
XXVI	Sibirginsky-7			T
	Sibirginsky-8	5.5-8.5	9.5	T, A
XXVII	Sibirginsky-7			T, A
	Kiyzaksky-9	11.2	11.8	T, A
	Sibirginsky-8	2.9-9.6	12.5	T, A

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Seam	Site (based on 1977 delineation)	V (daf, %)	Ad (%)	Coal grade
	According to the materials of operational work	9.2	3.1	T, A
XXIX-XXX	Sibirginsky -7			T, A
	Sibirginsky-8	1.9-7.7		T, A
XXIX	According to the materials of operational work	5.9	4.2	T, A
XXX	According to the materials of operational work	7.8	15.2	T, A
XXXI	Sibirginsky-7			T, A
	Sibirginsky-8	2.1-4.4		T, A
	According to the materials of operational work	6.5	11.8	T, A
XXXII	Sibirginsky-7			T, A
	According to the materials of operational work	2.0	6.3	T, A
XXXIIa	Sibirginsky-7			T, A
XXXIII	Sibirginsky-7			T, A
	According to the materials of operational work	1.9	9.6	T, A
XXXII-XXXIII	Sibirginsky-8	2.0-4.0		T, A
XXXIV-XXXIVa- XXXV	Sibirginsky-7			T, A
	Sibirginsky-8	4.8-7.7		T, A
XXXIV	According to the materials of operational work	8.6	8.0	T, A
XXXIVa		8.4	4.9	T, A
XXXV		9.5	7.7	T, A

The density of coal significantly ranges from 1.34 g/cm3 to 2.1 g/cm3 in the strata due to the increased coalification process coupled with increased ash content. The difference between the exploration data and production data in volatile matter and coal ash content is relatively insignificant. The calorific value of the mined and shipped T grade coals varies from 8,319 kcal/kg (11% Aad), to 8,295 kcal/kg (20.8% Aad), and 7,962 kcal/kg (33.7% Aad).

4.2.6.4	Other Geological Considerations

Geotechnical

Geotechnical conditions are characterized by the distribution of rocks with different mechanical properties, among which three groups are distinguished: a) Quaternary sediments incorporating clayey rocks; b) parent coal-bearing rocks affected by weathering; and c) rocks unaffected by weathering.

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The majority of rocks at the site belong to strong and rather strong rocks. The physical and mechanical properties of the rocks and coals were tested by the Tomsk Institute of Civil Engineering between 1975 and 1977.

Hydrogeological

During the exploration phase between 1975 and 1977, hydrogeological work was performed using a cluster of hydrogeological wells at the Kiyzaksky-8 site. The groundwater monitoring has been performed since 1999 across nine observation wells drilled during the field’s development.

Water-bearing units can be observed in Quaternary formations, coal-bearing sediments of the Verkhnebalakhonskaya sub-series and intrusive formations represented by the Syrkashevsky sill and diabase dike (dolerites) at the site.

Actual average annual water inflows to the open pit are 543-905 m3/hour whilst it is not more than 200 m3/hour in winter period. Hydrogeological conditions of the open pit are relatively simple which is corresponding to Group 1 of the Russian system for complexity of hydrogeological conditions.

Average monthly values of water outflow from mine workings are given in the table below.

Table 4-3     Average Monthly Water Make

Krasnogorsky Coal Field, Block, Mine Area	Pumps	Average monthly water outflow (1000 x m3/month)
		2017	2018	2019	2020
Mine Area No. 2	No. 2	307.3	194.5	161.5	334.4
Western Block of No. 4, Mining Section of No.5	No.3	302.5	249.1	252.9	326.5
Eastern block of Mine Area No. 4	No.4	99.0	108.5	10.6	45
Total per open pit		708.8	552	425	705.9

Natural Threats

According to the official documentation submitted to the authorities, the interburden strata is regarded as silicosis hazardous. In addition, the coal seams from the open pit are classified as having insignificant tendency to spontaneous combustion. At Kiyzaksky-9 site, Seam XXXII and the satellites of Seam XXXIII were set on fire during blasting operations, which spread into the inner dumps and caused their combustion in 2005. In addition, intense heating of higher rank coals to 80°, due to the abundance of pyritic sulphur, was observed in the sorted coals at Depot No. 3 in 1994-95, but the combustion was prevented by providing appropriate measures in place.

4.2.7	Exploration Drilling

Krasnogorsk site has been explored systematically since the 1940s and the scale and details of the surveys performed indicates a high degree of exploration.

The average line-to-line exploration distance within the sites is 225-275 m and the average distance between the holes along the lines is 160-280 m. A total of 349 holes were drilled within the open pit boundaries, which are located along 47 exploration lines and 14 profiles. The quality of drilling is determined by core recovery, which varies with the average values of 72-73% for coals and 78-84% for host rocks.

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Table 4-4    Exploration Characteristics

Years of operations	Contractor	Stage of Work, Site names, Main Tasks	Number of Holes	Total Length (m)
Krasnogorsky Coal Field site
1951-1953	Exploration party	Detailed exploration Kiyzaksky-8, coal reserve estimation	62	8,102
1956-1959	Exploration party	Detailed exploration Kiyzaksky-9, coal reserve estimation	82	11,040
1963-1968	Exploration party	Detailed exploration Sibirginsky-8, coal reserve estimation	118	15,456
1975-1977	Exploration party	Detailed exploration Sibirginsky-7, coal reserve estimation	87	12,674
1975-1977	Exploration party	Additional exploration, clarification of outcrops	n/a	633
1975-1978	Exploration party	Additional exploration, Krasnogorsky Open Pit, (Kiyzaksky-8, Kiyzaksky-9, Sibirginsky-8)	n/a	n/a
1992-1994	Exploration party	Additional exploration, Sibirginsky-8 (Seams XXXI-XXXIII), coal reserve estimation	n/a	n/a

Total per site			349	47,905

Sorokinsky site
1951	Exploration party	Search Exploration, Kiyzaksky-8, 9	7	1,508
1955	Exploration party	Search and exploration	2	217
1956-1959	Exploration party	Detailed exploration, Kiyzaksky-9	122	15,916
1963-1968	Exploration party	Preliminary exploration; Detailed Exploration, Sibirginsky-8	177	31,136
1975-1977	Exploration party	Reconnaissance exploration; Preliminary exploration; Detailed exploration for Sibirginsky-7, coal reserve estimation	348	40,652

Total per site			656	89,429

TOTAL for all sites:			1,005	137,334

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The density of the exploration network according to the results of all stages of geological exploration is 12-20 boreholes/km2.

The volume of core samples collected during the original exploration phases amounts to hundreds of samples at the stage of pre-exploration in 1976-78 only. Once more detailed investigations were decided for the target mine location, 796 trench (stratum-differential) samples of coal and rock interlayers, 18 bulk samples of sorted coal from stockpiles of the section, and 24 stratum-industrial (bulk) samples from the benches of the section were taken. Over the period of 1994 to 2005, about 2,380 analyses were conducted to clarify quality and classification parameters of the coals mined along the coal face line and about 38 industrial tests were performed.

Control of quality indicators of run-of-mine coal, quality of produced and shipped commercial products is currently carried out by the Quality Control Division of Southern Kuzbass PJSC in accordance with the developed sampling scheme. The sampling scheme defines sampling locations, product names, sampling methods, types of analyses to which the sample is subject and sampling intervals.

Technical equipment of the Analytical Division at Krasnogorsky open pit mine includes all test and auxiliary equipment and measuring devices required to perform its activities; it is fully staffed with qualified personnel.

According to the Chief Geologist of Southern Kuzbass Coal Company, no estimation of reserves was necessary for the state authorities due to the close agreement of exploration and exploitation data from 2017 to 2020 with the existing data.

4.2.8	Sample Preparation, Analysis and Security

No samples remain from any of the boreholes historically drilled on the properties, some of which may be from many decades ago. The methods and systems employed throughout the exploration of the coalfield areas would have been based on Standards and Protocols laid down by the Ministry of Coal of the former USSR which were inherited by the current Russian Standards.

Coal samples were usually collected from the drill core and subject to proximate and ultimate analyses, sulphur, additional analysis for calorific value and coking properties on many samples. In addition to these, some coal samples were subject to float and sink analysis in order to evaluate the yield for the coal washing process. The rock strength measurements were also recorded for non-coal strata in order to assist mine planning.

A review of the specific methods employed to generate the information under review has not been specifically carried out. However, the Qualified Persons have randomly examined the results of from the historic records. It was found that the method of reporting of the information reviewed is consistent with that found on many other projects throughout the FSU, which have proved to be comprehensive, detailed, and reliable.

According to these records, the samples of the rock overlaying and underlying each seam were also taken from selected boreholes during the exploration campaigns. Depending on the thickness of the coal seams, either a composite sampling or whole seam sampling approach for the cores was adopted as standard both in the former Soviet times or in current Russian standards. Every aspect of seam depth, thickness and quality was recorded and logged from the borehole records. The coal samples were analysed for quality and particularly coking properties where appropriate. Some coal quality trend maps were also created for prediction purposes.

The quality data reviewed has been obtained over a considerable period of time both during the exploration phase and the subsequent operational period of the mine. It is considered that the methods and procedures employed in obtaining representative samples, maintaining an appropriate

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chain of custody, together with sample preparation and subsequent analyses would also have been based on the Standards laid down by the Ministry of Coal of the former USSR and the appropriate GOST Standards. Most of the test-work was carried out by the appropriate accredited State Authorities and the data generated was registered into the appropriate data repositories and holistically used in the evaluation of the deposits.

The usual procedures employing duplicate, dummy, and blank samples together with verification through testing at multiple laboratories might have been employed as part of the Soviet Protocols, but no trace of these original protocols or records lived or survived to date.

Based on experience of similar projects in the FSU, the Qualified Person is of the opinion that the sampling methods and systems employed during the exploration programme and current mining operations will have been carried in a robust and high-quality manner and can be relied upon as a factor in the basis for the estimation of the SK 1300 compliant Reserves and Resources presented in this report.

The current sampling practice in many assets involves taking samples from both at the coal faces and development works by the coal quality department personnel in line with the Russian GOST Standards. A channel sample is usually collected from the production faces in regular time intervals which is one sample per certain length (usually 80 to 120 metres) depending on the prescription defined by the original state documents specifically designed for that particular asset whilst channel samples are collected at every 200-300 m from the development works depending on the asset and design document. Before a sample is obtained from the face, several seam thickness measurements are undertaken to ensure the representative seam thickness for that locality. A good chain of custody practice is in place for both the internal and external samples.

The daily/weekly/monthly samples for production purpose are usually prepared by the local site/laboratory personnel in line with the Russian GOST Standards which dictate a vigorous sample preparation protocol to be followed similar to the international best practice. The Qualified Person’s experience in Russia is that the local coal quality laboratories are usually very tidy, and personnel are generally very competent.

If the samples are for shipment purposes, then an independent third-party laboratory is involved in collecting the samples from the various collection points (stockpiles, train wagon, shipment etc) according to the national and international standards as stipulated in shipment contracts.

Testing

The samples are initially analysed at the local laboratories which can be accredited to the national accreditation procedures for coal analyses whilst the shipment samples can be collected by the independent third-party laboratories that are usually accredited to the international standards). Hence all analytical methods follow either the national standards, some of which also comply with the international standards, or are in line with the international standards. In order to keep the accreditation certificates, the laboratories can be actively involved in the inter laboratory “round robin” exercise for individual analytical procedures.

Results and QA/QC

As the previous exploration campaigns in Soviet times were vigorous and employed a number of QA/QC procedures which were defined in the Russian GOST Standards and were subject to scrutiny in many regional and state committees, the level of accuracy and precision was generally very high. The current practices adapted by the Mechel mining operations reflect this Soviet legacy which requires strict control over the results. This is also reflected in the procedures employed in the shipment samples currently used by the individual Mechel assets.

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Opinion of Adequacy

The Qualified Persons for this report believe that the procedures used in the sampling are adequate for coal/mineral estimation purposes and reporting of coal/mineral resources and reserves.

4.2.9	DATA Verification

Procedures

The majority of the data examined from Mechel assets is typical of the comprehensive borehole data records, seam plans and reserve block definitions, prepared by the former USSR Ministries originally. Based on the Qualified Person’s previous experience elsewhere in the former Soviet Republics, the standards maintained during the exploration campaigns were very thorough and documentation and interpretation were to a high standard as they were undertaken in accordance with the Soviet protocols which are very similar to internationally recognised exploration protocols for:

•	borehole location and deviation;

•	borehole drilling and logging; core recovery and recording;

•	geophysical logging (where appropriate).

However, the reader must note that the borehole co-ordinates are still treated as a state secret in Russia by law, and many mines operate with false borehole co-ordinate; therefore the true co-ordinates cannot be published.

Despite this limitation, in the opinion of Qualified Persons, this information can still be relied upon to provide acceptable base data for the estimation of Mineral Resources in accordance with the SK 1300 criteria.

In order to verify the validity and accuracy of the recorded borehole data and the seam plans, the IMC Personnel who visited the operations in September/October/November 2021 have selected boreholes at random to verify the information displayed on the plans by examination of the original borehole logs and quality data and were satisfied that the accuracy level was acceptable for an SK 1300 assessment. Many of the boreholes were also geophysically logged and the reconciliation logs were shown within the same records. The geophysical logs for the boreholes usually include resistivity, gamma, gamma-gamma, calliper, and other logs at different scales i.e., 1:200, 1:50 and in some cases at 1:20 scale.

Borehole geophysical logging (at least natural gamma, density, sonic, and caliper) was undertaken in the majority of boreholes to determine the coal seam thickness and its continuity. According to the existing technical documentation on either individual sites or the company’s operational headquarters, the core recovery in the majority of cases is more than 70-80% which was acceptable under the Soviet standards.

The seam correlation for each seam at the Mechel assets was undertaken by considering the geological continuity of the seams through their borehole characteristic and geophysical signatures as well as their regional outcrop features and trends. This procedure also included other well-known regional or local markers. Randomly selected boreholes were checked by IMC personnel and were found to verify the data that were shown on the various plans and maps.

In many cases, the mine fields and adjacent areas were drilled by hundreds of boreholes to ensure the seam continuity is well established.

Drilling and coal analyses were conducted to the standards established by the State Authorities in accordance with the detailed protocol outlined above; and the mine areas have well been defined by the boreholes or other exploration tools. Historically, these procedures have proved to be thorough and reliable and can be relied upon in this report too. The mine areas have been classified according to their complexity based on geology, and structural framework and coal quality variation.

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All geological exploration reports are available both in paper and digital format in individual mine offices although much of the earlier data may only exist in paper format. The mine offices have the scanning facilities to convert any hard copy material into digital format. In addition, the geological information and data on each borehole are also stored in the Regional Trusts (for example, Novokuznetsk-based Territorial Trust of Geological Information for the Siberian Federal District). If additional geological information is required, one can apply to the Trusts to get the copies of the data.

The data examined was in good order and some of the hard copies examined randomly were all readable and reasonably preserved. All the relevant data from the past studies was also transmitted into the cross sections, plans, maps, and reports. However, majority of coal quality data collected over the years may still be in paper format or separately kept in electronic spreadsheets. For this reason, no integrated electronic database, which contains all the necessary survey and lithological information for the boreholes, exists in the geological departments.

The plans, maps as well as some cross sections from the previous studies were digitised and stored as picture files and utilised as rasters (images) in AutoCADTM if necessary. Mechel does not use any of the common 3D geological modelling package in any of the operations yet. Most of the data also is available for storage purpose in Excel format.

Previous Audits

Government inspectors also oversee the operations at individual mines by visiting them in regular intervals. These inspectors check and verify the design losses, the priorities, reconciliation of reserves, and the overall health and safety matters in accordance with the design document.

The companies, by law, need to submit their balance sheet for resources and reserves at the end of each calendar year to the Government for taxation and royalty purposes, which require extensive internal and external auditing procedures.

Data Adequacy and State Approval Procedures

The original estimates of the Resources and Reserves for the individual assets have been assessed using the original data held by the State Authorities which were responsible for coal exploration, mine development and coal production in the former Soviet States. The data in the form of original borehole data, coal quality analyses, geological plans and mine working plans were examined by the respective Qualified Persons as defined under the SK 1300 criteria.

The existing data also records annual assessments of the remaining resources within individual mine boundaries, which is a compulsory legal procedure in Russia. This data submitted to the state authorities by various accredited state organisations including the Design Institutes for mine design, was used to make the Qualified Persons’ independent assessment of the remaining resources and reserves. The data was examined, and discussions held with the individual mine geologists and mining engineers to ensure that all the original data generated during exploration and mining are acceptable for resource and reserve estimation purpose.

In addition, a check on coal quality data in various assets showed a good comparison with the reported coal quality and gives confidence that the data can be relied upon.

The computation of the resources is carried out by the method of geological blocks between the cross sections as well as the polygon methods. Resource and reserve estimates include layer intersections based on data from previously drilled wells, and bottom-hole sketches. The reserves were estimated separately for coal seams considering dilution from inseam partings and out-of-seam layers present at the roof and floor of the seams. For this purpose, a number of maps and plans were generated for each seam present in each asset by considering the geological conditions present in each block affecting the resource and reserve estimations. These maps clearly show the block boundaries, borehole locations, surface features, oxidation zones, washout zones, representative seam

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morphology, split lines, faults with their throw amplitude and configurations, other structural elements, minimum, average, maximum seam thickness, thickness of the partings present, seam dip angle, and corresponding minimum coal quality parameters (ash, volatile matter, sulphur, plasticity layer etc.) present in each borehole.

The Qualified Persons consider that the drill data are generally adequate for resource estimation. There are no additional limitations to the exploration data, analyses, or exploration database for use in Resource estimation and declaration of coal/mineral resources and reserves.

4.2.10	Resources Estimation

Resources are stated in the table below as at 1st July 2021.

Table 4-5    Krasnogorsky CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	172,225	225	172,450

Note	Resources include undiscounted reserves.

4.2.11	Reserves Estimation

4.2.11.1	Modifying Factors

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-6    Losses and Dilution

Deposit	Type	Loss %	Dilution %
Krasnogorsky	Open Pit	7.5	15.2
Sorokinsky		7.4	15.2

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-7    Krasnogorsky CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	91,212	53,288	144,500

Note	Reserves include adjustments for loss, dilution and mining parameters.

Reserves are reported as the ROM Ore Reserve assessed for delivery as ROM product to the CPP. The contribution of these reserves to the overall economic performance of the Krasnogorsky integrated operation is dependent on the process separation of a saleable coking coal product. The application of a Process Modifying Factor with respect to the CPP defines Saleable Reserves, based on an average forecasted yield of 66.9%.

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Table 4-8    Krasnogorsky Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	61,021	35,650	96,671

Note	Reserves include adjustments for CPP yield.

4.2.12	Mining Operations

The Krasnogorsky open pit has two blocks, which is divided into three mining areas Sibirginsky-7, Sibirginsky-8, Kiyzaksky-9 forming a contiguous line from southwest to northeast. All the three areas are mined simultaneously by truck, shovel and dragline.

The areas are separated from each other by service roads located between the seams across the strata series. The total length of the working coal face is about 6.4 km involving 16 operational seams. Mining is by adjacent benches across all seams with a uniform advancing coal face line.

Mining development follows the inclined seam and flattening out across the interburden to the adjacent seam with interburden transported to the internal dumps.

Coal from different sections of the open pit is delivered by dump trucks to the Krasnogorsky and Kuzbasskaya coal processing plants. Part of the coal is delivered to storage areas and shipped to consumers as run-of-mine.

Overburden and interburden stripping together with coal mining are contract operations. Blasting is undertaken by a separate specialist contractor.

The principal mining equipment is shown in the table below.

Table 4-9    Krasnogorsky Production Equipment

Equipment	Make	Number
Excavators	EKG	9
	Liebherr/Komatsu	7
Draglines	ESh	7
Drill Rigs	SBSh	2
	Atlas Copco/Sandvik	4
Dump trucks	BelAZ	26

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4.2.13	Infrastructure

Electric power is provided through the AO Elektroset’s connected power grid. Power is supplied from the 110/35/6kV Krasnogorskaya Substation, 35/6kV Tayozhnaya Substation, 35/6kV Uzungolskaya Substation, 35/6kV Sortirovoshnaya Substation, 35/6kV Kiyzakskaya Substation located adjacent to the Open Pit. The current power requirement is 5.1 MW.

Potable water comes from the municipal supply at Vodokanal (Mezhdurechensk). Process water comes from the open pits.

The mines attract water from the Quaternary sediments and Permian rocks. The water make influences equipment choice and hydraulic excavators are preferred in some locations. Waste water and sewage is discharged to the city sewage collection system.

The following buildings are located on the industrial site surface processing and loading facilities, weighbridge building, offices and amenities building (offices, dining, laundry and shower facilities, medical), dispatcher room, boiler house, canteen, water treatment plant, stores and firefighting water tanks.

Current maintenance of mining equipment parts and units is carried out in repair and mechanical section workshops leased by OOO Mechel-Remservis. Mining equipment overhauls are carried out by specialized companies.

4.2.14	Future Plans

The design production capacity is 7 Mtpa but the expected production for 2021 is 3.2 Mt. From 2022 to 2025, it is planned to gradually increase production volumes and reach the design production capacity in 2026.

The volume of stripping operations accounted for by contractors is 30-35 % in the period of 2021 to 2025. Thereafter, the share of third parties decreases with the gradual phase-out of contractors after 2029.

The planned production schedule for the period of 2021 to 2052 is shown in the table below.

The process capacity and production facilities are based on 7 Mtpa. The coal face line, transport infrastructure, water drainage, power supply, and processing of the extracted coal should not constrain the realisation of the projected production until 2052 as shown below.

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Table 4-10    Krasnogorsky Open Pit Planned Production

Item	Units	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	Total

Production	Mt	5.1	5.5	6.0	6.5	7.0	7.0	7.0	7.0	7.0	7.0	6.7	6.7	5.7	4.7	4.7	4.7	4.7	4.0	4.0	3.9	3.8	3.6	3.5	3.1	2.7	2.5	2.2	2.8	2.5	1.8	1.1	144.5
OK	‘000t	0	218	130	64	124	143	130	88	53	302	76	0	12	12	18		12	25	22	20	20	20	20	20	7	0	0	0	0	0	0	1,536
A	Mt	2.4	2.8	3.1	3.6	3.6	3.9	3.5	3.5	4.3	3.2	4.5	4.3	3.4	2.0	2.5	2.3	2.6	1.9	1.9	1.9	1.9	1.8	1.7	1.5	1.3	1.2	1.1	1.3	1.2	0.8	0.5	75.5
T	Mt	2.7	2.4	2.7	2.8	3.2	2.9	3.3	3.4	2.6	3.5	2.1	2.4	2.2	2.6	2.1	2.4	2.1	1.9	1.9	1.9	1.9	1.7	1.7	1.5	1.3	1.2	1.0	1.4	1.3	0.9	0.5	65.5
Total stripping	Mm³	22.6	28.6	30.4	30.0	32.8	35.4	35.4	35.4	35.4	35.4	32.1	29.5	26.1	21.2	21.1	21.1	21.1	17.3	16.9	16.8	14.5	12.6	10.7	9.3	8.9	8.8	8.4	8.7	8.3	5.6	3.3	643.7
Stripping ratio	m³/t	4.4	5.2	5.1	4.6	4.7	5.1	5.1	5.1	5.1	5.1	4.8	4.4	4.6	4.5	4.5	4.5	4.5	4.4	4.3	4.3	3.8	3.5	3.1	3.1	3.2	3.6	3.9	3.1	3.3	3.2	3.1	4.5

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4.2.15	Environmental Permitting and Compliance

Krasnogorsky is registered as a facility with negative environmental impact Category I, certificate of registration December 22 2016, facility code 32-0142-000260- .. The mine has obtained the key environmental permits and licenses, details of which are provided in the table below.

Table 4-11    Krasnogorsky Environmental Permits and Licenses

Name of document	Number and date of issue	State issuing authority	Expiry date
Limits on waste disposal	No. 27 /OTXME of November 1, 2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	February 12, 2023
	2/OTXHOB of May 22, 2018		February 12, 2023

No water is abstracted from natural water bodies
Decision on provision of a water body (the Kiyzak-3 River) for water discharge from outlet No. 4	No.0494/PPT/Cc-07.2014 of July 8, 2014	Department of Natural Resources and Environment of the Kemerovo Region	December 31, 2020*
Decision on provision of a water body (the Tom River) for water discharge from outlet No. 2	No.0870/PPT/Cc-04.2018 of April 3, 2018		March 31, 2023
Decision on provision of a water body (the Kazas River) for water discharge from outlet No. 3	No.1092/PPT/Cc-12.2019 of December 5, 2019		December 31, 2024
Permit for discharge of pollutants into the Kiyzak-3 River (Issue No. 4)	No.4/4BO a/Me of April 22, 2020	South Siberian Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	December 31, 2024
Permit for discharge of pollutants into the Tom River (Issue No.2)	No. 14/3BO a/HOBp of December 29, 2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	January 01, 2024
Permit for discharge of pollutants into the Kazas River (Issue No. 3)	No. 8/2Bo a/Me of December 29, 2018		January 01, 2024

Permit for emission of pollutants into the atmosphere	No. 11/aTMHOBp of 26.12.2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	December 25, 2025
Permit for emission of pollutants into the atmosphere	No. 10/aTMMbIC of December 26, 2018		December 25, 2025
Permit for emission of pollutants into the atmospheric air	No. 17/aTMMe of December 26, 2018		December 25, 2025

*	In accordance with Letter No. 1535- of March 10, 2021, of the Kuzbass Ministry of Natural Resources and Environment, the validity of the decision was extended until December 31, 2022.

S-K 1300

TRS (17)

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The mine has 10 waste disposal facilities all of which are entered into the State Register of Waste Disposal Facilities, including 7 overburden dumps and 3 open pit water sumps.

The State expert commission regarding the project “Adjustment of the Project of Mining and Transportation Part of the Krasnogorsky Open Pit with the Involvement of Sorokinsky Site’s Coal Reserves” No. 164 of March 14, 2016, concluded that the project fails to meet the environmental requirements established by legislation and regulatory documents in the field of environmental protection. A positive conclusion will be required for environmental permit renewals.

4.2.15.1	Rehabilitation

The main measure to reduce the impact on land resources is reclamation of disturbed lands, which is carried out as the developed areas are decommissioned and after the reserves are fully developed. Expert assessment of liabilities for liquidation, conservation, disposal of industrial facilities, reclamation of land and waste dumps related is performed.

Land disturbed by the mining activities is monitored and as of January 1 2021 amounted to 1,271 ha. The production facility has no stockpiled fertile soil layer. According to the project documentation the total volume of land to be reclaimed is 2,636.03 ha from 2020 to 2055.

The progressive reclamation expenditures between 2018 and June 2021 are given in the table below.

Table 4-12    Ongoing reclamation costs 2018 to 2021(6 months)

Phase	Reclamation area and costs
	2018		2019		2020		6 months of 2021
	ha	RUB thous.	ha	RUB thous.	ha	RUB thous.	ha	RUB thous.
Mining engineering	13.84	649	11.83	770	24.09	1,568	38.75	2,523
Biological	6.2	711	10.42	1,580	11.83	1,793	31.59	4,789

As of December 31 2020 Everest Consulting estimated the total cost of work on reconstruction and reclamation of the industrial facilities is RUB 719,4million (adjusted for inflation as of July 4, 2021 - 4.19%).

4.2.15.2	Summary of Potential Risks and Liabilities

The Environmental Safety Department, a separate business unit of Southern Kuzbass Coal Company, is staffed with: 1 department head, 5 leading environmental engineers and 7 environmental safety specialists. The main coordination of environmental management, control activities and monitoring of all mining and processing activities of is carried out by the management of Southern Kuzbass Coal Company.

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The area is heavily developed by the coal mining industry with no nearby protected areas nor designated with special land use conditions. The nearest residential areas are Mezdurechensk and Myski, 2 km and 10 km from the mine respectively. Wastewaters are discharged to three rivers belonging to category 1 or 2 fishery water bodies, which are subject to the most stringent quality standards. The results of the ongoing industrial control and monitoring demonstrate that there is no actual impact on the environment components.

The Company makes payments for negative impact on the environment including payments for excess emissions arising from burning waste dumps in 2019 and 2020. Monitoring of the air at the boundary of the sanitary protection zone indicates that air quality outside the mine area is not affected.

Discharges to water and waste generation in this period were within the levels established in the permits.

An obligation to eliminate emission sources from burning waste dumps before February 01, 2021 was not fulfilled due to the significant area affected and failure to cool the dump in the relatively short time. In 2019 water irrigation and covering the waste dump area with inert material was arranged and this reduced the temperature of the dump surface from 200°C to 63-90°C. In the first quarter of 2022 the mine plans to conduct temperature and gas survey works to study internal ignition sources and provide recommendations for the elimination of spontaneous combustions.

4.3	Olzherassky Open Pit

4.3.1	Location and Access

The Olzherassky open pit is located within the territory of the town of Mezhdurechensk municipal entity, a district of the Kemerovo Region, 13 km away from the town.

The enterprise is represented by four licensed areas: Olzherassky open pit field (KEM 01374 T ), Berezovsky-2 site (KEM 12940 T ), Berezovsky Gluboky site (KEM 01917 T ) which is the incidental coal seams area (extended boundary of Berezovsky-2), and Razrez Raspadsky site (KEM 12939 T ).

The Olzherassky open pit field is represented by three mining sites: Raspadsky, Berezovsky, Sosnovsky which are 4-12 km away from each other. At the Sosnovsky and Raspadsky mining sites, coal reserves are depleted, and the remainder of the resources has been transferred to the Unallocated Subsoil Trust.

The Berezovsky mining site currently has two mining operations (Berezovsky and Berezovsky-2) along the strike of a single strata series.

Razrez Raspadsky site is currently under temporary conservation.

The Berezovsky Gluboky site has yet to come into operation.

4.3.2	Topography, elevation, and vegetation

The access to the facilities of the open pit area is provided by service roads of the enterprise. The topography of the area is confined to mountain-taiga terrain with strongly dissected relief. The relief in the area vary within absolute elevations of +287 m to +561 m. The site is located on the lands of the State Forest Fund. In terms of vegetation, the area belongs to the dark coniferous taiga zone.

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4.3.3	Climate and the length of the operating season

The climate of the mining area is sharply continental, with long winters and short hot summers. The duration of the winter period with snow cover and sub-zero temperatures lasts six to seven months. The minimum temperature in winter is -458c.

The operations at the open-pit continue throughout the year.

4.3.4	Licence and Adjacent Properties

The following is a summary of information on the licenses held by Olzherassky operations.

Table 4-13    Olzherassky Licenses

License Number	Site, Deposit	Registration Date	Expiry Date	Issued (to)	Type
KEM 01374 T	Olzherassky open pit field (Raspadsky, Berezovsky, Sosnovsky), Raspadskoye, Berezovskoye, and Olzherasskoye deposits	12.05.2008	31.12.2029	JSC Southern Kuzbass	Exploration and mining

KEM 12939 T	Razrez Raspadsky Raspadskoye deposit	12.01.2005	30.12.2024	JSC Southern Kuzbass	-//-

KEM 12940 T	Berezovsky-2, Berezovskoye and Olzherasskoye deposits	12.01.2005	30.12.2024	JSC Southern Kuzbass	-//-

KEM 01917 T	Berezovsky Gluboky, Olzherasskoye deposit	20.08.2015	19.08.2035	JSC Southern Kuzbass	-//-

The inspection of the licenses indicated that the terms and conditions of license agreements are generally fulfilled for all licenses. Failure to achieve the level of mineral extraction and the timing of reaching the design capacity envisaged by the current technical design has been noted.

4.3.5	History

Exploration work had previously been carried out in the area of the Olzherassky open pit which resulted in the approval of reserves within the following geological site in the Soviet times:

•	Olzherassky open pit - geological sites Sosnovsky (Protocol No. 1170 of May 24, 1956), Raspadsky (Protocol No. 5970 of January 21, 1970), Berezovsky (Protocol No. 8887 of December 2, 1981);

•	Razrez Raspadsky is a geological site of Raspadskiye IX-XI (SCR Protocol No. 2873 of November 25, 1959);

•	Berezovsky-2 and Berezovsky Gluboky are geological sites approved by SCR Protocol No. 8887 of December 2, 1981, and by TCR Protocol No. 1001 of December 10, 2009;

•	The Olzherassky open pit mine came online on September 1, 1980, on the basis of the open pit sites of the Lenina Mine and Shevyakov Mine. Since October 1, 2007, the Olzherassky open pit is a part of the Open Pit Coal Mining Department, a branch of Southern Kuzbass Coal Company

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•	Berezovsky-2 came into production in 2006. At the Razrez Raspadsky site construction commenced in 2013. At Berezovsky Gluboky, construction has not commenced yet.

4.3.6	Geology

Olzherassky open pit field includes Sosnovsky, Raspadsky, and Berezovsky geological sites as defined by the Soviet technical personnel at the time.

The productive deposits of the Olzherassky open pit field belong to the Balakhonskaya series of the Lower Permian and the Kolchuginskaya series of the Upper Permian. The coal seams of the upper coal and lower coal bearing sequence contains some 1,300 m of mudstone, siltstone, sandstone, and conglomerates layers. In the Beryozovsky zones of the Lower Group, the coal seam geology is complex and variable with some of the coal seams splitting into localised upper and lower leaves and some seams have variable dirt partings. The Quaternary deposits are represented by clays and loams with fragments of bedrock. Their thickness varies from 1-3 m on slopes and in river valleys and ravines up to 5-9 m on watersheds.

Razrez Raspadsky field includes the geological site of Raspadskiye IX-XI. This site commonly includes deposits of the Gramotein Formation of the Yerunakovskaya subseries of the Kolchugin series of Permian age, conglomerate series of Jurassic age and is overlain by Quaternary sediments.

The Berezovsky-2 and Berezovsky Gluboky sites are stratigraphically composed of the Ishanovskaya and Kemerovskaya formations of the Upper Balakhon sub-series of Lower Permian age.

A typical stratigraphic column for the series shown in Appendix B.

4.3.6.1	Tectonic Structure

In terms of geological structure under the Russian classification, Olzherassky, Raspadsky, Sosnovsky and Razrez Raspadsky sites belong to complexity Group 2 which is relatively simple to moderately complex, whilst Berezovsky mining site, Berezovsky-2 and Berezovsky Gluboky are classified as Group 3 which is regarded as complex.

The main tectonic structure within the boundaries of the Olzherassky open pit is the Glavny monocline, which is the eastern flank of the Kuzbass trough.

Within the Raspadsky mining site there is a general monoclinal bedding of rocks, complicated by changes in dip angles from 10 to 25°. The series is characterised by shallow-amplitude tectonics.

At the Sosnovsky mining site, one large fault with an amplitude of 10 m and a number of small thrusts with an amplitude of 3-5 m were observed. In addition, the productive series at dip angles of 8-29° is complicated by flexure-like kinks, which creates a “stepped” type of bedding.

The Berezovsky mining site is characterised by high tectonic disturbance. There are 11 faults with an amplitude from 0.5 to 15 m per 1 km2 which are confirmed by operational work. The main seams occur with dip angles ranging from 24 to 50°. The site is characterised by mergers and splits of coal seams.

Structurally, the coal-bearing sediments of the coal pit at Razrez Raspadsky are part of the Glavny monocline, which extends in a 60 km continuous band from north-east to south-west. The dip of the coal-bearing sediments of the monocline is north-westward, with dip angles within the site of 16°-20° in the southwest and 30°-35° in the northeast. The monoclinal bedding is complicated by localised shallow flexures.

Berezovsky-2 and Berezovsky Gluboky license areas are located in the north-eastern part of the Glavny (Zapadny) monocline and extend in a narrow band in the north-eastern direction. The coal-bearing series is monoclinic with a dip angle of 8-50°, complicated by gentle undulation and a number of large fractures, which are almost parallel. Gently undulating folding is manifested everywhere.

The structural framework and typical cross sections are shown in Appendix B.

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4.3.6.2	Coal Seams

Only Seams 19 and 21 were mined within the Olzherassky (Raspadsky) open pit field and no coal reserves were left on the balance sheet to be reported to the state authorities under the Russian system.

Similarly, Seams XXX, XXVII, XXIVa, and XXIVb were mined at the Olzherassky (Sosnovsky) open pit field and no coal reserves were left on the balance sheet to be reported to the state authorities.

At the Olzherassky (Berezovsky) open pit field, there are seven seams present: III, XI, XII, XIII, XIV, XVI, XVII. Their thickness ranges from 2.0 to 12.0 m with moderately complex degree of seam morphology. They display a rather regular continuity. Only the reserves from five seams from this site were put into the state registration under the Russian system in 2021.

At Razrez Raspadsky, only two coal seams are present: Seam 19 and 21 and the reserves for the state balance sheet for the site contains these two seams.

At Berezovsky-2 and Berezovsky Gluboky sites, 19 coal seams are present namely: III, IIIa, IV, IV-IVa, V, VI, VIb, VIa, VIII, VIII-IX, IX, VIII-IX-XI, XI, XII, XIII-XIV, XVI, XVII, and XVI-XVII. Their thickness ranges from 0.3 to 18.2 m with simple to complex degree of seam morphology. They generally display regular to irregular continuity. Only the reserves from 18 seams from this site were put into the state registration under the Russian system in 2021.

4.3.6.3	Coal Quality

The coals at Olzherassky are typically of coking coals. They are medium to high-ash with high-calorific values, from difficult to easily processed. Under the Russian classification system, they are classified as K [coking, (“hvAb/mvb under ASTM 380-98a”)], KS [coking-caking, (“hvAb/mvb under ASTM 380-98a”)], KO [coking - mearge, (“hvAb-mvb” under ASTM 380-98a)], GJ [gas-fat, (“sub A/ hvCb/ hvBb/ hvAb” under ASTM 380-98a)], SS (Weakly to non-caking).

At Berezovsky-2 and Berezovsky Gluboky, coal processing is difficult to very difficult, rarely medium. Quality characteristics of coals were initially determined at the geological exploration stage and later confirmed through regular sampling programmes during production. Quality characteristics of coals are given in the table below.

Table 4-14    Seam Qualities

Seam	Area	Vdaf, (%)	Ashd, (%)	Russian Coal Classification	CV, (kcal/kg)
Olzherassky open pit field
III	Berezovsky			Q
IV-IVa		23.6	29.5	KO (Coking lean coal)	8,480
VIII-IX		22.3	25.8-28.5	KO	8,400
XI		22.2	14.4	KO	8,600
XII		19.5-24.4	13.7	KO	8,500
XIII-XIV		22.1	13.9	KO	8,600
XVI-XVII		19.5	15.8	KO	8,700
Razrez Raspadsky
19	Borehole data	33.2-39.3 35.7(55)	6.8-22.2 13.2(51)	GJ (Gas fat lean coal)	7,833-8,334
19	Mine workings	35.7	15.0

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Seam	Area	Vdaf, (%)	Ashd, (%)	Russian Coal Classification	CV, (kcal/kg)
21	Borehole data	32.2-39.6 35.8 (37)	8.8-20.4 13.5(30)	GJ (gas fat lean)	7,833-8,334
21	Mine workings	35.8	10.5

Berezovsky-2 and Berezovsky Gluboky
III	Borehole data		11.2	K (coking), KO, SS (weakly-caking)	8,514
III	Mine workings				8,406
III a	Borehole data		10.7	K, KO, SS	8,541
IV			11.8	KO, SS	8,518
IV a			16.5	KS, SS	8,426
IV - IV a			13.4	KO	8,473
IV - IV a	Mine workings				8,369
V	Borehole data		11.2	KO, SS	8,565
V	Mine workings				8,362
VI	Borehole data		10.3	K, KO, SS	8,595
VI a			10.6	K, KO, SS	8,565
VIb			12.0	KS, KO,	8,548
VIII			10.8	KO	8,686
IX			13.0	KS	8,598
VIII - IX			11.6	KS, KO, SS	8,658
VIII - IX	Mine workings				8,365
VIII - IX - XI	Borehole data		11.7	KS, SS	8,432
XI			10.4	KS, KO, SS	8,647
XI	Mine workings				8,409
XII	Borehole data		8.6	KS, KO, SS	8,587
XII	Mine workings				8,542
XIII - XIV	Borehole data		7.5	KS KO, SS	8,572
XIII - XIV	Mine workings				8,557
XVI - XVII	Borehole data		10.0	KS, KO, SS	8,541
XVI			9.5	KS, KO, SS	8,655
XVI-XVII	Mine workings				8,476
XVII	Borehole data		9.1	KS, KO, SS	8,659

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4.3.6.4	Other Geological Considerations

Geotechnical

At Olzherassky, the engineering and geological conditions are characterised by the distribution of rocks with different physical and mechanical properties, among which three groups are distinguished: a) Quaternary sediments incorporating clayey rocks; b) coal-bearing rocks affected by weathering; and c) rocks unaffected by weathering.

Sandstones unaffected by weathering are the most resistant and stable in the open pit sides, and the least resistant are weathered coals and Quaternary rocks.

Hydrogeological

Hydrogeological conditions at Olzherassky open pit field are typically defined by the presence of complex aquifers in the Quaternary deposits and in the bedrock. The Quaternary sediments are mainly distributed as alluvial deposits of the river valleys and eluvial-deluvial formations of watersheds and slopes. The specific flow rates of holes vary from 0.04-0.3 to 1.5-1.8 l/s. The coefficients of water permeability of rocks are up to 25-30 m2/day, less often up to 50-70 m2/day. Below the zone of near surface fracturing, the specific flow rates do not exceed 0.01-0.1 l/s. The groundwater supply is based on local infiltration. The main groundwater flow is directed from watersheds to local drains - rivers. The annual amplitude of fluctuations in the groundwater level is 1.8-2.4 m and depends on seasonal variation precipitation. In terms of chemical composition, groundwater of both productive sediments and alluvium is fresh, with hydrocarbonate with mixed cationic composition.

The estimated water flows at the Olzherassky open pit are as follows: Berezovsky - 65 m3/h (1,560 m3/day), Sosnovsky – 120 m3/h (2,880 m3/day), Raspadsky – 250 m3/h (6,000 m3/day). The total water inflow from three sites: average – 435 m3/h (10,440 m3/day), maximum - 2,190 m3/h (52,560 m3/day).

The water data for the Olzherassky operations is given in the table below.

Table 4-15    Average Monthly Water Make

Field, block, site	Average monthly water outflow, (1000 x m3/month)
	2017	2018	2019	2020
Total per open pit	230	230.5	317	298

The hydrogeological conditions at Razrez Raspadsky were investigated during 1954-1958 and 1986-1994 exploration campaigns which included trials, and cluster pumping tests. The following tributaries of the Usa River, Vostochny Olzheras River and Zavalny, Kushtuboy, and Levy Shchedry streams, flow directly through Razrez Raspadsky. Aquifers and water-bearing complexes occur in Quaternary sediments - undivided Jurassic sediments present in the north-eastern part of the site; and the Permian deposits. The chemical analyses of the water from Permian deposits indicate their high quality and potential for use in domestic and drinking water supply.

Estimated water inflow at the adjacent section mined by OAO Razrez Olzherassky is 494 m3/h.

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49 hydrogeological wells at Berezovsky-2, Berezovsky Gluboky defined the hydrogeological conditions at this site. The loose sediments of watersheds are practically dry, whilst the loose sediments of slopes are slightly watered. The zones of overworked tectonic faults are characterised by significant water content and natural links between the aquifers.

Natural Threats

According to the official documentation submitted to the authorities for Olzherassky, the interburden strata is regarded as silicosis hazardous. In addition, the coal seams from the open pit for tendency to spontaneous combustion are classified as moderate with the exception of Seam III which is regarded as active in terms of spontaneous combustion. The site is classified as hazardous in terms of dust explosiveness.

The interburden strata at Razrez Raspadsky site is regarded as silicosis hazardous. Seams 19 and 20 belong to Group I which is dangerous in terms of spontaneous combustion. The site is classified as hazardous in terms of dust explosiveness.

Similar to the other sites, Berezovsky-2, Berezovsky Gluboky sites were identified as silicosis hazardous whilst Seams VIII, XI, XII, XIII-XIV are classified as prone to spontaneous combustion.

4.3.7	Exploration Drilling

Olzherassky site has been explored systematically since the 1940s and the scale and details of the investigations indicate a high degree of exploration.

The average line-to-line exploration distance at Berezovsky, Berezovsky-2 and Berezovsky-Gluboky is 200 m and the average distance between the holes along the lines is 130 m whilst this was 300 to 400 m and 150-350 m at Razrez Raspadsky respectively. The quality of drilling is determined by core recovery, which varies with the average values of 76-78 % for coals at Razrez Raspadsky and 63 % for coal at Berezovsky-2 and Berezovsky Gluboky.

The density of the exploration network is 57 holes/km2 (Berezovsky), 49 holes/km2 (Berezovsky-2 and Berezovsky-Gluboky), 19 holes/km2 (Raspadsky), 12 holes/km2 (Sosnovsky) and 11 holes/km2 at Razrez Raspadsky. Bed outcrops under loose deposits are traced by pits.

Exploration details are summarised below.

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Table	4-16 Exploration Characteristics

Years of operations	Contractor	Stage of Work, Site names, Main Tasks	Number of Holes	Total Length (m)
Razrez Raspadsky
1954-1958	Exploration party	Initial exploration, Raspadsky VI-XI	27	7,074
1987-1990	Exploration party	Detailed exploration, Raspadsky VI-XI, coal reserve estimation	16	4,192

Total per site			43	112,66

Berezovsky-2 and Berezovsky Gluboky
1949-1955		Initial exploration, Berezovskoye	85	19,730
1962-1978		Detailed exploration, Berezovskoye, coal reserve estimation	453	85,839

Total per site			550	106,909

TOTAL for all sites:			593	116,835

At the Razrez Raspadsky site, analyses for the coal exploration were carried out by the Laboratory of the Kuzbassuglerazvedka Trust (VGO Soyuzuglegeologiya), Kemerovo, and the Central Laboratory of ZSGU in Novokuznetsk. No material discrepancies were identified as a result of internal and external controls.

At the Berezovsky-2 and Berezovsky Gluboky sites, core samples of coal were analyzed in the coal chemistry laboratory of Zapsibgeologiya Production Geophysical Association (PGA), petrographic determinations of coals were made in the coal laboratory and of rocks in the petrographic and mineralogical office of the Central Chemical Laboratory. The technological properties of coals were studied in the laboratories of VUHIN (Sverdlovsk, Novokuznetsk). Coal processing in 10-ton samples was studied in the laboratories of PGO Zapsibgeologiya.

In the process of coal mining, constant observations of changes in the qualitative indicators of coals are carried out. Sampling to determine the quality of coal mined and shipped is being performed both directly from the open pit sides and at coal Stock No. 3 of the QCD, Inspection and Survey Directorate, Southern Kuzbass Coal Company. Chemical analyses are performed in the central chemical laboratory located at the Kuzbasskaya Concentrator (Southern Kuzbass Coal Company).

The analyses were externally controlled in the coal chemical laboratories of Krasnoyarsk and Irkutsk PGAs. The investigations conducted at the Olzherassky open pit in general confirm the data on coal seam quality.

4.3.8	Sample Preparation, Analysis and Security

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.3.9	DATA Verification

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

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4.3.10	Resources Estimation

Resources are stated in the table below as at 1st July 2021.

Table 4-17    Olzherassky CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	68,962	1,431	70,393

Note	Resources include undiscounted reserves.

4.3.11	Reserves Estimation

4.3.11.1	Modifying Factors

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-18    Losses and Dilution

Deposit	Type	Loss %	Dilution %
Olzherassky open pit (Berezovsky area)	Open Pit	10.2	12.4
Razrez Raspadsky	Open Pit	5.1	10.2
Berezovsky-2	Open Pit	4.0	24.1

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-19    Olzherassky CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	41,350	28,965	70,315

Note	Reserves include adjustments for loss, dilution and mining parameters.

The application of a Process Modifying Factor with respect to the CPP defines Saleable Reserves, based on a forecast yield of 77.9%.

Table 4-20    Olzherassky Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	32,228	22,576	54,804

Note	Reserves include adjustments for CPP yield.

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4.3.12	Mining Operations

The Berezovsky and Berezovsky-2 subsoil blocks are adjacent and are mined in the Olzherassky open pit. The working face extracts a number of seams simultaneously with a 400 m wide units extracting coal and interburden from the incrop to a depth of 150 m advancing over a 4,000 m strike length.

Coal from different sections of the open pit is delivered by dump trucks to the Kuzbasskaya and Tomusinsky coal processing plants. Part of the coal is delivered to storage areas and shipped to consumers as run-of-mine.

Overburden and interburden stripping together with coal mining are contract operations. Blasting is undertaken by a separate specialist contractor.

The principal mining equipment is shown in the Table below.

Table 4-21    Olzherassky Production Equipment

Equipment	Make	Number
Excavators	Komatsu	4
	Hitachi	2
Drill Rigs	Sandvik	2
	Atlas Copco	1
Bulldozers	Caterpillar	2
	Chetra	2
Dump trucks	BelAZ	17

4.3.13	Infrastructure

Electric power supply is provided through the Elektroset JSC power grid from the Tomusinskaya substation 110/35/6 kV, Raspadskaya-3 substation 110/35/6 kV, Olzherasskaya substation 35/6 kV and the Bolotnaya substation 35/6 kV. The typical power requirement is approximately 2 MW.

Potable water is supplied by the “Vodokanal” Municipal Unitary Enterprise from Mezhdurechensk town at approximately of 29.27 km³pa. The open-pit water is used for industrial supply .

The following buildings are located on the industrial site surface processing and loading facilities, weighbridge building, offices and amenities building (offices, dining, laundry and shower facilities, medical), dispatcher room, boiler house, canteen, water treatment plant, stores and firefighting water tanks.

Current maintenance of mining equipment parts and units is carried out in repair and mechanical section workshops leased by OOO Mechel-Remservis. Mining equipment overhauls are carried out by specialized companies.

4.3.14	Future Plans

Design production capacity is 4 Mtpa from 2029. Starting from 2023, a sharp increase in production volumes is planned due to commissioning of Berezovsky Gluboky and Razrez Raspadsky subsoil areas, starting from 2025 and reaching the planned production capacity in 2029.

The contract mining and stripping works is 100 % in the period from 2021 to 2024. From 2025 the Company plans to introduce its own machinery with a gradual increase as the new areas build up

The planned production schedule for the period of 2021 to 2047 is shown in the table below.

The process capacity and production facilities are based of 4 Mtpa. The coal face line, transport infrastructure, water drainage, power supply, and processing of the extracted coal should not constrain the realisation of the projected production until 2047 as shown below.

The planned schedule of production for the period from 2021 to 2047 is shown in the table below.

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Table 4-22    Olzherassky Open Pit Planned Production

Item	Units	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Total Production	‘000t	940	3,533	3,434	2,800	2,900	3,200	3,600	3,854	3,925	3,837	3,973	3,911	3,900	3,900	3,900
KO	‘000t	906	3,069	1,970	1,609	1,202	1,070	996	866	732	534	615	729	972	1,050	825
KS	‘000t	15	0	129	318	421	480	579	845	890	775	776	1,231	1,309	1,347	1,538
K	‘000t	0	177	274	233	202	165	161	190	92	84	31	0	0	0	0
SS	‘000t	0	0	0	0	0	33	361	579	902	777	341	0	0	85	144
GZhO	‘000t	0	0	0	200	300	570	920	1253	1,278	1,300	1,300	1,160	1,000	1,150	1,200
OK	‘000t	19	288	1061	439	775	882	583	120	31	368	911	791	619	268	193
Ash content	%	20.0	19.4	20.8	20.2	20.9	21.3	20.7	19.5	19.2	19.9	20.8	20.3	19.7	19.3	18.9
Overburden	‘000m³	7,940	24,975	25,225	29,510	25,690	26,660	25,100	22,200	25,200	25,200	25,200	25,200	25,200	25,086	25,086
Stripping ratio	m³/t	8.4	7.1	7.3	10.5	8.9	8.3	7.0	5.8	6.4	6.6	6.3	6.4	6.5	6.4	6.4

Item	Units	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	Total
Total Production	‘000t	3,900	3,700	3,288	1,300	1,300	1,000	1,000	1,000	1,000	610	610	70,315
KO	‘000t	715	434	495	0	0	0	0	0	0	0	0	18,789
KS	‘000t	1,785	1,905	1,181	0	0	0	0	0	0	0	0	15,524
K	‘000t	0	0	178	0	0	0	0	0	0	0	0	1,787
SS	‘000t	101	62	25	0	0	0	0	0	0	0	0	3,410
GZhO	‘000t	780	780	780	780	780	916	916	916	916	610	610	20,415
OK	‘000t	520	520	629	520	520	84	84	84	84	0	0	10,393
Ash content	%	18.4	18.0	17.3	17.5	17.5	17.5	17.5	17.5	17.5	17.,5	17.5	19.1
Overburden	‘000m³	25,078	23,728	21,232	8,192	8,192	4,018	4,018	4,018	4,018	1,325	1,325	468,616
Stripping ratio	m³/t	6.4	6.4	6.5	6.3	6.3	4.0	4.0	4.0	4.0	2.2	2.2	6.7

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4.3.15	Environmental Permitting and Compliance

Olzherassky open pit is registered with the state accounting as a negative environmental impact Category I facility, certificate of registration No. AOQCODNK of 17.12.2016, facility code 32-0142-000259- .. The Company has obtained the necessary environmental permits and licenses, details of which are provided in the table below.

Table 4-23    Olzherassky Open Pit Environmental Permits and Licences

Name of the document	Number and date of issue	State issuing authority	Expiry date
Limits on waste disposal	No. 28 /OTXME of 01.11.2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	October 12, 2022

Water intake from natural water bodies is not carried out

Decision on provision of water body (Berezovaya river) for water discharge from outlet No. 2	No. 0924/PPT/Cc- 08.2018 of 30.08.2018	Department of Natural Resources and Environment of the Kemerovo Region	December 31, 2023

Permit for discharge of pollutants into the Berezovaya river (outlet No. 2)	No. 7/2BO a/Me of 29.12.2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	January 01, 2024

Permit for emission of pollutants into the atmospheric air	No. 1/aTMME of 28.01.2019	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	December-January 22, 2026

The mine has 12 waste disposal facilities entered into the State Register of Waste Disposal Facilities, including eight waste rock dumps and four water settling basins.

4.3.15.1	Rehabilitation

The main measure to compensate the impact on land resources is reclamation of disturbed lands, which is carried out as the developed areas are decommissioned and after the reserves are fully developed. Expert assessment of liabilities for liquidation, conservation, disposal of industrial facilities, reclamation of land and dumps related to the enterprise’s activities is performed.

The total area of disturbed land as of 01.01.2021 amounted to 1,700.5 ha with 8.6 ha disturbed during 2021. The fertile soil layer is not preserved prior to mining.

According to the design the total volume of land to be reclaimed is 378.71 ha, to be executed from 2021 to 2042. As of 31.12.2020, Everest Consulting LLC estimates the total cost of works on reconstruction and reclamation is RUB 136 million (including inflation as of 01.07.2021 - 4.19%).

Between 2018 and June 2021, 3.2 ha were subject to restoration work at a total cost RUB 643,000.

4.3.15.2	Summary of Potential Risks and Liabilities

There are no nearby lands designated with special use conditions. The mine site is only 800 metre from the town of Mezdurechensk and there is a potential for noise and dust nuisance. The Berezovaya river, a category II fishery water subject to strict quality standards, receives treated wastewater from the pit and surface drainage.

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In accordance with the legislation, payments are made for negative impact on the environment. The actual emissions to air, water discharge and waste generation volumes do not exceed the levels established in the permitting documentation. An additional water settling basin is under construction to further reduce pollutants in the water discharge.

4.4	Tomusinsky Open Pit

4.4.1	Location and Access

The Tomusinsky open pit field is located within the Tomskoye deposit in the south-eastern part of the Kuznetsk coal basin and is located in the territory of the municipal entity (MO) - Mezhdurechensky urban district of the Kemerovo region of the Russian Federation. The nearest settlements are the towns of Mezhdurechensk (1 km to the north-east) and Myski (8 km to the north-west). Access to the facilities of the open pit area is provided by haul roads of the enterprise. Access to the administrative and household services block is via public roads.

Tomusinsky is served by the regional railway of Krasnogorskaya station of Mezhdurechye JSC and adjoins two connecting tracks to Mezhdurechensk station of JSC Russian Railways. Raw materials are then sent to the Kuzbasskaya concentration plant for preparation.

Southern Kuzbass Coal Company does not have its own access roads, THs (transportation hubs) for adjacent tracks and transportation are owned by Mezhdurechye JSC. Railroad tracks are in the lease.

4.4.2	Topography, elevation, and vegetation

The site is located in relatively mountainous part of the region. Relief elevations vary from +120 m to +410 m. The entire area is covered with mountain-taiga shrub vegetation and taiga, partially felled.

4.4.3	Climate and the length of the operating season

Climatic parameters are similar to those of the Krasnogorsky site. The operations at the pit continue throughout the year.

4.4.4	Licence and Adjacent Properties

Area owned by the Razrez Tomusinsky OJSC is mined via the surface mining of the Tomusinsky open pit. The inspection of the licenses indicated that all previously established license conditions have been met. The following is a summary of information on the licenses held by Tomusinsky operations.

Table 4-24    Tomusinsky Licenses

License Number	Site, Deposit	Registration Date	Expiry Date	Issued (to)	Type
KEM 13312 T	Tomusinsky open pit	05.10.2005	31.12.2025	Razrez Tomusinsky OJSC	Exploration and production of minerals, including the use of mining waste and related processing facilities

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4.4.5	History

Exploration works had previously been carried out in the area of the Tomusinsky open pit which resulted in the approval of reserves at the Geological site of the Tomskaya Mine, Tomusinsky 3 and 4 Open Pits, Kiyzaksky 3 and 4 Areas (Minutes No.5848 of 19.12.1969 of the GKZ of the USSR).

The Tomusinsky open pit was put into operation in 1959 and Razrez Tomusinsky OJSC has been the owner of the area since 2005.

4.4.6	Geology

Tomusinsky deposit consists of unproductive sediments of the Kuznetsk sub-series (P2kz) and coal-bearing deposits of the Kemerovskaya suite (P1km) of the Upper Balakhon sub-series. The geological structure of the Tomskoye deposit involves magmatic rocks of the subvolcanic facies of Triassic age in the form of intrusions and dyke, the most prominent feature is the Kiyzakskaya dolerite dyke, 25 - 30 m thick, extending southeastward at an azimuth of 105° - 110°, dipping southwestward at an angle of 75° - 80°.

The coal seams of this lower coal bearing sequence occur in some 500 m of mudstone, siltstone and sandstone deposits. A typical stratigraphic column for the series is shown in Appendix B.

4.4.6.1	Tectonic Structure

In terms of geological structure under the Russian classification, the area belongs to complexity Group 2 which is simple to complex. The area is located in a monoclinal wing dipping in a north-northwest direction. The basic structure of the open pit area is complicated by additional folding and faults. The productive strata have a NE strike, average dip azimuth is 330-350°, dip angle is 5-10°. Additional offshoot folding forms are represented by gentle waves, passing into monoclines and overthrusts. When intersecting the coal seam, fault planes of such overthrusts are very gentle (incidence angle with a seam is up to 10°-15°). As they emerge into the enclosing rocks, the fault planes become much steeper (25°-30°).

A structural framework and cross sections are shown in Appendix B.

4.4.6.2	Coal Seams

Four prominent seams (Seam III, IV-V, VI and VI o.s) are present at the Razrez Tomusinsky site. Their thickness varies from 3.3 m to 10.7 m. The seam morphology ranges from complex to very complex, (e.g., Seam VI splits into an upper and lower leaf). The interburden thickness between the seams is usually between 25 m and 32 m.

4.4.6.3	Coal Quality

Under the Russian GOST Standards, the coals at Tomusinsky are represented by coking grades of KO [coking lean coal (“hvAb – mvb” under ASTM 380-98a)], KS [coking ,weakly caking coal, (“hvAb – mvb” under ASTM 380-98a)], OS (Semi-lean caking coal, (“lvb under ASTM 380-98a”)] and T [lean (“sa” under ASTM 380-98a)].

Table 4-25    Seam Qualities

Seam	Ad, %	Coal grade	Vdaf, %	Plasticity (Y, mm)	CV (daf, kcal/kg)
III	5.6-38.0	KO, T	18.7-41.6	0-19	8,720
IV-V	4.6-46.0	KS, OS, KO, T	17.9-22.9	0-11	8,596
VI i.s.	8.4-28.5	OS, T	19.3-23.0	8-15	8,486
VI o.s.	5.3-24.7	OS, T	14.6-22.4	9-14	8,486

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All seam coals have high calorific value averaging Qdaf- 8,486 – 8,720 kcal/kg with the exception of places where coal is in direct contact with the dolerite dyke that causes the calorific value to be reduced to approximately Qdaf 7,767 kcal/kg.

4.4.6.4	Other Geological Considerations

Geotechnical

Mining and geological conditions of the deposit are complicated due to significant development of faults, shallow folding, fractured rocks and presence of dolerite dykes.

Dolerites differ significantly from sedimentary rocks in physical and mechanical properties. The rocks depending on the lithology can have varying degrees of strength under the Russian Protodiakonov’s strength scale (up to 10): conglomerates 9-10; monolithic sandstones 7-9; siltstones having 4-7, interbedded siltstones and sandstones 5 and coal seams 0.4-3.2. The strength of coal seams within the dolerite influence zone is relatively much higher.

Hydrogeological

Hydrogeological conditions at Tomusinsky open pit field are typically defined by the presence of water-bearing sediments within the eluvial-deluvial complex (edQIII-IV) and Permian deposits (Kuznetskaya, Kemerovskaya suits—P2+P1).

The chemical composition of groundwater from the Permian rocks ranges from moderately hard to hard depending on the content of hydro-carbonate sulphate and magnesium-sodium.

In the north-western part of the open pit where underground mine workings of the Tomskaya mine are present, mining works at the mine were suspended and mine drainage was reduced, which led to a rise in water levels resulting in an increase in water inflows from this pit wall.

In addition, the opening of the mine’s crosscut during development of Seam VI at +100 m level resulted in increased water inflow from the southern non-working pit wall.

Expected water inflows at the expense of groundwater are determined by analytical and balance methods, which are 760 and 897 m3/hour, respectively.

Average monthly values of drainage from mine workings are given in the table below.

Table 4-26    Average monthly Water Make

Field, block, area	Average monthly water outflow, (1000 x m3/month)
	2017	2018	2019	2020
Bolshoy Kiyzak river - 3	175	28.7	0	0
Eastern settling basin	6,703	543.7	472	421
Overall per the open pit	6,879	572.4	472	421

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Natural Threats

According to the official documentation submitted to the authorities, the interburden strata is regarded as silicosis hazardous. The site is also classified as hazardous in terms of dust explosiveness. Furthermore, Seams III, IV-V and VI are classified as prone to spontaneous combustion.

No washouts has been identified in the drilling and the occurrence of washouts is not considered to be a significant geological risk to the continuity of seams in this area.

4.4.7	Exploration Drilling

Exploration works in the area has been carried out systematically since 1940s and details of the surveys indicate a high degree of exploration.

The average line-to-line exploration distance at Tomusinky ranges from 250 to 400 m and the average distance between the holes along the lines is 150 – 250 m. A total of 93 holes were drilled within the boundaries of the open pit, with a total drilled length of 20,311 m. The density of the exploration network was 28 holes/km2. The average core recovery for coal was 73%.

Exploration details are summarised below.

Table 4-27    Exploration Characteristics

Years of works	Contracting organization	Stage of works, name of areas, main tasks	No of Holes	Total Length (m)
1948-1950	Exploration Crew	Detailed exploration, Kiyzaksky 1-4, coal reserve estimation	26	5,447
1950-1954	Exploration Crew	Additional exploration, Usinsky 3-4, Kiyzaksky 3-4	48	12,952
1964-1969	Geological Management	Additional exploration of at Tomskaya mine, Tomusinsky open pit and Kiyzaksky Area 3 and 4	11	690
2000-2001	Geoekos LLC	Study for coal quality	8	1,221

Total for the area			93	20,310

According to the Chief Geologist of Southern Kuzbass Coal Company, no estimation of reserves was necessary for the state authorities due to the correlation of exploration and exploitation data from 2017 to 2020 to the existing data.

The Razrez Tomusinsky area has also been explored in detail and the reserves under the Russian system have been approved and are ready for commercial development. The commencement of the operations is scheduled for 2025.

Core sampling covers all coal seams and beds encountered during drilling. The qualitative characteristics of coals in the laboratories were determined. Until 1954, sample analyses were performed at Kuzbassuglegeologiya Trust, but the sample analyses were later conducted at Zapsibgeologiya Central Laboratory until 1969. West-Siberian Testing Centre was later involved in the investigation the technological samples from the latest campaign between 1998 and 1999 whilst the core samples were analysed at the same laboratory between 2001 and 2002. The coking characteristics were determined at VUHIN.

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4.4.8	Sample Preparation, Analysis and Security

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.4.9	DATA Verification

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.4.10	Resources Estimation

Resources are stated in the table below as at 1st July 2021.

Table 4-28    Tomusinsky CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	7,978		7,978

Note	Resources include undiscounted reserves.

4.4.11	Reserves Estimation

4.4.11.1	Modifying Factors

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-29    Losses and Dilution

Deposit	Type	Loss %	Dilution %
Tomusinsky	Open Pit	8.6	7.7

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-30    Tomusinsky CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	4,978		4,978

Note	Reserves include adjustments for loss, dilution and mining parameters.

The application of a Process Modifying Factor with respect to the CPP yield defines Saleable Reserves, based on an historic yield of 87.3%.

Table 4-31    Tomusinsky Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	4,346		4,346

Note	Reserves include adjustments for CPP yield.

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4.4.12	Mining Operations

The seam working dips vary from 6° to 8°. Seam thicknesses vary. Seam III varies from 7 m to 10 m. Seam IV-V varies from 9 m to 11 m thick. Seam VI from 5.5 m to 6.5 m. The overburden between seams III to IV-V is about 25-28 m and between IV-V to VI is about 28-48 m.

Overburden removal is undertaken using EKG-6,3us, EKG-8us, EKG-12, EKG-8I excavators and RS-4000, dragline excavators ESh-15/90 and ESh-20/90. Mining activities are undertaken using a TEREX RH-90C (7.1 m3 bucket), a Liebherr R 994 (7.9 m3 bucket) and a CAT 390 D (4.1 m3 bucket).

Drilling works are carried out using the 3SBSh-200-60 rotary drilling rigs manufactured in Russia. Blast works are carried out by a contractor.

Coal is transported by BelAZ-7555 (55 tonne capacity) and BelAZ-75138 (130 tonne capacity) dump trucks to the open pit stockpile. BelAZ-75131 (130 tonne capacity) and BelAZ-75306 (220 tonne capacity) are used for waste rock transportation.

All overburden dumps are located within the open pit area. Both bench slope stability angles and overburden slope stability angles are monitored for safety by the Company’s surveyors with the open pit design parameters presented below. No stability issues have been recorded.

The principal mining equipment is shown in the table below.

Table 4-32    Tomusinsky Production Equipment

Equipment	Make	Number
Excavators	EKG	3
Draglines	ESh	2
Drill Rigs	SBSh	3
Bulldozers	Caterpillar	1
Dump trucks	BelAZ	10

Most of the equipment has exceeded its standard service life and that careful maintenance will be required to ensure production rates are maintained as no capital expenditure has been proposed.

Coal is stored at a transportation hub on site from where two lines are available to transport coal from the leased Krasnogorskaya station (owned by third-party Mezhdurechye JSC) to the Kuzbasskaya coal preparation plant. Estimated capacity of the Krasnogorskaya station loading area is 85 cars per day (equivalent to 76 ktpcm). The Southern Kuzbass Coal Company does not have its own access roads as the transportation hubs are owned by Mezhdurechye JSC. Equally the Company does not own its own rolling stock which is leased under contract is available.

No increase in transportation volumes from the Tomusinsky open pit between 2023 to 2026 is not planned; therefore, reconstruction of existing rail infrastructure is not required..

4.4.13	Infrastructure

The surface facilities provided at Tomusinsky open pit are located on the same industrial site and consist of the following: administrative; meeting and household services blocks; truck vehicle building; mechanical maintenance/electrical buildings; repair facilities; pump station building; material loading hoppers and crushing facility; central transhipment building; fire station; warehouse facility; power plant assembly building and boiler plant.

The electrical power supply is provided from Tomskaya substation 110/35/6kV, Myskovsky regional electric power station (branch of the “Inter-Regional High-Voltage Grid Company of Siberia” -

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Kuzbassenergo-RES PJSC), located near the mining allotment of Razrez Tomusinsky OJSC. The power supply to the complex and industrial site of Tomusinsky open pit is supplied from Central Power Distribution Station-6kV “Tomusinskaya” (Elektroset JSC).

Power supply Tomusinsky OJSC at 6kV voltage is distributed from two-transformer substations 110/35/6kV and PS 35/6kV equipped with sufficient capacity.

The source of potable water is supplied via Municipal Unitary Enterprise (MUP) “Vodokanal” and process water is extracted from the Tom River. The firefighting water supply is via 2 tanks with volume of 200 m³ each, replenished from water intake pumping station on the Tom River.

Heating at the industrial site of the open pit is supplied from the boiler plant of South Kuzbassskaya and hot water is supplied to the open pit’s industrial site from the boiler plant.

4.4.14	Future Plans

The mine is only planned to work for another 5 years at the current rate of production as shown in the table below.

Table 4-33    Tomusinsky Open Pit Planned Production

Name	Units	H2 2021	2022	2023	2024	2025	2026	Total
Total Production	‘000t	420	1,000	1,100	1,100	850	508	4,978
OC Grade	‘000t	196	420	836	635	593	508	3,188
KS Grade	‘000t	113	50	0	0	0	0	163
T Grade	‘000t	111	440	265	366	249	0	1,431
OK Grade	‘000t	0	90	0	100	8	0	198

The average stripping ratio for the open pit is 3.7 m3/t.

Tomusinsky open pit is designed to maintain a capacity of t 1.1 Mtpa assuming that parameters such as face line, transport infrastructure, water drainage, power supply, processing of the mined coal bulk, railroad shipment are not capacity constraints.

However the open pit has not delivered planned production targets in the recent past and there are no production plans for the medium-term to long-term for the open pit as each year the technical design is refined in Q3-4 for the approval for the current and subsequent year. As such the accumulated lag in overburden removal could cause an issue in the near future.

4.4.15	Environmental Permitting and Compliance

Tomusinky open pit is registered with the state accounting as a facility having significant negative impact on the environment, Category I, certificate of registration No. AOJFLAJP of 22.12.2016, facility code 32-0142-001003- .. Actualization No. EI6CZ4YF of 01.09.2020 has been carried out in accordance with the coordinate source adjustments, emission composition and introduction of new permit documentation.

The mine has obtained the necessary environmental permits and licenses, details of which are provided in the table below.

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Table 4-34    Tomusinsky Environmental Permits and Licenses

Name of the document	Number and date of issue	State issuing authority	Expiry date
Limits on waste disposal	No. 28 /OTXME of 01.11.2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	October 12, 2022

Decision on provision of water body (Berezovaya river) for water discharge from outlet No. 2	No. 0924/PPT/ CC-08.2018 of 30.08.2018	Department of Natural Resources and Environment of the Kemerovo Region	December 31, 2023

Permit for discharge of pollutants into the Berezovaya river (outlet No. 2)	No. 7/2BO a/Me of 29.12.2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	January 01, 2024
Permit for emission of pollutants into the atmosphere	No. 1/aTMME – of 28.01.2019		January 22, 2026

Water use contract	42.13.01.03.002-P- 3 O-C-2018- 01187/00 of 07.02.2018	Department of Natural Resources in the Kemerovo Region	December 31, 2025

The mine has 2 settling ponds and 2 overburden dumps which are entered into the State Register of Waste Disposal Facilities.

4.4.15.1	Rehabilitation

The land disturbed by mineral development totalled 1,002 ha up to 01.01.2021. The mine has no stockpiled fertile soil layer. In the period 2018 to June 2021 the expenditure on progressive biological reclamation of 6.5 ha was RUB 516,000.

According to the design documentation, 775.8 ha land is to be reclaimed from 2020 to 2026. As of 31.12.2020 Everest Consulting LLC estimated the total cost of restoration work at RUB 184.3 million (including inflation as of 01.07.2021 - 4.19%).

4.4.15.2	Summary of Potential Risks and Liabilities

There are no nearby areas with designated special conditions of land use. Residential areas of the settlement of Mezhdurechensk are 420 m from the open pit and 530 m from the industrial site so there is potential for noise and dust nuisance to the residents. Kiizak river (Bolshoy Kiyzak-3) which receives treated pit water and surface water is a fishery water of the second category, for which the Russian Federation has adopted strict quality standards.

The mine makes payments for negative impact on the environment according to the permitted levels. In the period of 2019 through 2020, additional payments were incurred due to excess emissions from burning in the external pit overburden dumps. With respect to the volume and components of water discharges and waste generation, the levels established in the permits were not exceeded.

Violation Instructions regarding biological reclamation work timeframes, lack of state environmental expertise for the design documentation and requirements of design documentation regarding water

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drainage were not fulfilled by the due date of 04.03.2021. Failure to act on the instruction may result in financial penalties being applied following the next audit by the supervising authorities, but unlikely to lead to any restriction in activities.

4.5	Sibirginsky Open Pit

4.5.1	Location and Access

Sibirginsky open pit is located within the south-western part of the Mrassky geological and economic region of the Kuznetsk coal basin. The nearest large industrial centres are the towns Myski (14 km to the north of the area boundaries), Mezhdurechensk (23 km to the north-east) and Osinniki (25 km to the west); Kazas and Chuvashka settlements (centers of Shorsky national settlement) are 5-7 km to the east. No settlements are located within the mining area. The industrial site and enterprise of the Sibirginsky open pit are connected to the town of Myski by a railway and an asphalted highway. Coal loading from Sibirginsky open pit is transported via the railway station Kurya of Mezhdurechye JSC. The station is located at the industrial site of Sibirginsky open pit, located on the surface technological complex where the coal is loaded into railcars and delivered through Myski station of Russian Railways JSC to Sibir CPP, a length of 17 km.

The length of permanent haul roads at Sibirginsky open pit mine in 2020 is approximately 51.6 km increasing in 2024 to 58.35 km, connecting three geological fields: Kureinskoye, Sibirginskoye and Uregolskoye.

4.5.2	Topography, elevation, and vegetation

The mine area is located in a relatively lower mountainous part of the region. Relief elevations vary from +300 m to +600 m. The entire area is covered with mountain-taiga shrub vegetation and taiga, partially felled. The operations at the pit continue throughout the year.

4.5.3	Climate and the length of the operating season

Climatic parameters are similar to those of the Krasnogorsky site.

4.5.4	Licence and Adjacent Properties

The open pit field is divided into five geological areas: Sibirginsky 1-3, Poimenny, Kureinsky 1-4, Uregolsky 1-2, Uregolsky Novy. The boundaries of Sibirginsky open pit include Sibirginsky Razrez (KEM 13639 T ) and Uregolsky Novy (KEM 01557 T ), which is a continuation (allotment) of coal seams down dip reserves. The inspection of the licenses indicated that the measures for temporary suspension of operations at the Uregolsky Novy open-pit mining area (KEM 01557 T ) have been observed; no mining works are planned in 2021. The following is a summary of information on the licenses held by Sibirginsky.

Table 4-35    Sibirginsky Licenses

License Number	Site, Deposit	Registration Date	Expiry Date	Issued (to)	Type
KEM 13639 T	Sibirginsky open pit, Kureinskoye, Sibirginskoye and Uregolskoye deposits	14.06.2006	31.12.2032	JSC Southern Kuzbass	Exploration and production of minerals, including mining waste and related processing facilities
KEM 01557 T	Uregolsky Novy, Uregolskoye deposit	20.04.2011	20.04.2031	JSC Southern Kuzbass	-//-

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4.5.5	History

Geological exploration had previously been carried out in the area of Razrez Sibirginsky which resulted in the approval reserves under the Soviet System at Sibirginsky 1-3 (1951, 1972), Kureinsky 1-4 (1957), Poimenny (1987) and Uregolsky 1-2 (1985).

The Sibirginsky open pit was put into operation in 1968 and the right to use the subsoil area was re-registered from Razrez Sibirginsky OJSC to Southern Kuzbass Coal Company in 2006. In 2011, the raw material base of the project was increased by obtaining the adjacent Uregolsky Novy area.

4.5.6	Geology

Sibirginsky open pit area is located within Sibirginskoye, Kureinskoye and Uregolskoye deposits. The sediments at Sibirginsky consist of the Sibirginskoye, Kureinskoye and Uregolskoye deposits from the productive Kemerovskaya suite of the Balakhon series, overlain by coal-free deposits of the Kuznetsk sub-series. The lithological composition of productive coal measures is mainly represented by sandstones, siltstones and mudstone which can reach up to 500 m.

A typical stratigraphic column for the series is shown in Appendix B..

4.5.6.1	Tectonic Structure

In terms of geological structure under the Russian classification, the area belongs to complexity Group 2 which is simple to complex. The area is located in the Main (Western) monocline and is characterized by a monoclinal gentle dip of seams at an angle of 6-10°, complicated by additional folding with an increase in dip angles up to 50-60° and faults (overthrusts and concerted thrusts) with various displacement amplitudes.

Uregolsky 1-4 geological area has the most complex structural and tectonic structure and classified as Group 2 under the Russian classification, whilst the Uregolsky Novy area is mainly characterized by seams dipping at an angle of 10-30°, with discontinuous faults, predominantly according to dipping diagonal faults (up to 25 disturbances of different amplitude up to 25 m vertically).

The structural framework and typical cross sections are shown in Appendix B.

4.5.6.2	Coal Seams

Three prominent seams (Seam III, IV-V, VI) are present at Sibirginsky 1-3, Poimenny, and Uregolsky 1-2 geological areas of Razrez Sibirginsky site. Their thickness varies from 3.3 m to 10.7 m. The seam morphology ranges from complex to very complex. The interburden thickness between the seams is usually between 2 m and 64 m.

Three prominent seams (Seam III, IV-V, VI) are present at Sibirginsky 1-3, Poimenny, and Uregolsky 1-2 geological areas of Razrez Sibirginsky site. Their thickness varies from 3.3 m to 10.7 m. The seam morphology ranges from complex to very complex. The interburden thickness between the seams is usually between 2 m and 64 m.

4.5.6.3	Coal Quality

The coal quality of the coals present at Razrez-Sibirginsky under the Russian Standards is typical of KS [coking, weakly caking coal, (“hvAb – mvb” under ASTM 380-98a)], OS Semi-lean caking coal, (“lvb under ASTM 380-98a”)], T [lean (“sa” under ASTM 380-98a)], and TS (lean and caking) grades. The details of the coal quality are shown in the table below.

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Table 4-36    Coal quality characteristics at Razrez Sibirginsky

Seam	Area	VM (daf, %)	A (d, %)	Coal Type	CV (daf, MJ/kg)
I		13.8-18.5 16.7	3.7-14 8.4	OS
III		21.7	14.2		36.38
III		16-19.9 18.1	9.5-22.5 15.8	KS	33.58-36.5 36
III		14.2-17 16	5.4-21 12.5	TS	34.91-36.7 35.95
IV		17.5	13	KS	35.7
IV		16.5-18.5 17.2	10.5-29.3 21.3	TS	35.7-36.25 35.74
IV		11.4-16.6 14.5	3.1-27.1 18	T	33.94-36.5 35.79
VI		16.2-17 16.6	18.3-20.9 19.6	TS	35.87-36.08 35.97
VI		10.5-16.7 14.6	5-31 20.4	T	33.59-36.71 35.96
IV-V-VI		17.7	19.4	KS	35.71
I	Sibirginsky 1 -3	20-22.6	3.3-14.4
I	Kureinsky 1-4-Poimenny	20-26.4	5.8-18.0
I	Uregolsky 1-2	13.8-18.5	8.5-18.8
I	According to mining works	21.1	10.3
III	Sibirginsky 1 -3	18.6-22.2	6.7-11.9
III	Kureinsky 1-4-Poimenny	15.3-20.0	5.5-11.1
III	Uregolsky 1-2	13.0-17.5	5.3-14.8
III	According to mining works	20.7	14.4
IV-V	Sibirginsky 1-3	16 -18.1	8-16.7
IV-V	Kureinsky 1-4-Poimenny	14.6-17	5.5-10.3
IV-V	Uregolsky 1-2	11.4-17.6	7.2-15.1
IV-V	According to mining works	16.9	19.4
VI	Sibirginsky 1 -3	17-17.5	8.0-18.4
VI	Kureinsky 1-4-Poimenny	16.2	9.6-23.9
VI	Uregolsky 1-2	10.5-15.9	4.4-20.5
VI	According to mining works	20.3	18.2

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4.5.6.4	Other Geological Considerations

Geotechnical

Three groups of rocks with different physical and mechanical properties are present at Sibirginsky open pit: Quaternary deposits incorporating clayey rocks; coal-bearing rocks affected by weathering; and rocks unaffected by weathering. Sandstones, unaffected by weathering and igneous rocks will be the most resistant and stable in the open pit walls, and the least resistant are weathered coals and Quaternary deposits.

Hydrogeological

All phases of exploration work also included the hydrogeological investigation which are regarded favourable to mining operations. The average monthly values of drainage from mine workings are given in the table below.

Table 4-37    Average Monthly Water Make

Field, block, area	Production Site No.	Average monthly water drainage, (1000 x m3/month)
		2017	2018	2019	2020
Kureinskoye field (West block) Uregolskoye field	No.1	146	168	174	171
Sibirginskoye field (West + East blocks)	No.3	229	204	201	347
Kureinskoye field (East block + Poimenny)	No.4	495	396	341	593
Uregolskoye field	No.5	103	96

Total for the open pit		973	864	715	1,111

Natural Threats

According to the official documentation submitted to the authorities, the interburden strata is regarded as silicosis hazardous. The site is also classified as hazardous in terms of dust explosiveness. The seams are regarded as prone to spontaneous combustion moderately.

4.5.7	Exploration Drilling

Exploration works in the area has been carried out systematically since the 1940s and details of the surveys indicate a high degree of exploration.

The average line-to-line exploration distance at Sibirginsky ranges from 160 to 340 m and the average distance between the holes along the lines is 160 – 300 m whilst this was 100 – 260 m and 40 – 150 respectively at Uregolsky Novy. More than 1,400 holes were drilled within the boundaries of the open pit, with a total drilled length of 206,409 m. The density of the exploration network was 11-19 holes/km2 at Sibirginsky area and 68 holes/km2 at Uregolsky Novy. The average core recovery for coal was 70%.

Hundreds of samples were taken during the 1969-1985 pre-exploration phase alone. In the process of development, thousands of channel (strata-differential) samples of coal and rock interlayers, bulk samples of sorted coal from stockpiles of the coal pit, strata-industrial (bulk) samples from the coal pit benches were taken and analysed at West Siberian Testing Centre (Novokuznetsk) and Testing Methane Testing Laboratory of “Methane of Kuzbass” CJSC (Leninsk-Kuznetskiy).

The details of the exploration are given in the table below.

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Table 4-38    Exploration Characteristics

Period	Contracting organization	Stage of works, Area Name, Main Tasks	No of Holes	Total Length (m)
Razrez Sibirginsky area
1950-1951	Exploration Crew	Detailed exploration, Sibirginsky 1-3	34	10,197
1953-1957	Exploration Crew	Additional exploration, Sibirginsky 1-3	62	8,102
1947-1949	Exploration Crew	Detailed exploration, Kureinsky 1-4	49	10,008
1955-1956	Exploration Crew	Stripping exploration, Kureinsky 1-4	55	8871
1966-1971	Exploration Crew	Additional exploration, Sibirginsky 1-3, Kureinsky 1-4	167	25,446
1951-1953	Exploration Crew	Prospecting and exploration, Uregolsky 1-2	54	14,189
1978-1980	Exploration Crew	Preliminary exploration, Uregolsky 1-2	69	18,675
1980-1983	Exploration Crew	Detailed exploration, Uregolsky 1-2	738	69,629
1984-1985	Exploration Crew	Exploration works, Poimenny	25	4,880
2005	Zapsibgsolsyomka Ministry of Natural Resources	Exploration works, Sibirginskaya mine	30	16,075

Total for the area			1,283	186,072

Uregolsky Novy area
1951-1953	Exploration Crew	Prospecting and exploration, Uregolsky 1-2	8	2,102
1978-1980	Exploration Crew	Preliminary exploration, Uregolsky 1-2	19	5,143
1980-1983		Detailed exploration, Uregolsky 1-2	120	13,092

Total for the area			147	20,337

TOTAL for all areas:			1,430	206,409

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4.5.8	Sample Preparation, Analysis and Security

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.5.9	DATA Verification

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.5.10	Resources Estimation

Resources are stated in the table below as at 1st July 2021.

Table 4-39    Sibirginsky CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	113,086		113,086

Note	Resources include undiscounted reserves.

4.5.11	Reserves Estimation

4.5.11.1	Modifying Factors

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-40    Losses and Dilution

Deposit	Type	Loss %	Dilution %
Sibirginsky	Open Pit	4.0	14.7
Uregolsky Novy	Open Pit	5.2	18.0

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-41    Sibirginsky CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	55,943	55,357	111,300

Note	Reserves include adjustments for loss, dilution and mining parameters.

The application of a Process Modifying Factor with respect to the CPP yield defines Saleable Reserves, based on an historic yield of 90.3%.

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Table 4-42    Sibirginsky Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	50,517	49,987	100,504

Note	Reserves include adjustments for CPP yield.

4.5.12	Mining Operations

The Sibirginsky open pit mines two license areas, which form a single open-pit field. The Sibirginsky open pit mine field is divided into five mining areas, which are contiguous and located one after the other from southwest to northeast. The total length of the mining face lines is about 7 km.

Currently mining is underway at two sites, Sibirginsky and Poimenny. There are 3 coal seams III, IV-V, VI of grades OS, KS, TS, T on the open pit balance sheet.

The work is carried out on adjacent benches over all seams with a uniform advance of the mining faces.

The mine operates all year-round with two 12-hour shifts; operations are performed by contractors using their own resources for:

•	Drilling;

•	Blasting;

•	Overburden Stripping; and

•	Coal Mining.

The pit is fully developed with access to all overburden and mining faces for all coal seams. The average stripping ratio for the open pit is 7.5 m3/t.

The mining is carried out through a series of benches with removed overburden being placed back into the void behind lowest the coal face. Coal is either placed in dedicated stockpile areas or taken directly to the Sibir CPP.

Mechanical shovels PH-2300, PH-2800, PH-2300, PC-5500, hydraulic excavators PC-2000, PC-1250, dragline excavators ESh-10/70, ESh-15/70, ESh-20/90 are used for overburden removal. Backhoe-type hydraulic excavators (RS-2000 and RS-1250) are used for coal excavation to reduce mining losses and dilution. Draglines move the overburden directly to the dump where applicable.

Dump trucks BelAZ-75306 (220 t capacity), BelAZ-7513 (130 t capacity and BelAZ-7555 (55t capacity ae used for overburden stripping works and BelAZ-75138 (130 t capacity) and BelAZ-7555 (55t capacity) are used for coal mining works.

There are no working face stability issues as rock strengths are good. There are no dump slope stability issues.

The principal owners mining equipment is shown in the table below.

Table 4-43    Sibirginsky Owners Production Equipment

Equipment	Make	Number
Excavators	EKG	3
	Komatsu	5
Draglines	ESh	3

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Coal is transported from the working faces to the coal stockpile where it is processed by a crushing and screening plant. Then it is loaded by EKG loading shovels into railway wagons and transported to Sibir central wash plant.

4.5.13	Infrastructure

The surface facilities of the Sibirginsky open pit mine are located on the same industrial site and consist of the following buildings and structures: administration building; boiler house; fire station; garage facilities; repair workshops; compressor house; process, storage, process and loading facilities; sewage process and pumping facilities; process and utility water pump station; warehouse complex. The facilities of Sibirginsky open pit mine were commissioned in 1992 and no renovation of the buildings and facilities is planned in the immediate future.

Power supply for Sibirginsky open pit mine is supplied via the power grid of Elektroset JSC from 110/35/6kV substation at “Kureinskaya”, 35/6kV substation “Kopshagolskaya”, 35/6kV substation “Poimennaya”, 35/6kV substation “Tabalasskaya”, located on the side of Sibirginsky open pit mine. The power supply to the open pit operation and industrial site is supplied from substation 110/35/6kV “Kureinskaya” with two-transformer substations SS 110/35/6kV and SS 35/6kV, equipped with transformers to facilitate operational capacity.

The domestic and potable supply of “Sibirginsky” open-cast mine is provided via four water wells, and the water is disinfected with ozonators and pumped by two 4K-6 pumps to the open pit site. Cold water supplied from the “Vodokanal” artesian well is heated by water heaters and delivered to the hot water supply system in a closed cycle with a temperature of 60-80°C. The spent heat carrier is returned back to the boiler house.

Production and process water requirements are supplied from the Kureinsky and Sibirginsky sedimentation tanks.

4.5.14	Future Plans

The mine will work steadily over the next twenty five years with adequate reserves at reasonable stripping ratios. Replacement equipment has been identified for procurement in adequate time to prevent interruptions to production.

The volume of stripping operations accounted for by contractors is 85% in the period from 2021 to 2029. Thereafter there will be a gradual phase-out of contractors. Contractors currently account for 100% of the mining operations.

The available facilities are sufficient for sustaining the mine production in accordance with the production plan.

The planned production is shown in the table below.

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Table 4-44    Sibirginsky Open Pit Planned Production

Item	Units	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	Total
Production	Mt	1.8	3.0	3.7	3.9	4.3	4.7	5.1	5.1	5.1	5.1	5.1	5.1	5.1	5.1	4.6	4.5	4.6	4.5	4.4	4.9	4.8	4.1	3.6	3.3	3.0	2.8	111.3
OK	Mt	0.5	0.8	1.2	1.2	1.8	2.4	1.6	1.9	1.6	1.6	1.6	1.6	1.6	1.6	1.5	1.4	1.5	1.5	1.5	1.3	0.8	0.6	0.4	0.3	0.3	0.2	32.3
KC	Mt	1.0	1.3	1.5	1.4	1.5	1.6	2.4	2.4	2.5	2.4	2.4	2.4	2.4	2.4	2.2	2.1	2.1	2.0	2.0	2.2	2.6	2.0	1.8	1.5	1.2	1.0	50.3
T	Mt	0.4	0.9	0.9	1.3	1.0	0.7	1.1	0.7	0.9	1.1	1.1	1.1	1.1	1.1	0.9	0.9	0.9	0.9	0.9	1.5	1.4	1.5	1.5	1.5	1.5	1.6	28.4
Total stripping	Mm³	16.0	27.6	44.9	48.1	48.6	47.7	39.5	39.4	39.0	36.2	34.2	32.7	30.0	27.3	25.4	23.3	21.6	20.7	19.9	19.7	18.9	15.6	13.9	12.5	11.5	10.2	724.4
Stripping ratio	m³/t	8.7	9.2	12.1	12.4	11.3	10.2	7.7	7.7	7.6	7.1	6.7	6.4	5.9	5.4	5.5	5.2	4.7	4.6	4.5	4.0	3.9	3.8	3.8	3.8	3.8	3.6	6.5

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4.5.15	Environmental Permitting and Compliance

Sibirginsky open pit is registered at the state accounting as an object that has a negative impact on the environment category 1, registration certificate b/n object code 32-0142-000258-P (actualization No. 504381 dated June 23, 2021). The mine holds the key environmental permits and licenses, details of which are provided shown in the table below.

Table 4-45    Sibirginsky Environmental Permits and Licenses

Name of the document	Number and date of issue	State issuing authority	Expiry date
Limits on waste disposal	No. 6/OTXMblC dated November 30, 2018.	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	November 30, 2023.

Water intake from natural water bodies is not carried out
Decision on provision of water body (creek. Tabalas) to discharge water from outlet No. 1	No. 1097/PPT/Cc-12.2019 dated December 26, 2019.	Department of Natural Resources and Environment of the Kemerovo Region	December 31, 2034.
Decision on provision of water body (river Mras-Su) for water discharge from outlet No. 2	No. 0484/PPT/ Cc 05.2014 dated May 22, 2014		May 31, 2024.
Decision on provision of water body (Mras-Su river) for water discharge from outlet No. 3	No. 0631/PPT/Cc-09.2015 dated September 01, 2015.		December 31, 2029.
Decision on provision of water body (river Mras-Su) for water discharge from outlet No. 4	No. 1193/PPT/Cc-10.2020 dated October 01, 2020.		December 31, 2035
Permit for discharge of pollutants into the creek. Tabalas (outlet No.1)	No. 3/1water/Mys dated August 28, 2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	July 18, 2023.
Permit for discharge of pollutants into the Mras-Su river (outlet No.2)	No. 3/2 water/Mouse dated August 28, 2018.		July 18, 2023.
Permit for discharge of pollutants into the Mras-Su river (outlet No.3)	No. 4/3 water/Mys dated October 15, 2016.		September 18, 2021
Permit for discharge of pollutants into the Mras-Su river (outlet No.4)	No.1/1 water/Mys dated October 01, 2020.		December 31, 2024.
Permit for emission of pollutants into the atmosphere	No. 7/aTMMbIC dated November 28, 2018.		November 27, 2025.

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Conclusions of the State Expert Commission of the State Environmental Expertise were received for:

•	adjustment of the mining and transportation part of the project No. E1/365 dated December 10, 2006 validity December 01, 2023,

•	project of reclamation of disturbed lands No. 1632-E dated December 22, 2017. (validity period 5 years).

The mine has 13 waste disposal facilities entered into the State register of waste disposal sites, including 11 waste rock dumps and 2 basins for pit water.

4.5.15.1	Rehabilitation

The total amount of land disturbed by mineral resource development, as of 01.01.2021, amounted to 2,372.27 ha. No further land disturbance occurred during 2021. There is no stockpiled fertile soil layer.

According to the project design, the total volume of disturbed land is 2,092.68 ha to be reclaimed between 2020 and 2045. Expenditure on ongoing reclamation between 2018 and June 2021 amounted to RUB 2.2 million for a total of 32.4 ha.

As of December 31, 2020 Everest Consulting LLC estimated the total cost of works on reclamation of the site at RUB 922.4 million (including inflation as of July 01, 2021 - 4.19%).

4.5.15.2	Summary of Potential Risks and Liabilities

There are no nearby lands designated with special use conditions. The 3 nearest residential areas lie between 300 and 800 m of the site and are potential receptors of airborne pollutants and noise nuisance. The Mras-Su river (outlet No. 2, 3, 4) and the Tabalas brook (outlet No. 1), which receive the mine’s treated wastewaters, are in the highest category fishery water bodies for which the most stringent quality standards are adopted.

Between 2019 and 2020, additional environmental charges were incurred for emissions above the permitted levels due to burning overburden dumps. The permitted levels have been observed In terms of water discharge and waste generation. Air monitoring at the boundaries of the sanitary protection zone indicates that air quality standards are maintained.

Orders were issued to implement measures to eliminate emission sources from the overburden dumps, as well as to comply with the requirements of the technical design in terms of ensuring the established production levels. The deadline for fulfilment of obligations is February 10, 2022. In August 2020, water irrigation was arranged to cool the Vnutrenny-2 waste dump.

4.6	Sibirginskaya Underground Mine

4.6.1	Location and Access

Sibirginskaya mine field is situated within the boundary of municipal district “Myskovsky urban district”. There are no settlements within Sibirginskaya mine field. Myski (town) is situated 5 km away to the North-West, Mezhdurechensk (town) is situated 11 km away to the North-East. The area is connected with the towns by an asphalt motorway and by railway via loading facilities of Sibirginsky opencast.

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4.6.2	Topography, elevation, and vegetation

The landscape is lower relief where the elevations vary in the range +230 m to +600 m. Land surface gradients are normally 20-30°, reaching 40-60°.

4.6.3	Climate and the length of the operating season

The surface of the mine field is covered with forests and is characterized by strongly rugged forms of the landscape. The operations at the pit continue throughout the year.

4.6.4	Licence and Adjacent Properties

Sibirginskaya mine has the following licenses registered by PAO Southern Kuzbass: KEM 12917 T , KEM 15463 T , KEM 01914 T , and KEM 13639 T .. License KEM 13639 T for coal extraction issued to Sibirginsky opencast also details an area for underground mining where the reserves will be extracted by Sibirginskaya mine. Main licenses for Sibirginskaya mine are KEM 12917 T and KEM 13639 T which cover the reserves for underground mining. Licenses for Sibirginsky 2 and Sibirginsky 3 areas were received by the license holder for the construction of permanent workings. License areas have adjacent boundaries within Sibirginsky, Tomsky, and Kureinsky coal deposits and are mined underground by Sibirginskaya mine only. Despite a complicated configuration of licenses, they do not overlap but amend each other ensuring safe operations.

The details of the licenses held at Sibirginskaya mine are given in the table below.

Table 4-46    Sibirginskaya Licenses

License No	Site, Deposit	Registration Date	Expiry Date	Issued (to)	Type
KEM 12917 T	Sibirginskoye and Tomskoye deposits, Sibirginskaya mine area	17.12.2004	15.12.2024	JSC Southern Kuzbass	Exploration + mining of minerals

KEM 15463 T	Sibirginskoye and Kureinskoye deposits, Sibirginsky 2 area	17.12.2012	14.12.2032	JSC Southern Kuzbass	-//-

KEM 01914 T	Sibirginskoye and Tomskoye deposits, Sibirginsky 3 area	19.08.2015	19.08.2035	JSC Southern Kuzbass	-//-

KEM 13639 T	Kureinskoye, Sibirginskoye, and Uregolskoye deposits, Sibirginsky Opencast	14.06.2006	31.12.2032	JSC Southern Kuzbass	-//-

4.6.5	History

Sibirginskaya mine is an extension of Sibirginsky opencast. The underground mining operations started back in 2002. The design capacity of the mine varied 930 to 2,600 ktpa. The findings of the exploration conducted in the earlier years were repeatedly used to approve the coal reserves on Sibirginsky 1-3 and 4-6 geological areas under the Russian system.

4.6.6	Geology

Productive deposits of the area belong to Kemerovskaya strata (P1kr) of Verkhnebalahonskaya sub-series of Balahonskaya series of the Lower Permian period. The coal seams of this lower coal bearing sequence occur in some 500 m of mudstone, siltstone and sandstone deposits close to the base of Kuznetsky Coal Basin. The thicker seams tend occur at the top of the sequence. This lower part of the coal bearing sequence has also been affected by an igneous intrusion in some places. The coal seams

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occurring in this lower coal bearing sequence vary in thickness from less than 0.50 m to greater than 10 m and some seams have variable partings. The roofs and floors consist of siltstones or mudstones with localised fine sandstones.

A typical stratigraphic column for the series is shown in Appendix B.

4.6.6.1	Tectonic Structure

The area is situated within Sibirginskaya fold and East wing of Kureinskaya fold which is characterized by a consistent flat formation with a dip angle of 3-11° to the north-west. At lower levels of the mine (levels +75 – +50 m) the structure is more complex due to compressive thrust faults which are related to folds which are commonly oblique to the thrust geometry. The direction of main development headings is commonly aligned along fold axes. The dip angles of displacements are flat and usually do not exceed 10-158.

Faults usually dip to the south-east. The displacement amplitude of the faults usually ranges from 0.8 m to 15.5 m. Faults with an amplitude of more than four metres are significant impediments to underground operations. Mining operations have encountered more than 20 faults with an amplitude under 8 m which were not identified at exploration stage. Despite many tectonic elements being present at the site, the structural complexity is still classified as Group 1 under the Russian system.

Structural framework and typical cross sections are shown in Appendix B.

4.6.6.2	Coal Seams

Twelve coal seams are present in the area, but only four seams are listed with the national resource/reserve register system. These are Seam I, Seam III, Seam IV–V and Seam VI. The seam morphology ranges from complex to very complex. The interburden thickness between the seams is usually between 34 m and 45 m.

4.6.6.3	Coal Quality

The coal quality for the coal seams present at Sibirginskaya seam are typical of K [coking, (“hvAb/mvb under ASTM 380-98a”)], OS (semi-lean caking coal, (“lvb under ASTM 380-98a”)], and KS [coking, weakly caking coal, (“hvAb – mvb” under ASTM 380-98a)]. They are typically of low phosphorous (0.033 to 0.07%) and low sulphur coals (0.26 to 0.52%). Coal ash in seam No III is characterized by aluminosilicate composition which consists of 30.8 to 34.9% of silica and 23.5 to 28.2% of alumina. The details of coal quality are given in Table 4-47.

Table 4-47    Seam Qualities

Coal seam	Type	AdY, %	Ad , %	Vdaf , %	Plastometric indices (mm)
					X	Y
I	K	7.0	7.0	22.14	8	17
III	OS	9.8	12.1	20.3	21	10
IV-V	KS	14.0	22.6	17.8	18	7
VI	KS	12.5	19.9	16.8	20	6

4.6.6.4	Other Geological Considerations

Geotechnical

Physical and mechanical properties of bedrock were studied by laboratory methods based on the samples taken from the borehole cores, and by sonic logging method. The quality of the sampling method and the findings of laboratory analysis have provided a true and fair understanding of the

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behaviour of coal seam roof and floor during underground operations. The main roof of coal seams has a “intermediate” collapsing behaviour, the immediate roof is stable and semi-stable. The immediate floor has no tendency to heaving.

Hydrogeological

All phases of exploration work also included hydrogeological investigation the results of which are regarded favourable to mining operations. Forecast water influx defined in the geological report dated 2008 are confirmed by actual water influx to the mine during 2020 and the first half of 2021. The original investigation included pump tests from 12 single boreholes and cluster of boreholes. Specific discharge, depending on the testing depth varied 0.03 to 0.55 l/s. The average monthly values of drainage from mine workings are given in the table below.

Table 4-48    Average Monthly Water Make

Field, block, area	Area No.	Average monthly water drainage, (1000x m3/month)
		2017	2018	2019	2020	1st half of 2021
Total for the mine		231	236	339	283	274

Natural Threats

According to the official documentation submitted to the authorities, the interburden strata is regarded as silicosis hazardous. The site is also classified as hazardous in terms of dust explosiveness. Methane content of coal seams on dry ash-free mass basis increases with depth and its value at elevation +200 m is 6-15 m3/t, at +100 m is 15-22 m3/t, ±0 m is 21-26 m3/t, and at -100 m (abs.) reaches 25-29 m3/t.

Coal seams tend to outbursts and belong to hazardous category at depth 150 m from the surface. Starting from elevation +150 m. Seam III particularly belongs to hazardous category based on sudden outbursts.

No washouts have been identified in the drilling and the occurrence of washouts is not considered to be a significant geological risk to the seams in the Sibirginskaya Mine area.

4.6.7	Exploration Drilling

Exploration works in the area has been carried out systematically since the 1940s and details of the surveys indicate a high degree of exploration.

The average line-to-line exploration distance at Sibirginsky ranges from 250 to 600 m and the average distance between the holes along the lines is 250 – 500 m. A total of 88 holes were drilled within the boundaries of the site, with a total drilled length of 38,706 m. The density of the exploration grid was 13 holes/km2. The average core recovery for coal was 88%.

More than 125 samples were analysed to define the qualitative and classification parameters of coal.

The details of the exploration are given in the table below.

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Table 4-49    Exploration Characteristics

Stage of works, Area Name, Main Tasks	Period	Contractor	No of Holes	Total Length (m)	Average Depth (m)
Detailed exploration at Sibirginsky areas 1-3	1949-1951	Mrass GRE of Trust Kuzbassuglerazvedka	3	881.7	293.9
Detailed exploration at Sibirginsky areas 4-6	1950-1952	Mrass GRE of Trust Kuzbassuglerazvedka	4	1,357.6	339.4
Extended exploration at Sibirginsky areas 1-3	1966-1971	Tomusinskaya GRP of Trust Kuzbassshahto-geology	15	5,167.5	344.5
Prospecting at Tomsk site	1976-1979	Usinskaya GRP of Yuzhno-Kuzbass GRE ZSGU	5	2,210	442
Pre-exploration at Tomsk site	1978-1982	Usinskaya GRP of Yuzhno-Kuzbass GRE ZSGU	22	10,895	495.2
Local survey for permanent mine workings	2005-2006	GRUGP Zapsibgeolsemka, Ministry of Natural Resources, Russia	11	3,610	328.2
Exploration at Sibirginskaya Mine area	2005-2006	GRUGP Zapsibgeolsemka, Ministry of Natural Resources	25	13,544.2	541.8
Exploration at Mrass area	2006-2007	LLC “Nedra Kuzbassa”	3	1,040	346.7

TOTAL:			88	38,706	439,8

4.6.8	Sample Preparation, Analysis and Security

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.6.9	DATA Verification

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.6.10	Resources Estimation

The Resources are stated below as at 1st July 2021.

Table 4-50    Sibirginskaya CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	151,424		151,424

Note	Resources include undiscounted reserves.

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4.6.11	Reserves Estimation

4.6.11.1	Modifying Factors

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-51    Losses and Dilution

Deposit	Type	Loss %	Dilution %
Sibirginskaya	Underground Mine	22.8	22.8

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-52    Sibirginskaya CRIRSCO Reserves as at 1st July 2021.

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	34,111	17,940	52,051

Note	Reserves include adjustments for loss, dilution and mining parameters.

The application of a Process Modifying Factor with respect to the CPP yield defines Saleable Reserves, based on an historic yield of 90.3%.

Table 4-53    Sibirginskaya Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	30,802	16,200	47,002

Note	Reserves include adjustments for CPP yield.

4.6.12	Mining Operations

There are seams I, III and IV-V-VI in the boundary of mine. Coal seam dip angles vary 3° to 13°, the seam thickness varies 0.7 to 20.0 m. Currently seam III is being extracted and has a thickness 3.5 to 4 m.

The mine is served by four main drifts, the conveyor drift, the transport drift, a ventilation drift and a boundary drift, situated in the central site in an old open pit highwall. Major capital roadways involved in the mining area access and development are supported by yielding arch supports. Roof and rib lining is by concrete.

Longwall mining along the strike is practiced. Currently the mine is practicing top and bottom slicing of the thick seam III. Development work is progressing on driving roadways in the bottom of the seam at natural floor level to provide access for the second slice. It is planned to leave about 2 metres of roof coal in place when working the second slice. This is recovered by a powered roof support mounted goaf conveyor as it caves behind the supports. Barrier pillars are left in place between panels.

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There are no major geotechnical issues and the roof strata are able to be drilled for support by resin anchored roof bolts. The seams are classified as hazardous for coal/gas outbursts below the 150 m depth level. The mine is classified as hazardous for rock bumps below the 150 m depth line.

The mine employs a standard longwall set up with 250 m wide face panels. These are fitted with Chinese powered roof supports, a Polish DERD shearer and a Russian AFC and stage loader/crusher.

Development is by roadheaders. The mine uses Russian 1-GPKS models.

Roadways are supported either on Russian KMP 27 kg/m TH profile steel arches set at 0.5 or 0.8 m intervals or on roofbolting, employing full column resin anchored tensioned steel bolts and roof and side mesh.

Table 4-54    Sibirginskaya Production Equipment

Equipment	Type	Number	Comment
Shearer	Polish FAMUR FS-400	1	For seams III and IV-V-VI
Mechanised roof supports	Chinese ZY9000/21/43	170
Plough system	German DBT GH-38ve/5.7	1	For seam I
Mechanised roof supports	Glinik-175/15	170
Roadheaders	Russian KP-21 and KSP-33	8	For seams I, III and IV-V-VI

All mineral is conveyed directly to the surface using a mixture of Russian high powered belt conveyors of 1,200 mm width. Coal is stored adjacent to the main incline entrances. A radial ROM stockpile stacker is in use. The ROM coal is trucked to the main opencast site for onward transportation for processing at the Sibir CPP.

Methane makes are typical for the region with about 6-9 m3/t at about 150 m depth and 15-17 m3/t at about 200 m depth. Three surface degassing stations at the mine are using borehole drainage with an underground pipe network. Long-hole in-seam degassing is practiced. Recovered gas concentrations are poor and the methane is expelled straight to atmosphere.

The underground environment is fully monitored using the Russian Granch computerised system. This is a typical modern industry standard monitoring system controlled from the surface control room with real time readouts of all remote sensors. All headings, machinery and roadways are sampled continuously for methane and carbon monoxide in addition to the normal hand-held digital detectors used by supervisors and engineers.

The seams are liable to spontaneous combustion. A continuously running 1,000 m3/hr mobile unit nitrogen inertisation plant and pipelines are in place to pump nitrogen gas into three underground dispersal points for introduction into working faces in the event of a heating development. Foam injection is practiced at fault zones and along gate road ribsides for sealing. In addition, 500 kg of stonedust is blasted by compressed air into the longwall goaf each shift.

The seams are classified as hazardous for coal/gas outbursts below the 150 m depth level and advance holes are bored into drivage faces. Coal dust is an issue and the roadways were well stonedusted to minimise explosion risk and roadway dust deposits are regularly sampled for inert dust content. Water explosion barriers are employed.

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All cap lamp batteries are fitted with manpower location chips. Underground positioning is updated in the control room monitoring system in real time as workers are located by the underground sensor network.

4.6.13	Infrastructure

The power supply comes from the Myskovskaya substation 110/35/6 kV “, Mezhdurechenskaya substation 220/110/35/6/6 kV which belongs to MRSK “Sibir” and JSC “Elektroset, then from substation “Kureinskaya” 110/35/6 kV 2x10MVA, and theKoksovaya substation 35/6 kV 2x10MVA. Isolating transformers provide a standalone power supply to underground. The current power requirement is 7 MW

The main sources of industrial and fire fighting water supply to the mine are from cleaned mine water from the Sibirginsky and Kureinsky settling ponds. Potable water supply is provided from existing mine water intake wells of the Sibirginsky opencast and from imported bottled water.

The mine ventilation system is a central and boundary forcing system. Fresh air is supplied to the mine with three main supply ventilation fans:

•	main supply ventilation fan 2VDK-8-28 is installed at the mouth of the boundary drift

•	main supply ventilation fan 8VTs-15 is installed at the mouth of the ventilation drift

•	main supply ventilation fan 2VTs-15 is installed at the mouth of the conveyor drift

There is a methane gas extraction plant to support the underground de-gassing system for the working and extracted coal panels.

Water makes average 460 m3/h, the main pump station at the lowest point of seam III mining area is equipped with five centrifugal pumps. Waste water is deposited in the Sibirginsky and Kureinsky settling ponds for treatment before discharge into the Olzheras River.

An underground compressor station using three Russian compressors with FLP explosion proof motors provides adequate compressed air for all needs.

Facilities of are four industrial sites: amenities building industrial site, vertical shaft industrial site, slope shafts industrial site, and seam III industrial site.

Industrial and social welfare facilities are provided across these sites which are adequate for the operations and the personnel.

No explosives are used.

4.6.14	Future Plans

The current production capacity of the mine, 1,200 to 1700 ktpa is expected to remain unchanged till 2041 being supported by one longwall face in seam lll.

Starting from 2042 the production capacity will increase to 2,000 to2,700 ktpa as a second production face for seam I will be commissioned.

From 2052 to 2055 production will be from a single face, thus the output will return to 1,200 ktpa.

The planned mining product can be achieved based on the existing subsurface and mining conditions.

The forecast production schedule for 2021 to 2055 is shown in the table below.

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Table 4-55    Sibirginskaya Mine Planned Production

Item	Units	2021 2nd 6m	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Production	‘000t	539	760	950	1,250	1,100	1,120	1,150	1,200	1,300	1,200	1,325	1,200	1,200	1,269	1,350	1,570	1,350	1,700
Ash Content	%	24.9	24.6	21.6	14.4	14.9	15.0	14.7	14.4	15.0	14.8	14.4	12.8	14.0	14.3	24.5	24.7	24.5	27.8
Production faces	‘000t	497	682	880	1,180	1,030	1,050	1,080	1,100	1,200	1,100	1,225	1,100	1,100	1,185	1,200	1,420	1,200	1,420
Developments	‘000t	42	78	70	70	70	70	70	100	100	100	100	100	100	84	150	150	150	280
Developments	km	1.5	2.5	3.0	3.0	3.0	3.0	3.0	4.3	4.3	4.3	4.3	4.3	4.3	3.6	6.4	6.4	6.4	12.0

Item	Units	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053	2054	2055	TOTAL
Production	‘000t	1,480	1,480	1,710	2,070	2,610	2,710	2,405	2,045	1,865	1,940	1,990	1,850	1,630	1,240	1,240	1,258	995	52,051
Ash Content	%	28.3	28.3	26.1	18.6	18.8	18.9	19.4	26.1	26.2	25.5	24.1	21.2	21.0	22.9	23.4	23.5	23.5	21.1
Production faces	‘000t	1,200	1,200	1,430	1,800	2,335	2,440	2,135	1,825	1,645	1,720	1,770	1,720	1,540	1,150	1,150	1,200	995	46,904
Developments	‘000t	280	280	280	270	275	270	270	220	220	220	220	130	90	90	90	58	0	5,147
Developments	km	12.0	12.0	12.0	11.6	11.8	11.6	11.6	9.4	9.4	9.4	9.4	5.6	3.9	3.9	3.9	2.5	0	219.6

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4.6.15	Environmental Permitting and Compliance

Sibirginskaya mine is registered as a facility having negative impact on the environment, Category I, certificate of registration w/number, facility code No 32-0142-000256-P (renewal No 5043481 dated 23.06.2021). The mine has obtained the necessary environmental permits and licenses, details of which are given in the table below.

Table 4-56    Sibirginsky Environmental Permits and Licenses

Document	Document No and date of issuance	State issuing authority	Expiry date
Quotas for waste disposal and placement	No 21/OTXME dated 30.07.2018	Directorate of Federal Service on Supervision over Natural Resource Management (Rosprirodnadzor) in Kemerovo Region	July 30, 2023

No water intake from natural water bodies

Permit for emission of pollutants into the atmosphere	No 2/aTMMe dated 05.10.2016.	Directorate of Federal Service on Supervision over Natural Resource Management (Rosprirodnadzor) in Kemerovo Region	September 25, 2021

Permit for emission of pollutants into the air	No 1/aTMMblc dated 09.09.2021.	Federal Service on Supervision over Natural Resource Management	December 31, 2022

The State Environmental Expert Review Statement for the design project “Construction of Sibirginskaya mine, Phase II” No 777, dated 11.06.2021 is valid for 20 years.

The mine does not have any registered waste dumps.

4.6.15.1	Rehabilitation

Waste rock extracted during shaft sinking and coal mining is placed into mined-out areas of Sibirginsky opencast which are then subject to reclamation. The overall surface area of disturbed land is 15.21 ha as of 01.01.2021. No land reclamation activities were performed during the period 2018 to June 2021.

The dates and the surface area of land plots subject to reclamation shall be defined after development of the design project. As of 31.12.2020 Everest Consulting estimated the cost of restoration and reclamation of industrial facilities at RUB 6.2 million (taking into consideration 4.19% inflation rate as of 01.07.2021).

4.6.15.2	Summary of Potential Risks and Liabilities

There are no land areas which must comply with special usage requirements. The largest nearest settlement is Kazas village, lying 4 km to the South-West of the industrial site. Nearby surface waters are represented by the Tom and Mras-Su rivers.

Mine water is transported to the Sibirginsky Opencast facilities for the treatment of opencast, mine, surface, and industrial effluent waters.

Waste rock is placed in the mined out areas of Sibirginsky open pit. There are no waste storage facilities at the mine.

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During 2020 the emission of pollutants into the air was 20,872 t, 98% of which was methane. The actual values of emission to atmosphere, discharge of water and waste generation do not exceed the levels established in the permits.

Sibirginskaya mine is performing annual environmental action plans to mitigate the environmental impact due to operations. The scope of financing the environmental action plans of during 2019-2024 based on the data of internal accounting department is RUB 444,000 per year.

4.7	Lenina Underground Mine

4.7.1	Location and Access

Lenina Mine is situated in the Kemerovo Oblast on the edge of the town of Mezhdurechensk. The mine is situated in the suburbs of the town of Mezhdurechensk which enjoys major road links to the rest of the region. The Lenina Mine sidings are linked to the main regional railway line running along the Olzheras River and through the town of Mezhdurechensk. The area is served by the nearby major airport in Novokuznetsk. The mine enjoys full modern telecommunications facilities.

4.7.2	Topography, elevation, and vegetation

The landscape of the area is defined by high relief, rugged topography. Absolute elevation of the landscape varies from +240 to +570 m. Many brooks and streams, which are tributaries of the Usa River and Olzheras River, play a significant role in shaping the landscape. The vegetation of the mine field is represented by fir-trees, broadleaved trees, and bushes.

4.7.3	Climate and the length of the operating season

As the site is close to Mezhdurechensk, the climatic parameters are similar to those of the Krasnogorsky site. The operations at the pit continue throughout the year.

4.7.4	Licence and Adjacent Properties

License areas have neighbouring boundaries within Olzheras coal deposit and Lenina mine is the only mine which is performing underground mining.

The details of the licenses held at Lenina mine are given in the table below.

Table 4-57    Lenina Licenses

License No	Site, Deposit	Registration Date	Expiry Date	Issued (to)	Type

KEM 14060 T	Olzheras deposit, Lenina mine field area	14.05.2007	31.12.2032	JSC Southern Kuzbass	Exploration + mining of minerals

KEM 13365 T	Olzheras deposit, Olzheras mine field area	17.11.2005	11.11.2025	JSC Southern Kuzbass	-//-

KEM 01701 T	Sibirginskoye and Tomskoye deposits, Sibirginsky 3 area	15.02.2013	15.02.2033	JSC Southern Kuzbass	-//-

4.7.5	History

“Tomusinskaya 1-2” mine of “Kuzbassugol” enterprise was commissioned in 1953 and it was renamed as Lenina mine in 1970. The current mining capacity of the mine is 700,000 tonnes of commercial coal per year. The design capacity of Olzheras mine field area is 2,500,000 t. Exploration was performed earlier over the license area where Lenina mine is operating. The findings of this exploration were repeatedly used to approve the coal reserves under the Russian system.

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4.7.6	Geology

Productive deposits of the area belong to Kemerovskaya strata (P1kr) of Verkhnebalahonskaya sub-series of Balahonskaya series of the lower Permian period. The coal seams are in the lower group, comprising Seams I to XXXV (numbers sequentially upwards). The total thickness of the sequence at the site can reach up to 500 m of mudstone, siltstone and sandstone deposits close to the base of Kuznetsky Coal Basin. The thicker seams tend to occur at the top of the sequence with Seams III and IV being over 9.0 m in thickness. In some places, this lower part of the coal bearing sequence has also been affected by an igneous intrusion. Historically this has not caused problems to the mining process. The mine area is in the southern part of the broad synclinal structure, which is some 60 km wide. The seams dip to the northwest at 5° to 15° with some gentle undulations. The coal seams occurring in this lower coal bearing sequence vary in thickness from less than 0.50 m to greater than 10 m and some seams have variable partings. The roof and floor consist of siltstones or mudstones with fine sandstone in some areas. The roofs and floors are described as medium stable and in the existing mine areas do not cause major problems during mining.

A typical stratigraphic column for the series is shown in Appendix B.

4.7.6.1	Tectonic Structure

The mine field is limited to the Main (West) monocline which is dipping north-west at 5-10°. The monocline bedding is complicated with undulating fold, and faulting. Thrust folds within the mine field are represented by the Sosnovskaya fold and the Olzheras flexure. Sosnovskaya fold is situated in the eastern part of the mine field, it is 1.5 km long whilst the Olzheras flexure affects the western part of the mine field. The limbs of the fold dip from 4° to 15° locally.

Faulting in general is represented by thrust faults, slip faults and normal faults. Discordant thrust faults are the most common types of faulting in the mine field. The strike of fault displacement is north-northwest, downdip angle is 5° to 25°. The amplitude ranges from 0.1-0.3 m to 22.0 m. Strike-slip faults occur in a limited area and are common predominantly in the eastern part of the field. The displacement amplitude of coal seams along the strike-slip faults is not consistent and varies 0.5 to 8.0 m. Normal faults are common in the areas which are immediately adjacent to larger faults.

The exploration and mining operations at the mine filed identified about 100 faults with various displacement amplitude which significantly complicate the mining operations. Therefore, in terms of geological structure under the Russian classification, the area belongs to complexity Group 2 which is simple to complex.

Structural framework and typical cross sections for the sites are shown in Appendix B.

4.7.6.2	Coal Seams

Sixteen coal seams (Seam I, III, IV-V, VI upper, VI lower, VI a VIII-IX IX lower XI XII XIIIa XIII XIV XV XVI XVII at Olzharass Mine field and I III IV V IV-V VI upper VI lower at Granichny area are present at Lenina, but only the resources and reserves from 11 seams have been registered under the Russian system. The seam morphology ranges from simple to complex. The interburden thickness between the seams is usually between 1 m and 49 m.

4.7.6.3	Coal Quality

The coal quality of the coals present at Lenina under the Russian Standards is typical of K [coking, (“hvAb – mvb” under ASTM 380-98a)], KS [coking, weakly caking coal, (“hvAb – mvb” under ASTM 380-98a)], KO [coking-mearge, (“hvAb – mvb” under ASTM 380-98a)], OS Semi-lean caking coal, (“lvb under ASTM 380-98a”)], KJ [coking fat, (hvAb – mvb” under ASTM 380-98a)] grades with low phosphorous and sulphur characteristics. The details of the coal quality are given in the table below.

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Table 4-58    Seam Qualities

Coal seam	Rank	A (dry, %)	A (d , %)	VM (daf, %)	Plasticity thickness (Y, mm)
Lenina Mine Field
III	K	10.3	15.5	24.5	13
IV-V	KO	9.6	17.3	22.7	11
VIB	KO	11.5	19.0	21.2	11
VIH	K	8.7	16.2	22.9	14
VIa	KO	9.3	24.6	22.3	12
VIII-IX	KS	16.3	28.9	19.6	9
XI	KS	11.9	19.8	19.5	9
XII	OS	7.4	7.4	19.0	10
XIII	OS	8.8	8..9	19.2	10
XVI	KS	9.3	11.9	18.2	9
XVII	KS	8.2	8.6	18.5	9
Olzharass Mine field and Granichny areas
I	K	6.1	6.9	23.4	19
	KJ			25.8	21
III	K	13.5	20.7	22.4	13
	KO			22.5	11
	OS			21.6	12
IV	KO	14.8	18.3	21.6	11
	OS			20.8	11
V	KO	13.3	16.2	21.9	11
	OS			20.7	10
IV-V	KO	19.1	23.5	21.7	11
	OS			20.5	11
VI upper	KO	11.6	19.2	21.0	11
	OS			19.9	10
VI lower	K	10.3	19.6	20.0	13
	KO			22.1	11
	OS			19.8	11

4.7.6.4	Other Geological Considerations

Geotechnical

Physical and mechanical properties of bedrock were studied by laboratory methods based on the samples taken from the borehole cores, and by the field laboratory. The quality of the sampling method and the findings of laboratory analysis permitted a true and fair understanding of the behaviour of coal seam roofs and floors during underground mining which identified that the roof of coal seams is predominantly difficult and semi-difficult to control whilst the immediate floor is predominantly low tendency to heaving.

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Hydrogeological

All phases of exploration work also included hydrogeological investigation which indicated conditions favourable to mining operations despite the amount of inflow into the operations being high. The original investigation included pump tests from 24 single boreholes and cluster of boreholes. Specific discharge, depending on the testing depth varied 0.31 to 1.32 l/s at Lenina Mine and 0.09 to 4.00 lit/s at Olzheras Mine field area. Forecast water inflow defined in a geological report dated 2012 is confirmed by actual water inflow to the mine during 2020 and the first half of 2021. The average monthly values of drainage from mine workings are given in the table below.

Table 4-59    Average monthly values of water drainage from mine workings at Lenina

Field, block, area	Area No	Average monthly drainage values, (1000 x m3/month)
		2017	2018	2019	2020	1 half of 2021
Total for the mine		1,263	936	1,016	1,171	1,159

Natural Threats

According to the official documentation submitted to the authorities, the interburden strata is regarded as silicosis hazardous. The site is also classified as hazardous in terms of dust explosiveness. Methane content of coal seams on dry ash-free mass basis increases with depth and its value at elevation -400 - -500 m is up to 20 m3/t.

Coal seams tend to outbursts and belong to hazardous category at depth 150 m from the surface. Starting from elevation +150 m apart from Seam IV-V which belongs to hazardous category at depth 230 m. Seam III particularly belongs to hazardous category based on sudden outbursts. Seams tend to spontaneous combustion with incubation time ranging from 44 days to 65 days.

No washouts have been reported from any of the seams and the occurrence of washouts is not considered to be a significant geological risk to the seams in the Lenina Mine area.

4.7.7	Exploration Drilling

Exploration works in the area has been carried out systematically since 1945 and details of the surveys indicate a high degree of exploration.

The average line-to-line exploration distance at Lenina ranges from 275 to 450 m and the average distance between the holes along the lines is 150 - 350 m whilst this was 275-450 m and 320-610 respectively at Olzheras Mine and Granichny fields. More than 1,400 holes were drilled within the boundaries of the open pit, with a total drilled length of 206,409 m. The density of the exploration grid was 15 holes/km2 in the Lenina area and 5 holes/km2 in the Olzherasskaya Novaya Mine and Granichny fields. The average core recovery for coal was 72 6% for Lenina whilst this was 81.0% at Olzheras Mine and Granichny fields.

1667 samples were analyzed to define the qualitative and classification parameters of coal.

The details of the exploration are given in the table below.

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Table 4-60    Exploration Characteristics

Stage of works, Area Name, Main Tasks	Years	Contractor	No of Holes	Total Length (m)	Average depth (m)
Lenina Mine field
Prospecting, detailed exploration, and extended exploration at Tomusinsky 1-2 areas	1945- 1954	Usinskaya GRP of trust “Kuzbassuglerazvedka”	86	13,535	157,2
Extended exploration at Tomusinsky 1-2 field and Usinskaya mine field	1966- 1969	Usinskaya GRE of trust “Kuzbassuglerazvedka”	89	36,936	415,0
Extended exploration	1965- 1968	Special entity of trust “Tomusaugol”	166	10,532	63,4

Sub-total			341	61,003	179

Olzheras Mine field and Granichny areas
Prospecting	1963- 1973	Usinskaya GRE. Trust “Kuzbassuglegeologiya”	68	33,478	645
Pre-exploration	1984- 1987	Usinskaya GRP of Yuzhno-Kuzbass GRE	48	42,552	887
Detailed exploration	2008- 2011	“Mechel – Engineering”, South Kuzbass Branch	72	44,298	615

Sub-total			188	120,328	640

Total			529	181,331	342

4.7.8	Sample Preparation, Analysis and Security

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.7.9	DATA Verification

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.7.10	Resources Estimation

Resources are stated in the table below as at 1st July 2021.

Table 4-61    Lenina CRIRSCO Resources as at 1st July 2021.

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	693,509		693,509

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Note    Resources include undiscounted reserves.

4.7.11	Reserves Estimation

4.7.11.1	Modifying Factors

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-62    Losses and Dilution

Deposit	Type	Loss %	Dilution %
Lenina	Underground Mine	21.9	21.9

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-63    Lenina CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	18,637	30,498	49,135

Note    Reserves include adjustments for loss, dilution and mining parameters.

The application of a Process Modifying Factor with respect to the CPP yield defines Saleable Reserves, based on an historic yield of 87.3%.

Table 4-64    Lenina Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	16,270	26,625	42,895

Note    Reserves include adjustments for CPP yield.

4.7.12	Mining Operations

The mine is serviced by 4 shafts main, auxiliary, and two ventilation to the +245 level. In addition, there is a drift used for conveyor coal clearance from the +240 level.

The Longwall mining method is employed to mine full dip panels from strike gate roadways. The lengths of panels are 1,200 m with a production face length of 210 m. The thickness of coal seams currently being mined is 2.0 to 3.0 m.

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Table 4-65    Lenina Production Equipment

Equipment	Type	Number	Comment
Shearer	Joy 4LS-20 (USA)	1	For all Seams
Armoured Face Conveyor	Anzhera-34 (Russian)	1
Stage Loader and Crusher	PSP-308 (Russian)	1
High-pressure pump station	AZE-6 (German)	1
Mechanized roof supports	KM-142 (Russia)	140	seams No III and No IV-V-VI
Mechanized roof supports	2KM-800y (Russian)	140	seams Nos VIa, XI, XII, XIII, XVI, XVII
Roadheaders	GPKS, KPR, 1PNB-2B	8	For all Seams

Coal clearance from working face is conveyed by a network of Russian belt conveyors and delivered to the main conveyor in the surface drift mine from where it is conveyed directly to the s processing plant. The cleaned product is sent by rail to customers. The mine uses belt weighers to control the ROM feed to the CPP and the cleaned products to customers.

The mine is classified as very gassy and employs methane degassing from a Russian VM 2150 surface degassing plant. At 300 m depth the methane content can reach 21-24 m3/t.

A back air system in conjunction with surface boreholes and extractor plant is used to control the methane concentrations in the waste areas and the main return airways.

Advance holes are bored in headings to prevent outbursts. The outburst limit is given as 365 m depth. Development roadways are side bored at 30 m intervals to degas future panels and waste degassing is practiced from long holes bored from the top gate over the chain pillar tailgate roadway into the waste roof area.

The underground environment is fully monitored using the Russian Granch computerised system. This is a typical modern industry standard monitoring system controlled from the surface control room with real time readouts of all remote sensors. All headings, machinery and roadways are sampled continuously for methane and carbon monoxide in addition to the normal hand-held digital detectors used by supervisors and engineers.

Seams III, IV-V and VI are particularly liable to spontaneous combustion with an incubation period of about 60 days. A surface nitrogen inertisation plant runs continuously producing between 500-900 m3/h. Delivery pipelines are laid throughout the workings.

Coal dust is explosive and regular stonedusting and roadway deposit dust sampling is carried out. Water and stonedust explosion barriers are employed. Water barriers are preferred due to easier maintenance.

4.7.13	Infrastructure

Power is supplied from Tomusinskaya 1-2 110/35/6 kV substation and Kletevaya 35/6 kV substation, located in Mezhdurechensk. The current load is 9.3 MW.

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Water is supplied from Kyrgayskaya water intake station and by water intake from the River Usa, as well as by the recycling of water from the water treatment facilities located at the mine site close to the main shaft. Potable water is supplied from the municipal supply at Vodokanal Mezhdurechensk

The mine is force ventilated by two Russian VOD-40 main fans, one of which is on standby. Full intake air heating from the surface heating plant between September and May ensures comfortable environmental conditions in the intake shaft and airways during the winter months. All development headings are force ventilated using booster Russian VME model range auxiliary fans with 1,000 mm diameter ventilation flexible ducting. All production and development faces are individually ventilated in parallel to minimise risk.

Water makes are low and the management considers the mine to be technically dry.

The mine is adequately supplied with compressed air from the surface compressor house which is supplied with three operational units.

There are well-equipped mechanical and electrical workshops capable of carrying out extensive and large scale maintenance and repairs of most equipment.

There is limited use of explosives and approved Ammonite ZhV low strength dynamite based explosives are employed.

4.7.14	Future Plans

The current production capacity of 550 to 700 ktpa will remain unchanged till 2027 and is supported by 1 production face and 6 developments.

Starting from 2028 the capacity is planned to increases to 1,400 to 1,800 ktpa which will be supported by 2 production faces (one face at Lenina mine field and one face at Olzheras mine field and Granichny area) and 8 development faces.

The planned mining capacity can be reached achieved based on the existing subsurface and mining conditions.

The Lenina forecast production schedule for 2021 to 2056 is shown in the table below.

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Table 4-66    Lenina Mine Planned Production

Item	Units	2021 2nd 6m	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Production	‘000t	270	535	550	550	550	680	700	1,400	1,700	1,800	1,800	1,800	1,800	1,800	1,800	1,800	1,800	1,800	1,800	1,670
Ash Content	%	34.2	32.0	15.9	23.4	16.6	20.3	21.7	19.5	20.4	21.7	20.8	17.3	18.4	22.1	24.0	20.4	18.2	18.2	21.3	23.1
Production faces	‘000t	244	461	475	440	430	540	550	1,260	1,550	1,615	1,600	1,636	1,635	1,575	1,630	1,610	1,620	1,610	1,560	1,430
Developments	‘000t	26	74	75	110	120	140	150	140	150	185	200	164	165	225	170	190	180	190	240	240
Developments	km	1.4	4.9	6.6	4.6	6.7	6.8	6.2	6.2	6.2	6.2	6.1	5.8	6.5	6.4	6.2	6.5	6.4	5.9	5.9	5.7

Item	Units	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053	2054	2055	2056	TOTAL
Production	‘000t	1,670	1,700	1,750	1,645	1,700	1,700	1,670	1,560	1,490	1,465	1,435	1,415	1,208	1,169	735	218	49,135
Ash Content	%	20.9	23.3	19.6	19.4	20.8	22,17	21.2	22.5	24.6	23.5	18.9	20.8	18.7	16.5	15.5	20.5	20.8
Production faces	‘000t	1,500	1,530	1,540	1,440	1,520	1,530	1,500	1,388	1,320	1,316	1,290	1,273	1,068	1,079	700	218	43,683
Developments	‘000t	170	170	210	205	180	170	170	172	170	149	145	142	140	90	35	0	5,452
Developments	km	5.8	4.7	4.5	4.9	4.8	4.9	3.7	3.9	4.3	3.9	3.9	4.2	4.1	3.5	2.8	0	182.5

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4.7.15	Environmental Permitting and Compliance

Lenina Mine is registered as a facility having significant negative environmental impact, Category I, certificate of registration w/number, facility code No 32-0142-000250-P. The mine has obtained the necessary environmental permits and licenses, details of which are given in the table below.

Table 4-67    Lenina Environmental Permits and Licenses

Document	Document No and date of issuance	State issuing authority	Expiry date
Quotas for waste disposal / placement	No 17/OTXME dated 30.07.2018	Directorate of Federal Service on Supervision over Natural Resource Management (Rosprirodnadzor) in Kemerovo Region	July 30, 2023

Water use agreement	42.13.01.03.002- P- -C-2015-00727/00 dated 19.02.2015	Department of Natural Resources and Environment in Kemerovo Region	March 31, 2025

Permit for discharge of water from outlet No 1 to a water body (Olzheras river)	No 0892/PPT/Cc- 06.2018 dated 21.06.2018	Department of Natural Resources and Environment in Kemerovo Region	December 31, 2022

Permit for discharge of pollutants from outlet No 1 to Olzheras river	No 6/1 dated 21.12.2018	Directorate of Federal Service on Supervision over Natural Resource Management (Rosprirodnadzor) in Kemerovo Region	November 13, 2023
Permit for emission of pollutants into the atmosphere	No 16/aTMMe dated 06.12.2018		December 25, 2025

There are no registered waste storage facilities at the mine.

4.7.15.1	Rehabilitation

The overall surface area of land disturbed by industrial activities is 381 ha as of 01.01.2021. Pursuant to the design project the overall area to be reclaimed is 84.5 ha to be undertaken during 2020 to 2037. Expenditure on progressive reclamation activities between 2018 and June 2021 totaled RUB 4.38million.

Lenina Mine is performing land reclamation using waste material consisting of low hazard class ash-slag mixture generated from coal firing plus coal processing waste as approved by the design project “Reclamation of Lenina Mine land plots with coal processing waste generated by Local Processing Plant “Tomusinskaya” and by rock from Lenina Mine” developed by JSC “Giprougol” in 2000, State Environmental Expert Review Statement No 1/177 dated 09.07.2001.

Everest Consulting estimated the cost of restoration and reclamation of industrial facilities of Lenina mine at RUB 594.2 milion, as of 31.12.2020 taking into consideration 4.19% inflation rate as of 01.07.2021.

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4.7.15.2	Summary of Potential Risks and Liabilities

There are no land areas which must comply with special usage requirements. The nearest residential areas are Mezhdurechensk isa and Nizhny Olzheras village approximately 800 m and 100 m to the West of the mine industrial site and are potential receptors for noise and dust nuisance. Olzheras river, which receives treated mine water, is a fishery water body Category II and covered by stringent quality standards.

During 2020 the emission of pollutants into the air was 6,889 t, of which 99.9% was methane. The quota of allowable water intake from the Usa River was exceeded by 1.65 times in 2020. Emissions to atmosphere, discharge of water and waste generation did not exceed the levels stated in the permits.

The mine has received a non-conformance report regarding the use of water from Olzheras river to be fulfilled by 06.03.2022. The mine has raised objections with clarifications and requested cancellation of the non-conformance report.

The mine plans to reduce the discharge of pollutants by the following actions:

•	overhaul of water treatment facilities (RUB 2.850 million per year)

•	mechanical drying of settlings (RUB 1.6 million per year)

•	overhaul of the sump walls (RUB 6.5 million per year),

•	treatment of waste water (RUB 300 per year).

4.8	Olzherasskaya-Novaya Underground Mine

4.8.1	Location and Access

Olzherasskaya-Novaya mine field is situated in Tom-Usinsk geological and industrial area and occupies the North part of Raspadsky coal deposit with the mine situated in Mezhdurechensk area of Kemerovo region. Olzherasskaya-Novaya mine is situated 17.5 km away from Mezhdurechensk (town) and is connected to the town by asphalt and partially earth motorway. A railway is in the vicinity of the mine and a railway branch connects industrial sites of Raspadskaya mine and other existing enterprises with the Main West-Siberian Railway.

At “Ugolnaya” station “Olzherasskaya” opencast site, services to the “Olzherasskaya-Novaya” mine are provided for loading mined coal into railway wagons for further transportation of coal to “Kuzbasskaya” central processing plant 8 km away. Planned transportation scope of “Olzherasskaya-Novaya” mine during 2023-2055 will increase up to 0.9 million tonnes per year (2.3 million tonnes per year in total) and refurbishment of the existing railway infrastructure is not necessary.

4.8.2	Topography, elevation, and vegetation

The surface of Olzherasskaya-Novaya mine is characterized by relatively high elevations ranging from +300 to +500 m and by intensely dissected topography which is further complicated by the presence of dominant network of rivers and streams.

The hydrographic network is driven by the tributaries of Usa River on the right bank of the river. Rivers and streams are widely spread in the mountain area and characterized by variability of elevations and water volumes, which may suddenly change depending on the quantity of precipitation and during snow melting.

The deposit is situated under the mountain and forest landscape. The forest made up of thick fir and small shrubs is covering the landscape almost everywhere.

4.8.3	Climate and the length of the operating season

As the site is close to Mezhdurechensk, the climatic parameters are similar to those of the Krasnogorsky site. The operations at the pit continue throughout the year.

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4.8.4	Licence and Adjacent Properties

License areas have neighbouring boundaries within Raspandsky coal deposit and Olzherasskaya-Novaya mine is the only mine which is performing underground mining in the area. Major coal deposits are within “Razvedochny” license area. The issued licenses allowed further development of the existing enterprise, Olzherasskaya-Novaya mine. As a result, a new license, KEM 01471 T Olzherasskaya-2, was issued which defined that the boundaries of those two licenses are not the same everywhere.

The details of the licenses held at Olzherasskaya-Novaya mine are given in the table below.

Table 4-68    Olzherasskaya-Novaya Mine Licenses

License No	Site, Deposit	Registration Date	Expiry Date	Issued (to)	Type
KEM 13366T	Raspadskoye deposit, “Razvedochny” area	27.06.2005	01.11.2025	JSC Southern Kuzbass	Exploration + mining of minerals

KEM 14199 T	Raspadskoye deposit, Olzherasskaya-Novaya mine field area	17.08.2007	01.04.2026	JSC Southern Kuzbass	-//-

KEM 01701 T	Raspadskoye deposit, Olzherasskaya-2 area	29.01.2010	25.01.2030	JSC Southern Kuzbass	-//-

4.8.5	History

Exploration was performed earlier at the license area where Olzherasskaya-Novaya mine is performing mining operations since 2008. The findings of this exploration were repeatedly used to approve the estimation of coal reserves under the Russian system.

In 2020, production and development operations at Olzherasskaya-Novaya mine were suspended (however the mine workings were not under care and maintenance, the mined-out area No 21-1-11) since there was no market demand for gas bituminous lean coal (GZho). The mining operations at the production face resumed in quarter three of 2021.

4.8.6	Geology

Olzherasskaya-Novaya mine includes the following geological areas: Razvedochny, Olzherasskaya-2, and Olzherasskaya-Novaya mine field. The coal deposits exploited at the Olzherasskaya-Novaya Mine area are in the Kuznetsky Coal Basin which is Permian in age. The productive deposits of the area belong to Leninskaya (P2-3 ln), Gramoteinskaya (P3gr), and Tailuganskaya (P3tl) strata of Yerunakovskaya sub-series (P2-3 er) of the upper part of Kolchuginskaya series (P2-3kl). The coal seams are in the upper group of seams, which are numbered as Seams 1 to 76 (sequentially upwards). The mine area is situated in the north-eastern part of a broad synclinal structure some 15 km to the north of the Lenina Mine.

The seams dip to the northwest at 2° to 10° but with localised dips of up to 30° near the outcrop of the seams. Towards the north, the coal bearing strata are partly covered by the younger Triassic sediments and experience some gentle undulations giving locally steeper dips. The coal seams occurring in this upper coal bearing sequence, some 600 m above the lower coal bearing sequence, vary in thickness from less than 0.50 m to greater than 9.0 m. The roofs and floors consist of siltstones or mudstones with some localised fine sandstones.

A typical stratigraphic column for the series is shown in Appendix B.

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4.8.6.1	Tectonic Structure

Structurally the coal bearing strata of subsurface are limited to the Main (West) Monocline which extends over 60 km as a continuous strip from the north-east to the south-west and covers Tom-Usinsk and Mrass geological and economic districts of Kuzbass. In terms of structural regularity and length, the monocline is the main tectonic structure of the area.

The dip of seams changes from the north-west to the north-east under 6-128 to 20-258. Monoclinal bedding is complicated by undulating folds, identified in the mining operations as folds: “a-a”, “b-b”, “c-c”.

Flat dipping and conformable thrust faults are widely spread in the area. In addition, fault tectonics include occasional strike-slip faults.

The mining operations identified a high degree of small-amplitude faults with insignificant impacts on the mining operations but this reflects a rather complicated tectonic structure of the area. The exploration and mining operations at the mine field identified about 50 faults with throw amplitude ranging from 0.50 m to 35-40 m. Therefore, in terms of geological structure under the Russian classification, the area belongs to complexity Group 2 which is simple to complex.

Structural framework and typical cross section for the site are shown in Appendix B.

4.8.6.2	Coal Seams

Despite 37 coal seams being present in the area, only three seams – Seam 18-19upper, Seam 19, and Seam 21 are registered for resources and reserves under the Russian system. The seam morphology is usually very complex with variable continuity. The interburden thickness between the seams is usually between 90 m and 140 m.

4.8.6.3	Coal Quality

The coal quality of the coals present at Olzherasskaya-Novaya under the Russian Standards is typical of GZho [gas-fat-mearge, (“sub A/hvCb/hvBb/hvAb” under ASTM 380-98a)] grade with reasonable ash chemistry and ash fusion characteristics.

The details of the coal quality are given in the table belowTable 4-69.

Table 4-69    Seam Qualities

Coal seam	Russian Grade	Ash (%)		Vitrinite Reflectance (Ro, %)	Sum of lean components s OK, %	Volatile Matter, (Vdaf, %)	Plasticity (y, mm)
		Coal ply	Coal seam
Seam 21	GZhO, 2GZhO, 2GZhOV	12.2	16.5	0.83	29.8	35.5	10
Seam 19 and 19-18 upper	GZhO, 2GZhO, 2GZhOV	11.0	13.5	0.83	24.3	36.7	11

4.8.6.4	Other Geological Considerations

Geotechnical

Physical and mechanical properties of bedrock were studied by laboratory methods based on the samples taken from the borehole cores, and by the field laboratory at the final stage which indicated that the main roof of coal seams has medium to difficult roof control behaviour whilst the immediate roof is semi-stable. The immediate floor has no tendency to heaving.

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Hydrogeological

All phases of exploration work also included hydrogeological investigations which have indicated conditions favourable to mining operations and have included pump tests from 5 single boreholes and cluster of boreholes. Specific discharge, depending on the testing depth varied 0.01 to 1.00 l/s at Olzherasskaya-Novaya. Forecast water influx defined in a geological report dated 2008 are confirmed by actual water influx to the mine during 2020 and the first half of 2021. The average monthly values of drainage from mine workings are given in Table 4-70.

Table 4-70    Average Monthly Water Make

Field, block, area	Outlet No	Average monthly drainage values, (1000 x m3/month)
		2017	2018	2019	2020	1st half of 2021
Total for the mine		120	108	106	122	136

Natural Threats

According to the official documentation submitted to the authorities, the interburden strata is regarded as silicosis hazardous. The site is also classified as hazardous in terms of dust explosiveness. Methane content of coal seams (22-23 m3/t on dry ash-free basis at lower elevation) increases with depth.

Coal seams tend to outbursts and belong to hazardous category at depth 100 m from the surface. Rock outbursts are expected to happen from elevation +220. Seams tend to spontaneous combustion with an incubation time of about 61 days.

No washouts have been identified in the drilling and the occurrence of washouts is not considered to be a significant geological risk to the seams in the mine area.

4.8.7	Exploration Drilling

Exploration works in the area has been carried out systematically since 1954 and details of the surveys indicate a high degree of exploration.

The average line-to-line exploration distance at Olzherasskaya-Novaya ranges from 250 to 450 m in the south-southeast and 550-700 m in the north-northwest parts and the average distance between the holes along the lines is 150 – 350 m in the south-southeast and 400-900 m in the north-northwest parts. A total of 195 holes were drilled within the boundaries of the site, with a total drilled length of 62,563 m. The density of the exploration network was 21 holes/km2. The average core recovery for coal was 60%. The details of the exploration are given in the table below.

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Table 4-71    Exploration Characteristics

Stage of works, Area Name, Main Tasks	Years	Contractor	No of Holes	Total Length (m)	Average depth (m)
Detailed (Raspadskiye VI-IX-XI and XII areas)	1954-1959	Gaspanskaya GRP, Kemerovo Geology Directorate	38	9,980.35	262.64
Extended exploration (Raspadsky opencast)	1967-1969	Tomusinskaya GRP of trust Kuzbassuglerazvedka	31	6,876.25	221.81
Extended exploration (Raspadskiye VI-VIII and XII areas)	1990-1994	Tomusinskaya GRP of trust Kuzbassuglerazvedka	9	3,442.70	382.52
Exploration and mining activities at seam No 21	1994-1995	GP Yuzhno-Kuzbass GRE TOO PK Triada	20	3,322.35	166.13
Focused exploration activities	2002-2003	Yuzhkuzbassgeologiya	2	1,460.30	730.15
Exploration, Raspadsky-2 and Raspadsky-2 upper	2005-2006	Geoekos	4	1,514.00	378.50
Exploration, “Razvedochny” license area	2005-2012	Yuzhkuzbassgeologiya, Mechel – Eng., South Kuzbass Branch	91	35,967.35	395.25

TOTAL:			195	62,563.30	320.84

686 seam intersections were tested and 3,257 samples were submitted to the laboratories for technical analyses. Broken core samples were also subject to flotation. For various QA/QC reasons, 160 definitions of technical analysis were rejected whilst 15 samples out of 586 samples were rejected based on the petrographic study. The accuracy and reliability laboratory tests were supported by internal and external control.

4.8.8	Sample Preparation, Analysis and Security

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.8.9	DATA Verification

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.8.10	Resources Estimation

Resources are stated in the table below as at.

Table 4-72    Olzherasskaya-Novaya CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	208,948		208,948

Note    Resources include undiscounted reserves.

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4.8.11	Reserves Estimation

4.8.11.1	Modifying Factors

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-73    Losses and Dilution

Deposit	Type	Loss %	Dilution %
Olzherasskaya-Novaya	Underground Mine	22.3	22.3

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-74    Olzherasskaya-Novaya CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	51,514	45,529	97,043

Note    Reserves include adjustments for loss, dilution and mining parameters.

The application of a Process Modifying Factor with respect to the CPP yield defines Saleable Reserves, based on a forecasted yield of 77.9%.

Table 4-75    Olzherasskaya-Novaya Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	40,150	35,485	75,635

Note    Reserves include adjustments for CPP yield.

4.8.12	Mining Operations

There are two coal seams within the boundary of Olzherasskaya-Novaya mine that are commercially mined. These seams dip between 6 to 15 degrees and have thicknesses that range between 5.2 to 9.0 m. Currently mining is in the 21 coal seam at a depth of between 180-353 m. Run of mine coal is transported to the Kuzbasskaya CPP.

The Olzherasskaya-Novaya mine includes the following geological areas:

•	Razvedochny,

•	Olzherasskaya-2, and

•	Olzherasskaya-Novaya mine.

The mine is served by three main drifts, the conveyor drift, the transport drift and a ventilation drift, situated in the central site in an old open pit highwall. Longwall mining along the strike is practiced with 150 m wide face panels. Normal working is in the base of the seam taking a 3.3 m high slice of the 6.1 m full seam thickness and top coal caving is practiced with a powered roof support mounted goaf AFC to extract the full seam thickness. Coal has been mined in descending order with the

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uppermost seams being extracted first. Barrier pillars are left in place between panels. No drifting operations have been undertaken since 2020 and all mining operations were suspended since there was no market demand for gas bituminous lean coal (GZho).

There are no major geotechnical issues and the roof strata are able to be drilled for support by resin anchored roof bolts. The seams are classified as hazardous for coal/gas outbursts below the 250 m depth level. The mine is classified as hazardous for rock bumps below the 250 m depth line.

The major mining equipment in operation is listed below:

Table 4-76    Major Mining Equipment

Equipment	Type	Qty	Note
Shearer	Joy 4LS-20 (USA)	1	For seams 21 and 19-19+18 upper seam
Mechanised roof supports	ZF8600/18/36 (China)	135

Shearer	MG 400/930WD	1	For seam 19-19+18 upper seam
Mechanised roof supports	4OMT174	135
Roadheaders	KP-21, KPR, KSP-33	6	For seams 21 and 19-19+18 upper seam

Main roadways are supported by Russian KMP 27 kg/m TH profile section arches. Gate roadways are supported on a mixture of 2.5 m long full column resin anchored tensioned steel bolts at 0.8 m spacing and roof and side mesh. As roadways are driven in the base of the seam additional twin centre rows of 5.0 m long resin anchored cable flexi-bolts are employed to anchor the overlying coal beam to the solid strata roof. Bolt density was seen at a nominal 1.6 bolt/m2. Flexi-bolt density is at a nominal 1 bolt/4m2. However, specific conditions determine variable bolting density as required. Cement grout anchoring of flex-bolts was abandoned for resin anchoring due to the increased bolt setting time. Hand drilling by Wombat or Rambor drills is employed.

The transportation drift is equipped for materials and manriding using either a Ferrit monorail system with Scharf diesel tractors or a Becker rack and pinion floor mounted railtrack system with Scharf NRD diesel locomotives. The floor mounted track rolling stock is capable of transporting a fully built up powered roof support to the face. The systems carry both men and materials when required.

All mineral is conveyed directly to the surface using a mixture of Russian high powered belt conveyors of width 1,200 mm to a surface rotary loader and ROM stockpile; the capacity of the conveyors exceeds the mining capacity of Olzherasskaya-Novaya mine and is not the limiting factor for the operations. The conveyors are controlled remotely from the control room using a Becker provided computerised system. Once on surface coal is loaded onto the adit entrance ROM stockpile by a radial stacker. From there it is trucked down to Ugolnaya station on the opencast railway line where it is loaded onto wagons and transported to Kuzbasskaya Central CPP.

Methane makes are typical for the region with about 5-8 m3/t at about 150 m depth and 12-15 m3/t at full depth. A Russian surface PDU-50 50 m3/min degassing station is available with a pipe network. The underground environment is fully monitored using the Russian Granch computerised system. This is a typical modern industry standard monitoring system controlled from the surface control room with real time readouts of all remote sensors. All headings, machinery, auxiliary fan airflows and roadways are sampled continuously for methane and carbon monoxide in addition to the normal hand-held digital detectors used by supervisors and engineers.

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The roadways are stonedusted to minimise explosion risk with water explosion barriers employed as an additional safety feature.

The mine employs an intrinsically safe hand held radio communications system which can be used underground through a network of underground relay stations. All cap lamp batteries are fitted with manpower location chips. Underground positioning is updated in the control room monitoring system in real time as workers are located by an underground sensor network.

4.8.13	Infrastructure

Facilities for “Olzherasskaya-Novaya” mine are located at several industrial sites, on the mine complex (East and West), including main and satellite shafts and the mine degassing complex. The coal transport route is via the centre of the complex.

Auxiliary buildings and facilities are located on the West side of the complex and comprise mine water pumping and settling lagoons and clean water tank. The majority of warehouse buildings and structures are located on the East side including surface drift portal storage and associated coal handling equipment, workshops, mine fan ventilation building, air heating facility, switch/transformer buildings, nitrogen unit, materials storage facilities indoor and outdoor(including gantry crane), firefighting facilities, degassing facility, compressor house and various auxiliary units for the mine operation. Buildings are heated by electric and water heating systems.

Air-heating units (VNU) are installed at the site of the vertical ventilation shaft with an installed capacity 37.5 MW, which consists of five VNU-7.5 MW sub-units (4 in operation, 1 back-up). It is used for heating the air supplied to the mine with at a velocity 510 m³/s.

There are no buildings and facilities located at the central ventilation shaft, East ventilation shaft and West travel shaft sites. Refurbishment of buildings and facilities is not planned in the near future.

“Ugolnaya” station is the nearest coal loading station located at the private railway tracks of JSC “TPTU” with is linked to “Raspadskaya” mine (EVRAZ) by a connecting railway track.

“Olzherasskaya-Novaya” mine power is supplied from the associated power grid JSC “Elektroset”, 35 kV from substation 110/35/6 kV “Raspadskaya-3” and substation 35/6/6 kV “Ugolnaya” which belongs to JSC “Elektroset”, by transformers rated at 35/6 kV, 2x10 MVA. Mine power is facilitated by two onsite transformer substations 110/35/6 kV and 35/6 kV, equipped with transformers of the following capacity: Substation 110/35/6 kV “Raspadskaya-3” – 2×25000 kVA; Substation 35/6 kV “Ugolnaya” – 2×10000 kVA; Substations 110 kV and overhead power line 35 kV are owned by JSC “Elektroset”, outgoing power lines (6 kV) are owned by JSC “Southern Kuzbass”. There are no proposed changes required in the power supply / power distribution system for planned production programme.

Potable water supply at all sites is provided in bottles. The primary source of water for production and fire-fighting requirements at the mine, is treated mine and storm water with a secondary supply of water for production and fire-fighting needs of the mine being extracted from the Olzheras River. Water is pumped from fire water storage tanks for service needs for external and internal firefighting of the industrial site, for firefighting of the underground.

4.8.14	Future Plans

Mine production has been decreasing since 2017 as the demand for the GZho coal quality is low; since 2020 mine development has ceased. However, the Olzherasskaya-Novaya mine envisages that demand for its GZho coal from the Olzherasskaya-Novaya mine will increase and has planned to increase production in 2022 to 1.68 Mtpa and then up to 2.3 Mtpa from 2024.

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Table 4-77    Olzherasskaya-Novaya Planned Production

Item	UoM	III-IVQ 2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046
PRODUCTION, TOTAL	kt	480	1,685	1,425	2,300	2,040	2,340	2,040	2,240	2,280	2,285	2,400	2,340	2,040	2,340	2,040	2,340	1,705	1,950	2,260	1,960	2,260	2,325	2,745	2,665	2,270	2,243
ASH CONTENT, TOTAL	%	23.13	22.6	22.61	22.63	22.05	21.59	21.35	21.35	12.98	12.97	13.22	21.54	21.4	21.29	21.17	21.31	22.32	23.74	23.59	23.16	23.14	23.14	23.14	23.14	23.14	23.58
Production by production faces	kt	480	1,600	1,300	2,100	1,800	2,100	1,800	2,002	2,040	2,045	2,160	2,100	1,800	2,100	1,800	2,100	1,545	1,790	2,100	1,800	2,100	2,165	2,585	2,505	2,100	2,100
Production by development faces	kt	0	85	125	200	240	240	240	238	240	240	240	240	240	240	240	240	160	160	160	160	160	160	160	160	170	143
Workings, total	km	0	3.4	5.2	8.3	10	10	10	9.9	10	10	10	10	10	10	10	10	6.7	6.7	6.7	6.7	6.7	6.7	6.7	6.7	7.1	6
including permanent mine workings	km	0	0.6	0.8	1.4	2.6	3.1	3.5	4	4.5	4	3.6	4.2	4	4	4	4	3	3	3	3	3	3	3	3	3	2
Average ash production faces	%	23.1	23.1	23.2	23.5	23.1	22.5	22.3	22.2	13.1	13.1	13.4	22.4	22.4	22.1	22.1	22.1	23.2	24.6	24.3	24.0	23.8	23.8	23.8	23.8	23.8	23.6
Average ash development faces	%	0	14	14	14	14	14	14	14	12.1	12.1	12.1	14	14	14	14	14	14	14.00	14	14	14	14	14	14	14	14

Item	UoM	2047	2048	2049	2050	2051	2052	2053	2054	2055	2056	2057	2058	2059	2060	2061	2062	2063	2064	2065	2066	2067	2068	2069	2070	TOTAL
PRODUCTION, TOTAL	kt	985	2,350	2,310	1,765	2,315	2,120	2,240	1,250	650	2,350	2,480	2,390	1,845	1,540	2,125	2,280	2,360	2,185	750	2,346	1,791	641	651	326	97 043
ASH CONTENT, TOTAL	%	23.58	23.58	23.58	23.58	23.58	17.89	17.89	17.89	17.89	17.89	14.34	14.34	14.34	14.34	14.34	17.3	17.3	17.3	17.3	17.3	17.3	24.72	24.72	24.72	20
Production by production faces	kt	985	2,100	2,060	1,515	2,065	1,870	1,990	1,000	400	2,100	2,230	2,140	1,595	1,290	1,945	2,100	2,180	2,005	570	2,090	1,540	390	400	140	86 817
Production by development faces	kt	0	250	250	250	250	250	250	250	250	250	250	250	250	250	180	180	180	180	180	256	251	251	251	186	10 226
Workings, total	km	—	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	10.4	7.5	7.5	7.5	7.5	7.5	10.7	10.5	10.5	10.5	7.8	425.9
including permanent mine workings	km	—	2.5	4	3.5	3.5	1	2	1	2	1	3	2	1	1	2	1	1	1	1	3	4.0	—	—	—	117.8
Average ash production faces	%	23.6	23.6	23.6	23.6	23.6	17.3	17.3	17.3	17.3	17.3	14.6	14.6	14.6	14.6	14.6	17.8	17.8	17.8	17.8	17.8	17.8	24.7	24.7	24.7	20.5
Average ash development faces	%	—	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.05	12.8

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The following actions are required after 2026 for the execution of the developed programme:

•	Equip six new drifting faces in 2022.

•	Build two supporting mining sites during 2026 – 2030.

•	In 2027 procure a new mechanized equipment with the seam mining height 4.0 – 6.0 m which will allow mining coal seams 19-19+18 upper seam for the entire thickness.

•	Develop design dossier for construction Phase III and get it approved (by the State Main Expert Review Committee and by State Environmental Expert Review Committee).

•	Build a vertical shaft and a mining site during 2035 – 2037.

4.8.15	Environmental Permitting and Compliance

Olzherasskaya-Novaya mine is registered as a facility having potential for significant negative environmental impact, Category I, certificate of registration w/number, facility code No 32-0142-000257-P. The mine has obtained the necessary environmental permits and licenses details of which are given the table below.

Table 4-78    Olzherasskaya – Novaya Environmental Permits and Licenses

Document	Document No and date of issuance	State issuing authority	Expiry date
Quotas for waste disposal / placement	No 14/OTXME dated 26.07.2018.	Directorate of Federal Service on Supervision over Natural Resource Management (Rosprirodnadzor) in Kemerovo Region	July 30, 2023
Quotas for waste disposal / placement	No 2/OTXME dated 07.07.2021.		December 31, 2024

Water use agreement	No 42.13.01.03.002-P- -C-2019-02627/00 dated 21.10.2019	Department of Natural Resources and Environment in Kemerovo Region	March 31, 2026

Permit for discharge of water from outlet No 5 to a water body (Olzheras river)	No 0660/PPT/CC-11.2015 dated 19.11.2015	Department of Natural Resources and Environment in Kemerovo Region	December 31, 2021

Permit for discharge of pollutants from outlet No 5 to Olzheras river	No 1/5 dated 02.08.2016		June 08, 2021

Permit for discharge of pollutants from outlet No 5 to Olzheras river	No 2/5 dated 29.07.2021	Directorate of Federal Service on Supervision over Natural Resource Management (Rosprirodnadzor) in Kemerovo Region	December 31, 2024

Permit for emission of pollutants into the atmosphere	No 16/ dated 06.12.2018		December 25, 2025

There are no registered waste storage facilities.

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4.8.15.1	Rehabilitation

The overall surface area of disturbed land as of 01.01.2021 was recorded as 50 ha. Pursuant to the design project 42.57 ha of land surface is to be reclaimed during 2020 to 2067 is. No reclamation activities were performed during the period 2018 to June 2021.

Everest Consulting estimated the cost of restoration and reclamation at RUB 42.7 million as of 31.12.2020 and taking into consideration 4.19% inflation rate as of 01.07.2021.

4.8.15.2	Summary of Potential Risks and Liabilities

There are no land areas which must comply with special usage requirements. The nearest settlements are 5 km and 20 km distance from the mine site and unlikely to have any negative impact from the mine. Olzheras river which receives treated waste water of the mine is a fishery water body of Category II, which is covered by strict quality standards.

During 2020 the emission of pollutants into the air was 6,889 t, of which 96.5% was methane. The actual values of emissions to air, discharge of water and waste generation did not exceed the levels established in the permits.

There are no waste disposal facilities on the mine site. Mine water is treated and used partially for production needs and the remainder discharged under permit to the Olzheras River. The main measure to reduce the discharged volume of pollutants is the development of a project on water treatment facilities equipment at a cost of RUB860,000 per year between 2019 and 2024.

There is a commitment to be fulfilled before 06.03.2022 on a previously issued non-conformance report regarding the use of water from Olzheras river. The Company has raised an objection with clarifications and requesting cancellation of the non-conformance report.

4.9	Usinskaya

4.9.1	Location and Access

Usinskaya Mine field is located in the South-West part of Olzheras deposit of Tom-Usinsk geological and economic area of Kuzbass. Formally this land plot was placed in the boundary of Mezhdurechensk (town), Kuzbass and includes “Usinskaya Mine field” geological area.

The nearest settlement is Olzheras village, the mine curtledge is located in the South-West part of Olzheras deposit within the boundary of Mezhdurechensk (town), Kuzbass. Access motorways and railways connect the mine with Mezhdurechensk railway station which is located on the main railway Novokuznetsk-Abakan route.

Currently there are no mining operations at “Usinskaya Mine field” area with the mine being in care and maintenance phase since 2002.

4.9.2	Topography, elevation, and vegetation

The area is located within the mountainous part of the region where high relief and rugged topography defines the landscape. The surrounding area is covered by mountainous taiga shrubs and taiga forests.

4.9.3	Climate and the length of the operating season

As the site is close to Mezhdurechensk, the climatic parameters are similar to those of the Krasnogorsky site. The operations at the pit continue throughout the year.

4.9.4	Licence and Adjacent Properties

JSC “Southern Kuzbass” is the holder of license KEM 14093 T No 5019/KEM 14093 T dated 04.06.2007. An amendment (No 1 No 227/KEM 14093 T ) was made on 21.01.2015 which extended the right for mineral mining until 31.12.2033.

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Inspection of the licensing document indicated that all license conditions for the right to mineral mining are met. There are no risks of such consequences as limitation, suspension, or early termination of the right for mineral mining at this stage.

4.9.5	History

Usinskaya mine was commissioned in 1965 but the exploration was performed much earlier over the license area. The findings of this exploration were repeatedly used to approve the coal reserves under the Russian system. The Usinskaya mine development area is an abandoned former underground mine which operated during the 1950’s and 1960’s and became part of the Southern Kuzbass Coal Company in 1998.

The original design document defined the mining capacity of the mine as 650,000 tonnes of commercial coal per annum. Although the mine is currently at care and maintenance stage, its untapped resources for Mechel can be accessed from Lenina Mine.

4.9.6	Geology

Usinskaya Mine includes “Usinskaya Mine field” geological area. The coal deposits are in the Kuznetsky Coal Basin which is Permian in age. The coal seams are in the lower group of seams, and the seams of interest at Usinskaya are Seam I to Seam VI. The seams dip to the north at 8° to 10° and are gently folded at depth. The roof and floor consist of siltstones or mudstones with some localised fine sandstones. The coal seams of this lower coal bearing sequence occur in some 500 m of mudstone, siltstone and sandstone deposits. The seams of interest are Seam I to Seam VI and range in thickness from 1.50 m to 8.0 m.

4.9.6.1	Tectonic Structure

The mine field is placed within the Main (West) monocline dipping to the north-west at 6-12°. Monoclinal bedding is complicated with additional folding, little rollbacks, and faulting (thrust faults, strike-slip faults, normal faults).

General monoclinal bedding in the area is complicated with a quite large flexural fold “type A” which is traced in the central part along the length of the mine field. Its width is 220 m and height 25 m in on average. The mine area is disturbed by low angle thrust faults with displacements of some 10 m to 15 m. As in the other areas, some of these thrusts have been identified by drilling but other faults with smaller displacements are likely to exist.

Structural framework and typical cross section for the site are shown in Appendix B.

4.9.6.2	Coal Seams

Seam III and seam IV-V were worked during the 1950’s and 1960’s to a depth of some 425 m. From the exploration work, Seam VI is identified as the major seam of interest as this has a thickness of up to 7.0 m. Some coal does remain in Seam III and Seam IV-V but this lies below old workings at depths greater than 400 m. The seam morphology is generally simple to complex with regular distribution apart from Seam I which can be irregular in places.

4.9.6.3	Coal Quality

The quality of the seams in this area is similar to that of the Lenina Mine. The principal seam of interest, Seam VI, is of coking quality similar to the other seams in the area. The seams are classified as K [coking, (“hvAb – mvb” under ASTM 380-98a)], KO [coking-mearge, (“hvAb – mvb” under ASTM 380-98a)], and KJ [coking fat, (hvAb – mvb” under ASTM 380-98a)] under the Russian system with low phosphorous and sulphur characteristics. Average ash content of coals varies from 6.1% to 11.6% whilst rock partings within the seam range from 6.9% to 19.69%. The ash chemistry is usually defined with high silica (SiO2) and alumina (Al2O3) which represent 67 to 88% of the ash content. The ash fusion characteristics range from medium to high fusion.

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The details of the coal quality are given in the table below.

Table 4-79    Seam Qualities

Coal seam	Rank	VM content (Vdaf, %)	Plastometric thickness, (Y, mm)	Vit. Reflectance (Ro, %)	Sum OK, %
I	K	25.3	23	1.21	21
III	K, 1K, 1KV	23.1	14	1.21	37
IV-V	KO, 2KO,	22.2	11	1.21	35
VI upper	KO, 2KO,	19.9	11	1.21	39
VI lower	K, 1K, 1KV	21.2	14	1.21	27

4.9.6.4	Other Geological Considerations

Geotechnical

Physical and mechanical properties of surrounding rocks for the area were not studied in detail, but it is assumed that they are similar to the neighbouring areas. Based on the previous mining experience the coal seams have a semi-stable to stable roof.

Hydrogeological

The mine is now at care and maintenance by means of flooding the mine workings.

Natural Threats

According to the official documentation submitted to the authorities, the interburden strata is regarded as silicosis hazardous. The site is also classified as hazardous in terms of dust explosiveness whilst the seams tend to spontaneous combustion.

Methane content of coal seams on dry ash-free basis increases with depth and its value is up to 26 m3/t at elevation -100 m (abs.).

Coal seams tend to seam outbursts and is accordingly classified into the hazardous category under the Russian system.

No washouts have been identified in the drilling and the occurrence of washouts is not considered to be a significant geological risk to the seams in the mine area.

4.9.7	Exploration Drilling

Exploration works in the area has been carried out systematically since 1945 and details of the surveys indicate a high degree of exploration.

The average line-to-line exploration distance at Usinskaya ranges from 220 to 450 m and the average distance between the holes along the lines is 220 – 250 m. A total of 66 holes were drilled within the boundaries of the site, with a total drilled length of 25,976 m. The density of the exploration network was 21 holes/km2.

274 samples were analyzed to define the qualitative and classification parameters of coal.

The details of the exploration are given in the table below.

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Table 4-80    Exploration Characteristics

Stage of works, Area Name, Main Tasks	Years	Contractor	No of Holes	Total Length (m)	Average depth (m)
Prospecting, detailed exploration + extended exploration at Tomusinsky	1945- 1954	Usinskaya GRP of Trust “Kuzbassuglerazvedka”	3	470.7	156.9
Extended exploration at Tomusinsky 1-2 field and Usinskaya mine field	1966- 1969	Usinskaya GRE of Trust “Kuzbassuglerazvedka”	50	21,680.7	433.6
Extended exploration	1965- 1968	Special entity of Trust “Tomusaugol”	4	388.0	97.0
Extended exploration + hydrogeological drilling in Olzheras river plane	1968- 1969	Usinskaya GRE of Trust “Kuzbassuglerazvedka”	5	385.1	77
Pre-exploration at Olzheras Glubokiye 1-3	1985- 1987	Usinskaya GRP of Yuzhno-Kuzbass GRE Zapsibgeologiya	4	3,051.2	767.8

Total			66	25,975.7	393.5

4.9.8	Sample Preparation, Analysis and Security

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.9.9	DATA Verification

Procedures are common to all the Southern Kuzbass mines and are shown in the Krasnogorsky section above.

4.9.10	Resources Estimation

Resources are stated in the table below as at 1st July 2021.

Table 4-81    Usinskaya CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	69,823		69,823

4.9.11	Reserves Estimation

There is no approved mine plan thus the mine only has Resources and no Reserves.

4.9.12	Mining Operations

Currently there are no mining operations at “Usinskaya Mine field” area. The mine is at care and maintenance stage since 2002 and there are no plans to reopen the mine.

The Usinskaya Mine was commissioned in 1965 having the design capacity of 0.5 Mtpa and the maximum mining production reached was 0.769 Mt in 1986. In 1987 the USSR design institute

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“Dongiproshaht” developed the design on “Pre-strip and access to seam No IV-V” which included the mine development plan below elevation +145 m and divided the mine into three panels: West, East, and Central. The design detailed the following stages of mining operations:

•	by 1993 – pre-strip and access the West panel of seam No IV-V.

•	by 2002 – pre-strip and access the East panel of the mine.

•	by 2013 – pre-strip and access the Central panel of the mine.

•	by 2022 – pre-strip and access seam No VI.

The design capacity of the mine was expected to reach 1.2 Mtpa by 2002 and 1.5 Mtpa thereafter with two production faces working simultaneously. However, a wide range of deviations from the approved design occurred during actual development of mining operations.

Two seams, No III and No IV-V, within the boundary of the mine field were mined and prior to 2002 seam No IV-V was being mined at elevation ±0 m under complicated geological settings with one production and four to five development faces. Mining operations were suspended in 2002 due to lack of financial investment and the mine was allowed to flood in line with the recommendations issued by Siberian Branch of FGUP VNIMI.

The mine staff were transferred to the JSC “Lenina Mine” and the fixed assets and other assets of JSC “Usinskaya Mine”, including all liabilities, rights and commitments of the company under re-organization were handed over to JSC “Lenina Mine”.

In October 2014, JSC “Southern Kuzbass” developed and approved the “Schedule on Building an Asset of Southern Kuzbass”. Construction of “Usinskaya” mine. Termination of care and maintenance of the mine”. Pursuant to that schedule JSC “Southern Kuzbass” planned to terminate care and maintenance and recommission the Usinskaya mine.

The design on care and maintenance of “Usinskaya” mine workings, developed by JSC “Kuzbassgiproshaht” in 2003 said that the asset must stay on care and maintenance for between 10 and 15 years. Amendment No 1 to license KEM 14093 T stated that care and maintenance of the mine during 2015-2020 shall be performed based on the duly approved “Design on Care and Maintenance of Mine Workings of Usinskaya Mine”.

The care and maintenance period based on the existing design has now expired, the accesses to the mine are isolated with concrete bulkheads, the flooding level reached the design elevation.

4.9.13	Infrastructure

All infrastructure facilities and buildings have been dismantled.

4.9.14	Future Plans

The old workings are now flooded but the Company retain this closed mine as a possible future prospect which would require being dewatered.

4.9.15	Environmental Permitting and Compliance

Mining operations were suspended, equipment was dismantled and mine flooding was started on 08.09.2002. Currently the mine is at care and maintenance stage. The mine is not registered as having significant negative impact the environment and therefore does not require environmental permits. No charges were incurred for negative environmental impact during 2017 to 2020.

4.9.15.1	Rehabilitation

Expert review of compliance with IFRS requirements on closing down, care and maintenance, disposal of industrial assets regarding Usinskaya mine was not performed.

The Company did not perform any reclamation starting from 2018 to 10 months of 2021.

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4.9.15.2	Summary of Potential Risks and Liabilities

There are no sources of air emissions. Air quality measurements are carried out at the nearby town of Mezdurechensk and the boundary of the neighbouring Lenina mine.

Natural water flows from mine workings at Usinskaya mine are collected and transported to water treatment facilities of Lenina mine and then discharged to Olzheras river.

There is a commitment and liability for closing down the mine and rehabilitation of damaged surface areas but this has not been assessed.

4.10	Krasnogorsky Coal Preparation Plant

4.10.1	Location and Access

The Krasnogorsky CPP is located at the Krasnogorsk open pit in the Mezhdurechensk district of the Kemerovo Oblast.

Vysotnaya railway station is close to the Krasnogorsky CPP, where concentrate coal is loaded into railcars. The site is connected by a railway branch line with Kiyzak station of the West Siberian railway and by a motor road with Mezhdurechensk.

Prepared coal from Krasnogorsky CPP is loaded Rechnaya and Vysotnaya railway stations of

Mezhdurechye JSC. The concentrate is then shipped via Pogruzochnaya and Tyagovaya stations of Mezhdurechye JSC to the Kiizak station of Russian Railways OJSC to the customers.

Krasnogorsky CPP processes run-of-mine coal of A (anthracite) and T (low volatile bituminous) grades mined by Krasnogorsky open pit mine.

4.10.2	History

Krasnogorsky CPP was commissioned in 2002 with a design capacity of 1.5 Mtpa of run-of-mine coal. Modifications to the original design were made in 2004, 2013, 2015 and 2017, with the purpose of optimising processing, improving product consistency, replacing imported equipment with domestic analogues and improved working conditions. This was achieved by replacement and addition of equipment. Present plant design capacity is 2.5 Mtpa

4.10.3	Quality of Raw Coals

The Krasnogorsky site produces variable coal types. The existence of an intrusive dyke in the area contributes to a degree of metamorphism into various grades of semi-anthracitic and anthracitic coals in addition to blending coking coal and thermal grades. However, heat alteration contributes to higher ash problems in these grades as well making coals from Krasnogorsky open pit extremely hard to process.

The anthracitic coals are split into three classes:

•	semi-anthracites (Grade T) with volatiles between 3-9% and specific gravity of 1.5 t/m3

•	anthracites (Grade A) with volatiles between 3-6% and specific gravity between 1.5-1.8 t/m3

•	super-anthracites (Grade A) with volatiles under 3% and specific gravity up to 1.95 t/m3.

4.10.4	Plant Description

The layout of the plant includes two independent sections, the coal is cleaned down to 0.1 mm, in sizes:

•	Coarse coal - 13-150 mm;

•	Fine coal - 2-13 mm; and

•	Coarse-grain slurry - 0.1-2 mm.

S-K 1300 TRS (4)

S-K 1300 TRS (5)

S-K 1300 TRS (10)

S-K 1300 TRS (14)

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Fine slurry with a size of 0-0.1 mm is not cleaned, it is dewatered and removed as a part of the plant’s waste.

Run-of-mine coal is delivered to the Krasnogorsky CPP by trucks. Incoming coal is stacked in the run-of-mine stockpile, from which it is fed into the coal receiving hopper by an excavator.

Run-of-mine coal is crushed to less than 150 mm by a SMD-111B Jaw Crusher and a MMD-500 Sizer. The crushed coal is screen at 25 mm and untreated 0-25 mm is directed to the open storage pile as required.

Raw coal is wet screened at 13 mm and the oversize is sent to dense medium separators. Underflow from the raw coal screens is deslimed at 3 mm and the 13 mm x 2 mm is treated in dense medium cyclones. Less than 2 mm raw coal is classified by hydrocyclones at 0.1 mm and the 2 mm x 0.1 mm is treated in spirals. Fine raw coal of size less than 0.1 mm is fed to radial thickeners.

Coarse coal (13-150 mm) is treated in two-product SKVP-20K heavy-medium separators to produce coarse concentrate and waste. Magnetite is washed from the concentrate on sieve bends and double deck Tabor 8x20DD washing screens. The upper deck of the screens is 25 mm aperture and the oversize is sorted in sized grades of coal. The 25 mm x 13 mm concentrate, Grade AM (anthracite 13 mm x 25 mm) product coal, is conveyed to the covered storage area.

Fine raw coal treated in single stage 610 mm diameter heavy-medium hydrocyclones to produce concentrate and waste. Magnetite is washed from the concentrate on sieve bends and Tabor 6x16SD and Tabor 8x16DD liner motion screens. Final dewatering takes place in HSG-1100 vibrating centrifuges. The dewatered concentrate with grain size of 2-13 mm is transported to the finished product storage facility.

Underflow from the classifying cyclones is fed to 2 banks of 8 triple-start spiral separators, type LD7 with diameter 1 m. The separation is made into 2 products - concentrate and waste.

The spiral concentrate is dewatered on a high-frequency screen IDS-3030R68 and in vibrating centrifuges of type HSG-1100 and is directed to the finished products storage area in ASh Grade (anthracite 0 x 6 mm) stack.

The overflow from the classifying cyclones is thickened in two radial thickeners with diameters of 18 m and 16 m. Thickened product (0-0.1 mm rejects) is fed for dewatering to three Phoenix BW-3M belt filter presses. The filter press cake is transported to the stack and dumped at the rock dump.

The covered product storage area is designed to accumulate finished products prior to shipment. The storage area consists of the gallery, in which a screen is installed for screening the coarse concentrate into 75-100 mm and 40-75 mm classes and has compartments for 0-6 mm, 13 mm x 25 mm, 25 mm x 40 mm, 40 mm x 75 mm and 75 mm x 150 mm. The capacity of each compartment is 1,600 tonnes.

The outloading facility is designed for screening of coarse grades (25-40 mm, 40-75 mm and 75-100 mm) before loading in order to reduce the fines content in the shipped coal. Any undersize is returned to storage.

The loading station is designed for loading of finished products into gondola cars with batching by weight on strain gauge balance. Depending on the availability of gondola cars for loading, the required grade of concentrate is fed to the control classification on the GISL-82 screen. The overflow class is fed into the railroad gondola car through a distributor. Concentrate with grain size less than 25 mm is transported in gondola car without additional classification.

4.10.5	Plant Performance

The historic throughput of coal processed during the period from 2018 to 2021 is shown the table below.

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Table 4-82    Krasnogorsky CPP Historic Saleable Production

Year	Coal Type	Run of Mine			Saleable			Yield %
		‘000t	Ash%	Moisture%	‘000t	Ash%	Moisture%
2018	Coking
	Thermal Anthracite	35	10.7	7.3	31	8.7	5.4	1.9
	Anthracite	1,624	22.7	11.3	800	12.2	8.9	48.2
	Untreated				199	19.9	12.0	12.0

	Total	1,659	22.2	11.1	1,030	13.6	9.4	62.1

2019	Coking
	Thermal Anthracite	264	11.8	7.5	222	8.9	8.2	15.9
	Anthracite	1,135	22.7	10.8	542	12.1	8.7	38.7
	Middlings Untreated				192	20.0	12.1	13.7

	Total	1,399	18.4	8.8	956	12.9	9.3	68.3

2020	Coking
	Thermal Anthracite
	Anthracite	2,024	23.0	10.8	893	12.1	9.1	44.1
	Untreated				249	19.4	11.9	12.3

	Total	2,024	23.0	10.8	1,142	13.7	9.7	56.4

2021 (6m)	Coking
	Thermal
	Anthracite	962	23.4	10.4	415	12.4	8.4	43.1
	Untreated				65	18.8	10.0	6.8

	Total	962	23.4	10.4	480	13.3	8.6	49.9

4.10.6	Future Plans

Based on the Krasnogorsky mine production plans the processing requirement will correspondingly increase.

The loading capacity of the Krasnogorsky CPP loading facilities at Vysotnaya station and Rechnaya station is 110 cars per day, 228, 000 tonnes per month.

The planned increase in Krasnogorsky CPP output can be accommodated by the existing facilities. However, it is recommended to consider the reconstruction of the existing railway infrastructure at Vysotnaya station by extending the existing railway tracks or constructing additional tracks to reduce loading time.

The process plant saleable coal forecast is shown in the table below.

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Table 4-83    Krasnogorsky CPP Planned Saleable Coal

Material	Coal type	Total	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Raw Coal, ‘000t	TOTAL	79,059	2,470	2,400	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800
	Thermal coal	79,059	2,470	2,400	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800
	Krasnogorsky A	68 390	2,470	2,400	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,800	2,000
	Krasnogorsky T	10,669															800
Raw Coal Ash, %	TOTAL	21.3	22.1	24.1	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	19.9
	Thermal coal	21.3	22.1	24.1	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	19.9
	Krasnogorsky A	22.5	22.1	24.1	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5
	Krasnogorsky T	13.5															13.5
Cleaned coal ‘000t	TOTAL:	45,129	1,182	1,029	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,776
	Thermal coal	45,129	1 182	1 029	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,776
	A concentrate	35,368	1 182	1 029	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,462	1,044
	T Grade 100 x 13mm	3,361															252
	T Grade 13 mm x 0	6,401															480
Concentrate Ash, %	TOTAL:	11.8	12.4	12.4	12.4	12.4	12.4	12.4	12.4	12.4	12.4	12.4	12.4	12.4	12.4	12.4	11.3
Cleaned coal yield, %	TOTAL:	57.1	47.8	42.9	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	63.4
	Thermal coal	57.1	47.8	42.9	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	63.4
	A concentrate	51.7	47.8	42.9	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2	52.2
	T Grade 100 x 13mm																31.5
	T Grade 13 mm x 0																60.0
Untreated 000s t	25 mm x 0, TOTAL:	7,787	321	288	316	316	316	316	316	316	316	316	316	316	316	316	226
Untreated Coal ash, %	TOTAL:	18.8	18.8	20.0	18.8	18.8	18.8	18.8	18.8	18.8	18.8	18.8	18.8	18.8	18.8	18.8	18.8

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4.10.7	Environmental Permitting and Compliance

The CPP has obtained the necessary environmental permits and licenses in addition to those required for the open pit, details of which are given the table below.

Table 4-84    Krasnogorsky CPP Environmental Permits and Licenses

Name of the document	Number and date of issue	State issuing authority	Expiry date
Water intake from natural water bodies is not carried out
Limits on waste disposal	No. 23p/OTXME dated September 05, 2018.	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	February 21, 2026

Permit for emission of pollutants into the atmospheric air	No. 3/aTMMe dated February 22, 2019.	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	September 05, 2023

4.10.7.1	Rehabilitation

Krasnogorsky CPP is located within the land and mining allotments of the Krasnogorsky open pit. The cost of works on rehabilitation of the industrial facilities is accounted for within the Krasnogorsky open pit costs estimate.

4.10.7.2	Summary of Potential Risks and Liabilities

Krasnogorsky CPP has the necessary permits and licenses in the field of environmental management, environmental protection measures are implemented, and environmental components are monitored and controlled. The actual emissions to air, discharge of water and waste generation volumes do not exceed the levels established in the permitting documentation.

At present, the main measures to reduce pollutant emissions involve the repair of the plant gas cleaning systems.

The main wastes are waste rock from run-of-mine coal preparation and dewatered slurry from the coal washing process. Both materials are transported to the internal dump of Krasnogorsky open pit mine. There are no waste disposal facilities within the CPP site.

There is no wastewater discharge. The process provides for a closed water-slurry system without discharge of slurry into external settling ponds.

4.11	Sibirginsky Coal Preparation Plant

4.11.1	Location and Access

Sibirginsky Coal preparation plant lies within the boundaries of Sibirginsky Open Pit in the Mezhdurechenskiy District of Kemerovo Region of the Russian Federation.

The nearest large settlements to Sibirginsky CPP are: Mezhdurechensk - about 18 km to the north-east and Myski - at a distance of about 10 km to the north.

Nearby to Sibirginsky CPP is the Kurya railway station, where the saleable coal is loaded into railcars. The site of the CPP is linked by spur-line to the Myski station of the West Siberian Railway and by road to the town of Myski, 17 km away.

Sibirginsky CPP processes T Grade run-of-mine coal from Krasnogorsky and from Sibirginsky open pit mines.

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4.11.2	History

The modular coal preparation plant at Sibirginsky open pit OJSC was commissioned by WEMCO in September 1993 and was designed for processing high-ash coal of Sibirginsky open-pit.

The initial scheme envisaged preparating high-ash coals, obtained from the open pit coal seam scrapings, in a heavy-medium drum separator and in heavy-medium hydrocyclones.

The initial design capacity of Sibirginsky CPP was 500,000 tpa, the hourly capacity was 150 tonnes/hour. The operation was intended to be seasonal, during the summer period - 150 days a year.

The CPP is currently undergoing modification. The heavy medium cyclone section was dismantled and dry screening before the main plant added to produce saleable untreated coal.

A crushing and screening plant was installed to process T Grade Thermal coals.

In order to increase the output of coarse T Grade concentrate, an additional production line based on a WEMCO drum was installed in the main building. As a result, the plant consists of two process lines.

4.11.3	Plant Description

The plant includes two independent sections. Pretreatment at Sibirginsky CPP comprises two independent, though similar, lines of crushing and screening. Run-of-mine coal is unloaded from trucks directly into coal-receiving hoppers. A plate feeder takes the coal from the hoppers to jaw crushers. Crushed coal is screened on a grizzly of 25 mm aperture. The 0-25 mm undersize is sent to the open untreated coal storage area and the +25 mm oversize coal is fed to the main plant for cleaning.

Raw coal of 25 mm x 100 or 150 mm is treated in WEMCO drum heavy medium separators. Products are discharged to sieve bends then drain and rinse screens. Concentrate from the screens is transported to the open concentrate stockpile.

Waste is conveyed to the waste dump.

Fine material washed from the raw coal and products flow to a thickener. The thickener underflow is dewatered by two Wemco belt presses and the cake incorporated with the coarse waste.

The open product storage area has a capacity of 6,000 tonnes for the 25 mm x 100 or 150 mm cleaned coal and untreated coal. Coal is loaded into hopper railcars by a front end loader.

4.11.4	Quality of Saleable Products

The table below shows the specifications of saleable products.

Table 4-85    Quality of Saleable Products

Name, brand, grade	Quality Parameters
	Ad	Wr	Vdaf	Std	GCV	NCV
	%	%	%	%	kcal/kg	kcal/kg
T Grade 100 mm x 25 mm concentrate	14.0	9.0	17.6	0.35	8,615	6,490
T Grade 100 mm x 6 mm concentrate	9.0	9.0	8.9	0.26	8,348	6,709
High ash 25 mm x 0 untreated	21.2	8.0	17.6	0.35	8,474	5,869
Low ash 25 mm x 0 untreated	11.3	8.0	8.9	0.26	8,348	6,617

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4.11.5	Plant Performance

Sibirginsky CPP produces thermal washed coal and untreated coal. The historic throughput of coal processed during the period from 2018 to 2021 are shown in the table below.

Table 4-86    Sibirginsky Historic Saleable Production

Year	Coal Type	Run of Mine			Saleable			Yield%
		‘000t	Ash%	Moisture %	‘000t	Ash%	Moisture %
2018	Thermal	268	11.9	6.6	85	7.6	5.4	31.7
	Untreated				163	11.5	7.9	60.8

	Total	268	11.9	6.6	248	10.2	7.0	92.5

2019	Thermal	204	16.6	6.7	59	9.1	5.3	28.9
	Untreated				130	15.5	7.9	63.7

	Total	204	16.6	6.7	189	13.5	7.1	92.6

2020	Thermal	756	20.0	6.8	165	10.8	4.3	21.8
	Untreated				482	18.3	7.8	63.8

	Total	756	20.0	6.8	647	16.4	6.9	85.6

2021 (6m)	Thermal	52	19.2	6.8	12	10.2	4.7	23.1
	Untreated				34	17.3	7.9	65.4

	Total	52	19.2	6.8	46	15.4	7.1	88.5

PMC/IMC considers the existing plant is capable of sustaining its current throughput and meeting planned production targets provided that it is adequately maintained and the components are replaced in a timely manner.

4.11.6	Future Plans

Based on the planned production from Kranogorsky and Sibginsky mines saleable product plan the table below. The CPP has the capacity to process the required planned mine production.

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Table 4-87    Sibirginsky CPP Saleable Production Plan

Material	Product	Total	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
ROM Feed, kt	TOTAL	40,701	1,100	570	1,530	1,540	1,540	1,540	1,540	1,540	1,540	1,540	1,540	1,540	1,540	1,540
	Thermal coal	40,701	1,100	570	1,530	1,540	1,540	1,540	1,540	1,540	1,540	1,540	1,540	1,540	1,540	1,540
	Sibirginsky T	24,105	735	180	920	847	824	728	721	705	677	873	670	1,020	937	979
	Krasnogorsky T	16,596	365	390	610	693	716	812	732	835	863	667	870	520	603	561
Raw Coal Ash, %	TOTAL	18.5	18.6	14.9	18.6	18.2	18.0	17.5	17.7	17.4	17.2	18.3	17.2	19.1	18.7	18.9
	Thermal coal	18.5	18.6	14.9	18.6	18.2	18.0	17.5	17.7	17.4	17.2	18.3	17.2	19.1	18.7	18.9
	Sibirginsky T	22.0	22.0	22.7	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0
	Krasnogorsky T	13.4	11.8	11.2	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5
Saleable output, kt	TOTAL	10,088	261	156	378	390	393	406	379	409	413	387	413	368	379	373
	Thermal coal	10,088	261	156	378	390	393	406	379	409	413	387	413	368	379	373
	T Grade 100 mm x 25 mm	4,696	140	34	179	165	161	142	141	137	132	170	131	199	183	191
	T Grade 100 mm 6 mm	5,392	122	122	198	225	233	264	238	271	281	217	283	169	196	182
Cleaned Coal Ash, %	TOTAL	9.0	11.7	9.3	9.0	8.8	8.8	8.7	8.7	8.7	8.6	8.9	8.6	9.1	9.0	9.0
Cleaned Coal Yield, %	TOTAL	24.8	23.8	27.4	24.7	25.4	25.5	26.4	26.1	26.6	26.8	25.1	26.8	23.9	24.6	24.2
	Thermal coal	24.8	23.8	27.4	24.7	25.4	25.5	26.4	26.1	26.6	26.8	25.1	26.8	23.9	24.6	24.2
	T Grade 100 x 25 mm	19.5	19.0	19.0	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5
	T Grade 100 x 6 mm	32.5	33.4	31.3	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5
Untreated Sales, kt	TOTAL	27,256	736	369	1,025	1,032	1,032	1,032	974	1,032	1,032	1,032	1,032	1,032	1,031	1,032
Untreated Coal Ash %	TOTAL	18.5	18.1	14.2	18.6	18.2	18.0	17.5	17.7	17.4	17.2	18.3	17.2	19.1	18.7	18.9

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Material	Product	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051
ROM Feed, kt	TOTAL	1,540	1,488	1,540	1,475	1,477	1,414	1,540	1,540	1,540	1,540	1,540	1,540	1,304	258	360	323	233
	Thermal coal	1,540	1,488	1,540	1,475	1,477	1,414	1,540	1,540	1,540	1,540	1,540	1,540	1,304	258	360	323	233
	Sibirginsky T	868	951	941	952	984	920	1,046	1,065	1,091	1,110	1,162	1,199	1,000
	Krasnogorsky T	672	537	599	523	493	494	494	475	449	430	378	341	304	258	360	323	233
Raw Coal Ash, %	TOTAL	18.3	18.9	18.7	19.0	19.2	19.0	19.3	19.4	19.5	19.6	19.9	20.1	20.0	13.5	13.5	13.5	13.5
	Thermal coal	18.3	18.9	18.7	19.0	19.2	19.0	19.3	19.4	19.5	19.6	19.9	20.1	20.0	13.5	13.5	13.5	13.5
	Sibirginsky T	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0	22.0
	Krasnogorsky T	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5	13.5
Saleable output, kt	TOTAL	388	360	378	356	352	340	364	362	359	356	350	345	294	84	117	105	76
	Thermal coal	388	360	378	356	352	340	364	362	359	356	350	345	294	84	117	105	76
	T Grade 100 mm x 25 mm	169	185	183	186	192	179	204	208	213	216	227	234	195
	T Grade 100 mm 6 mm	218	174	195	170	160	160	160	154	146	140	123	111	99	84	117	105	76

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Material	Product	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051
Cleaned Coal Ash, %	TOTAL	8.9	9.0	9.0	9.0	9.1	9.1	9.1	9.1	9.2	9.2	9.3	9.4	9.3	8.0	8.0	8.0	8.0
Cleaned Coal Yield, %	TOTAL	25.2	24.2	24.6	24.1	23.8	24.0	23.7	23,5	23.3	23.1	22.7	22.4	22.5	32.5	32.5	32.5	32.5
	Thermal coal	25.2	24.2	24.6	24.1	23.8	24.0	23.7	23,5	23.3	23.1	22.7	22.4	22.5	32.5	32.5	32.5	32.5
	T Grade 100 x 25 mm	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5	19.5
	T Grade 100 x 6 mm	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5	32.5
Untreated Sales, kt	TOTAL	1,032	997	1,032	988	990	947	1,032	1,031	1,032	1,031	1,032	1,032	874	173	241	216	156
Untreated Coal Ash %	TOTAL	18.3	18.9	18.7	19.0	19.2	19.0	19.3	19.4	19.5	19.6	19.9	20.1	20.0	13.5	13.5	13.5	13.5

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4.11.7	Environmental Permitting and Compliance

Due to the proximity Sibirginsky CPP environmental permitting and compliance Section has been incorporated into the Sibir CPP environmental permitting and compliance Section below.

4.12	Sibir Coal Preparation Plant

4.12.1	Location and Access

Sibir CPP is located in the Myskovsky urban district of the Kemerovo region of the Russian Federation.

The closest major towns are Myski about 13.5 km to the east-south-east, Mezhdurechensk about 29 km to the east-south-east and Novokuznetsk 33 km to the west.

Run-of-mine coal is unloaded and treated coal is loaded into railcars at the nearby Sibir railway station.

Sibir CPP processes T Grade ROM from Krasnogorsky open pit mine, OS, KS and T Grades from Sibirginsky and Tomusinsky open pits, OS Grade coal from Sibirginsky mine and T Grade 25mm x 0 untreated coal from Sibirginsky CPP . The plant also processes small volumes of Zh, GZh and T Grades from third-party suppliers.

4.12.2	History

Sibir CPP was commissioned in December 1974 with a design capacity of 6.2 million tonnes per year.

The initial design provided for treatment of 13-150 mm raw coal in heavy medium separators, 0.5-13 mm in jigs and 0-0.5 mm by froth flotation. In the course of the plant’s operation, changes in the raw feed and an increase in the share of open-pit coals, have required a number of changes to the process in 2010, 2014 and 2018.

After the modification, the design throughput was increased to 7.0 million tonnes per year.

4.12.3	Plant Description

The plant has two independent streams.

Run-of-mine coal is delivered to Sibir CPP in hopper railcars. Two tipplers unload the coal which is hand-picked for coarse rock, then crushed with MMD-500 and DKU-1M crushers to less than 150 mm.

Raw coal is fed to screens with 13 mm aperture. Oversize passes to heavy medium separators producing concentrate and waste.

Undersize from the raw coal screens is screened on static OSO (Conical wedge wire) sieves and the oversized is cleaned in jigs, producing concentrate, middlings and waste. All products are dewatered on screens and the waste conveyed to the waste dump. Concentrate and middlings are drained in bucket elevators and dewatered on screens. Both are dried in centrifuges and middlings goes directly to product storage. Concentrate is thermally dried.

Undersize from the OSO sieves is pumped to classifying cyclones. The underflow from the classifying cyclones flows to triple start spiral separators. Concentrate from the spirals is dewatered on high frequency screens and dried in centrifuges and added to the concentrate from the jigs.

Overflow from the classifying cyclones is treated in Wemco froth flotation machines, vacuum filtered and then goes to thermal drying.

The five thermal dryers are fuelled by coal from the mine and are equipped with wet dust collectors.

Final Concentrate is stored in tens silos with a total capacity of 22,000 tonnes and middlings in silos with a total capacity of 5,000 tonnes.

Products are out loaded from the silos into hopper railcars.

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4.12.4	Plant Products

Table 4-88    Quality of Saleable Products

Name, brand, grade	Quality indicators
	Ash, db	Moisture Total	Volatile Matter DAF	Sulphur Total, db	GCV	NCV
	%	%	%	%	kcal/kg	kcal/kg
KC concentrate (y-6 mm	10.0	8.0	17.6	0.2	8,619	6,827
OS concentrate (y-10 mm)	9.2	7.7	19.8	0.31	8,648	6,947
GZh concentrate (y-17 mm)	7.0	7.5	39.4	0.32	8,405	6,962
T Grade 25 mm x 0 concentrate	10.0	8.0	12.9	0.34	8,566	6,796
Middlings	30.0	7.0	19.5	0.25	8,253	4,955

Note    Y = thickness of the plastic layer

4.12.5	Plant Performance

Sibir CPP produces saleable concentrates of coking and thermal grades of coal as well as saleable middlings used for energy purposes. The actual coal preparation production figures for the period from 2018 to 2021 are shown in the table below.

Table 4-89    Sibir Historic Saleable Production

Year	Coal Type	Run of Mine			Saleable			Yield %
		‘000t	Ash%	Moisture %	‘000t	Ash %	Moisture %
2018	Coking	2,313	25.8	7.6	1,514	9.6	7.5	35.7
	Thermal	1,926	24.4	7.2	1,236	9.5	7.9	29.2
	Middlings				524	27.1	7.1	12.4

	Total	4,239	25.2	7.4	3,274	12.4	7.6	77.2

2019	Coking	2,840	20.9	7.0	2,034	8.7	7.6	44.5
	Thermal	1,727	23.1	6.3	1,173	9.6	8.5	25.7
	Middlings				470	26.9	6.9	10.3

	Total	4,567	21.7	6.7	3,677	11.3	7.8	80.5

2020	Coking	2,678	19.7	7.0	1,875	8.7	7.9	42.5
	Thermal	1,730	21.0	6.9	1,230	9.4	8.4	27.9
	Middlings				428	27.1	7.1	9.7

	Total	4,408	20.2	7.0	3,533	11.2	8.0	80.1

2021 6m	Coking	1,153	20.7	7.0	778	9.4	7.5	42.4
	Thermal	682	26.1	6.6	421	9.5	8.1	22.9
	Middlings				252	27.5	6.9	13.7

	Total	1,835	22.7	6.9	1,451	12.6	7.6	79.1

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4.12.6	Future Plans

Based on the planned production and feed from Krasnogorsky, Sibirginsky and Tomusinsky open pits, Sibirginsky mine and untreated from Sibirginsky CPP the saleable product plan is shown in the table below.

The plant is capable of sustaining its current throughput and meeting planned production targets provided that it is adequately maintained and the components are replaced in a timely manner.

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Table 4-90    Sibir CPP Saleable Production Plan

Product	Coal Type	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
ROM Feed, 000s t	TOTAL:	195,716	4,400	6,752	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	6,999	6,999	7,000	7,000	7,000	7,000
	Coking coal	140,090	2,620	3,866	4,605	4,292	4,894	5,129	5,158	5,676	5,334	5,299	5,174	5,175	5,243	5,324	5,219	4,898
	Sibirginsky OS	32,265	495	780	1,170	1,183	1,754	2,391	1,578	1,942	1,599	1,599	1,599	1,600	1,600	1,600	1,472	1,446
	Sibirginsky KC	51,369	849	1,300	1,550	1,416	1,512	1,588	2,380	2,434	2,535	2,375	2,375	2,375	2,374	2,374	2,177	2,102
	Sibirginskaya OS	33,750	792	950	1,250	1,100	1,120	1,150	1,200	1,300	1,200	1,325	1,200	1,200	1,269	1,350	1,570	1,350
	Sibirginskaya K	6 155
	Sibirginskaya CS	12 483
	Tomusinsky OS	3 444	420	836	635	593	508
	Tomusinsky CS	182	64
	Taldinskaya TC GZh	442
	Thermal coal	55,627	1,780	2,886	2,395	2,708	2,106	1,871	1,842	1,324	1,666	1,701	1,825	1,824	1,757	1,676	1,781	2,102
	Krasnogorsky T Grade 25 mm x 0	21,302	1,001	1,364	864	1,200	768	898	373	245	541	214	688	605	578	387	784	1,059
	Krasnogorsky T Grade 25 mm x 0 XXX	233		233
	Sibirginsky CPP T Grade 25 mm x 0	26,835	118	1,025	1,032	1,032	1,032	974	1,032	1,032	1,032	1,032	1,032	1,031	1,032	1,032	997	1,032
	Sibirginsky T Grade	5,813	210		133	477	306		437	47	93	456	106	188	147	258		11
	Tomusinsky T Grade	1,443	451	265	366
Raw Coal Ash, %	TOTAL:	20.5	22.1	21.3	20.5	20.5	19.9	19.4	19.7	19.4	19.8	19.6	20.0	19.9	19.9	19.8	20.1	20.1
	Coking coal	20.5	20.9	20.9	20.5	20.4	19.9	19.2	19.8	19.7	19.8	19.9	19.8	19.8	19.8	19.9	20.0	19.9
	Sibirginsky OS	16.9	17.2	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9
	Sibirginsky KC	20.5	20.0	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5

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Product	Coal Type	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
	Sibirginskaya OS	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3
	Sibirginskaya K	22.3
	Sibirginskaya CS	22.3
	Tomusinsky OS	23.6	24.1	23.7	23.7	23.7	23.7
	Tomusinsky CS	21.2	24.0
	Taldinskaya TC,Zh	32.0
	Thermal coal	20.5	23.9	21.8	20.4	20.6	19.9	19.9	19.4	18.3	19.8	19.0	20.5	20.2	20.3	19.7	20.4	20.5
	Krasnogorsky T Grade 25 mm x 0	22.4	24.6	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3
	Krasnogorsky T Grade 25 mm x 0 XXX	33.0		33.0
	Sibirginsky CPP T Grade 25 mm x 0	18.6	21.2	18.6	18.2	18.0	17.5	17.7	17.4	17.2	18.3	17.2	19.1	18.7	18.9	18.3	18.9	18.7
	Sibirginsky T Grade	21.6	22.2		21.7	21.7	21.7		21.6	21.6	21.6	21.6	21.6	21.6	21.6	21.6		21.6
	Tomusinsky T Grade	22.2	23.8	21.7	21.7
Concentrate 000s t	TOTAL:	145,723	3,070	4,908	5,236	5,268	5,319	5,369	5,290	5,304	5,252	5,377	5,324	5,336	5,331	5,348	5,317	5,325
	Coking coal	102,208	1,867	2,796	3,365	3,146	3,636	3,881	3,794	4,201	3,917	3,979	3,887	3,888	3,938	3,998	3,916	3,679
	OS concentrate	53,920	1,240	1,903	2,300	2,174	2,598	2,791	2,159	2,530	2,177	2,325	2,233	2,233	2,284	2,344	2,399	2,215
	CW Concentrate	43,934	626	893	1,064	972	1,038	1,090	1,634	1,671	1,741	1,654	1,654	1,654	1,654	1,654	1,516	1,464
	K Concentrate	4 129
	GZh concentrate	224
	Thermal coal	43,515	1,203	2,112	1,872	2,122	1,682	1,488	1,496	1,103	1,335	1,397	1,437	1,448	1,393	1,350	1,401	1,646
	Krasnogorsky T Grade 25 mm x 0	15 601	654	978	637	884	566	661	275	181	399	158	507	446	426	285	578	781
	Krasnogorsky T Grade 25 mm x 0 XXX	90		90
	Sibirginsky CPP T Grade 25 mm x 0	26,790	240	853	970	1,238	1,117	827	1,222	922	936	1,240	930	1,003	967	1,065	823	865
	Sibirginsky T Grade	1,034	310	192	265

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Product	Coal Type	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Concentrate Ash, %	TOTAL:	9.7	9.8	9.7	9.7	9.7	9.7	9.7	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.7
	Coking coal	9.6	9.7	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6
	Thermal coal	9.8	10.0	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8
Concentrate yield, %	TOTAL:	74.5	69.8	72.7	74.8	75.3	76.0	76.7	75.6	75.8	75.0	76.8	76.1	76.2	76.2	76.4	76.0	76.1
	Coking coal	73.0	71.2	72.3	73.1	73.3	74.3	75.7	73.5	74.0	73.4	75.1	75.1	75.1	75.1	75.1	75.0	75.1
	OS concentrate	77.6	72.7	74.2	75.3	75.6	76.8	78.8	77.7	78.0	77.8	79.5	79.8	79.8	79.6	79.5	78.9	79.2
	CW Concentrate	68.6	68.6	68.7	68.7	68.7	68.7	68.7	68.7	68.7	68.7	69.7	69.7	69.7	69.7	69.7	69.7	69.7
	K Concentrate	67.1
	GZh concentrate	50.8
	Thermal coal	78.2	67.6	73.2	78.2	78.4	79.9	79.5	81.2	83.3	80.1	82.1	78.7	79.4	79.3	80.5	78.7	78.3
	Krasnogorsky T Grade 25 mm x 0	73.2	65.3	71.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7
	Krasnogorsky T Grade 25 mm x 0 XXX	38.6		38,6
	Sibirginsky CPP T Grade 25 mm x 0	82.1	73.1	83.2	83.3	82.1	83.5	84.9	83.2	85.5	83.2	83.3	81.8	82.2	82.0	82.6	82.6	83.0
	Sibirginsky T Grade	71.7	68.8	72.5	72.5

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Product	Coal Type	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Middlings, kt	TOTAL:	17,532	463	660	630	630	630	630	630	630	630	490	532	528	525	560	525	525
Ash of Middlings, %	TOTAL:	32.8	30.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0
Middlings Yield, %	TOTAL:	9.0	10.5	9.8	9.0	9.0	9.0	9.0	9.0	9.0	9.0	7.0	7.6	7.6	7.5	8.0	7.5	7.5

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Product	Coal Type	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053
Coal processing, kt	TOTAL:	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	5,186	4,768	2,705	3,082	2,822	2,315	1,523	1,240
	Coking coal	5,348	4,996	4,985	5,147	5,470	5,210	4,860	4,205	3,495	3,111	1,940	1,990	1,850	1,630	1,240	1,240
	Sibirginsky OS	1,487	1,482	1,471	1,250	800	600	350	300	250	232
	Sibirginsky KC	2,161	2,034	2,034	2,187	2,600	2,000	1,800	1,500	1,200	1,014
	Sibirginskaya OS	1,700	1,470	1,470	1,630	1,900	1,925	1,880	1,605
	Sibirginskaya K		10	10	80	120	635	760	690	720	740	650	680	610	430	20
	Sibirginskaya CS					50	50	70	110	1,325	1,125	1,290	1,310	1,240	1,200	1,220	1,240
	Tomusinsky OS
	Tomusinsky CS
	Taldinskaya TC GZh
	Thermal coal	1,652	2,004	2,015	1,853	1,530	1,790	2,140	2,795	1,691	1,657	765	1,092	972	685	283
	Krasnogorsky T Grade 25 mm x 0	664	1 015	1 068	405	154	349	719	1 425	308	209	593	851	756	530	283
	Krasnogorsky T Grade 25 mm x 0 XXX
	Sibirginsky CPP T Grade 25 mm x 0	988	990	947	1 032	1,031	1,032	1,031	1,032	1,032	874	173	241	216	156
	Sibirginsky T Grade				417	344	409	390	338	351	574
	Tomusinsky T Grade
Ash content of raw materials, %	TOTAL:	20.1	20.2	20.2	20.3	20.5	20.9	21.1	21.3	21.1	21.1	21.7	21.6	21.6	21.7	22.3	22.3
	Coking coal	20.1	20.0	20.0	20.2	20.6	21.0	21.2	21.2	21.3	21.3	22.3	22.3	22.3	22.3	22.3	22.3
	Sibirginsky OS	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9	16.9
	Sibirginsky KC	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5	20.5
	Sibirginskaya OS	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3
	Sibirginskaya K		22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3
	Sibirginskaya CS					22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3
	Tomusinsky OS

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Product	Coal Type	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053
	Tomusinsky CS
	Taldinskaya TC,Zh
	Thermal coal	20.3	20.8	20.8	20.5	20.2	20.5	20.9	21.3	20.8	20.8	20.3	20.4	20.4	20.3	22.3
	Krasnogorsky T Grade 25 mm x 0	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3	22.3
	Krasnogorsky T Grade 25 mm x 0 XXX
	Sibirginsky CPP T Grade 25 mm x 0	19.0	19.2	19.0	19.3	19.4	19.5	19.6	19.9	20.1	20.0	13.5	13.5	13.5	13.5
	Sibirginsky T Grade				21.6	21.6	21.6	21.6	21.6	21.6	21.6
	Tomusinsky T Grade
Concentrate output, kt	TOTAL:	5,318	5,318	5,316	5,301	5,226	5,195	5,165	5,164	3,720	3,433	1,885	2,160	1,974	1,597	1,016	819
	Coking coal	4,013	3,757	3,748	3,834	4,002	3,780	3,494	3,019	2,392	2,130	1,289	1,309	1,216	1,070	807	819
	OS concentrate	2,508	2,334	2,325	2,257	2,078	1,928	1,685	1,439	210	195
	CW Concentrate	1,505	1,417	1,417	1,523	1,844	1,426	1,299	1,116	1,698	1,439	853	853	807	781	794	819
	K Concentrate		7	7	54	81	426	510	463	483	496	436	456	409	288	13
	GZh concentrate
	Thermal coal	1,304	1,561	1,567	1,467	1,224	1,415	1,671	2,145	1,328	1,303	597	851	758	527	208
	Krasnogorsky T Grade 25 mm x 0	489	748	787	298	114	257	530	1,050	227	154	437	627	557	390	208
	Krasnogorsky T Grade 25 mm x 0 XXX
	Sibirginsky CPP T Grade 25 mm x 0	815	813	780	1,169	1,110	1,158	1,141	1,095	1,101	1,149	160	224	201	137
	Sibirginsky T Grade

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Product	Coal Type	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053
Ash content of concentrate, %	TOTAL:	9.6	9.7	9.7	9.6	9.6	9.6	9.7	9.7	9.7	9.7	9.7	9.7	9.7	9.7	9.6	9.6
	Coking coal	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6	9.6
	Thermal coal	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8
Concentrate yield, %	TOTAL:	76.0	76.0	75.9	75.7	74.7	74.2	73.8	73.8	71.7	72.0	69.7	70.1	70.0	69.0	66.7	66.1
	Coking coal	75.0	75.2	75.2	74.5	73.2	72.6	71.9	71.8	68.4	68.5	66.4	65.8	65.7	65.6	65.1	66.1
	OS concentrate	78.7	79.1	79.0	78.4	77.0	76.4	75.5	75.6	84.1	84.1
	CW Concentrate	69.7	69.7	69.7	69.7	69.6	69.5	69.5	69.3	67.3	67.3	66.1	65.1	65.1	65.1	65.1	66.1
	K Concentrate		67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1
	GZh concentrate
	Thermal coal	78.9	77.9	77.8	79.2	80.0	79.1	78.0	76.8	78.6	78.6	78.0	77.9	78.0	76.9	73.7
	Krasnogorsky T Grade 25 mm x 0	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7	73.7
	Krasnogorsky T Grade 25 mm x 0 XXX
	Sibirginsky CPP T Grade 25 mm x 0	82.5	82.2	82.4	80.7	80.7	80.4	80.3	80.0	79.6	79.4	92.9	92.9	92.9	87.9
	Sibirginsky T Grade
Output of middlings, kt	TOTAL:	525	525	560	560	560	560	560	490	622	572	325	370	339	394	274	223
Ash content of middlings, %	TOTAL:	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0	33.0
Output of middlings, %	TOTAL:	7.5	7.5	8.0	8.0	8.0	8.0	8.0	7.0	12.0	12.0	12.0	12.0	12.0	17.0	18.0	18.0

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4.12.7	Environmental Permitting and Compliance

Sibir Central CPP is registered as a facility having adverse environmental impact, Category I, certificate No. b/n, Code No. 32-0142-000255- .. In accordance with legislation the facility holds the key environmental permits and licences shown in the table below.

Table 4-91    Sibir CPP permits and Licenses

Name of the document	Number and date of issue	State issuing authority	Expiry date
Waste disposal limits	No. 33/OTXME dated 30.11.2018	Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor) Kemerovo region	30 November 2023

Water use agreement	42.13.01.03.002- P 3 O-C 2013- 00550/00 dated 06.12.2013	Department of Natural Resources and Environment Kemerovo region	31 December 2024

Permit for emission of polluting substances into atmospheric air	No. 4/aTMMe dated 25.10.2018	Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor) Kemerovo region	24 October 2025

Two waste disposal facilities are recorded in the State Register, the waste rock dump and tailings management facility.

Statement No. 520-E dated 18 June 2018 of the expert commission of the state environmental expert review body on the design for Technical Re-equipment of Rock Dump is valid for 5 years.

4.12.7.1	Rehabilitation

Up to January 2021, the total amount of lands disturbed by facilities for the storage of process waste amounted to 114.5 hectares. There no stockpile of the fertile soil layer.

Under the project design, a total of 112 ha of land are subject to rehabilitation in the period 2020 to 2028. No rehabilitation work was conducted between 2018 and October 2021.

As of 31 December 2020, Everest Consulting estimated the total closure rehabilitation costs for the industrial facilities at RUB 129.4 million, taking into consideration 4.19% inflation rate as of 01.07.2021.

4.12.7.2	Summary of Potential Risks and Liabilities

There are no nearby areas designated as having special land use conditions. The Sibir CPP site is bounded by transport infrastructure (the Novokuznetsk-Abakan railway line and by the Novokuznetsk–Mezhdurechensk highway) in the north and south and in the east by the central estate of Berenzas state farm. Sibirginsky processing site and Sibirginsky open pit are 400 m and a power plant approximately 1 km from Sibir CPP. Together with the Berenzas farm, the nearest features having potential for impact from the activities at Sibir CPP, as well as Sibirginsky mine and CPP, are residential buildings and the Podobass River, at a distance of 1 to 3 km.

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Under requirements of the legislation, the company makes payments for adverse environmental impact but the emissions to air and waste generation have not exceeded the levels established in the permits.

The environmental management plan for prevention of air emission involves water spraying of dusty surfaces and scheduled maintenance of the plant’s ventilation and dust collection equipment.

There is no wastewater discharge. The wastewater is collected and reused in the plant’s closed circuit water cycle.

The main processing waste materials are in the low hazard class comprising waste rock of coal processing, tailings slurry of wet classification and low hazard ash-slag mixture of coal combustion. These are stored at facilities of Sibir CPP.

On the information provided, Sibir CPP is in full compliance with the requirements of environmental legislation and with the conditions of the environmental permits.

4.13	Tomusinsky Coal Preparation Plant

4.13.1	Location and Access

The Tomusinsky CPP is located within the city of Mezhdurechensk of the Kemerovo region of the Russian Federation on the right bank of the Usa River.

Tomusinsky CPP processes run-of-mine OC Grade coal from the Lenina mine and KO Grade coal from Olzherassky open pit. Relatively small volumes of OS and KO Grades are processed from Tomusinsky open pit.

4.13.2	History

The plant was commissioned in 1954 with the design production capacity of 2.9 million tonnes per year. In 2003-2004 the CPP was modified and the design capacity was reduced to 2.4 million tonnes per year.

4.13.3	Plant Description

The plant has a single stream comprising a jig for coarse coal of 16-100 mm, two jigs for small coal of 2-16 mm, spiral separators for fine coal of 0.2-2 mm and froth flotation for slurry of 0-0.2 mm.

Run-of-mine coal from the Lenina mine is delivered to bunkers or stored in an open stockpile with a capacity of up to 50,000 tonnes. Run-of-mine coal from the Olzherassky open pit is delivered by trucks and unloaded onto separate piles within the stockpile. There is also a wagon tippler for receiving raw coal by rail.

Run-of-mine Coal is crushed to less than 100 mm and screened at 16 mm. The oversize is cleaned in a jig, producing concentrate, middlings and discard. Coarse concentrate is dewatered on vibrating screens and is conveyed to the clean coal stockpile. Middlings are dewatered by drainage elevator and passed to a secondary jig for retreatment. Discard is dewatered on screens and sent to waste.

Undersize from the raw coal screen is sized at 2 mm by OSO conical static sieves. Oversize from the sieves flow to the two small coal jigs. Concentrate is dewatered by vibrating screens and vibrating centrifuges, before being thermally dried then delivered to the concentrate stockpile. Middlings are dewatered by drainage elevators and then passed to the secondary retreatment jig.

Middlings produced from the secondary jig are dewatered on vibrating screens and dried in centrifuges before being conveyed to the product middlings storage stockpile. Discard from the secondary jigs is dewatered on vibrating screens and conveyed to waste.

Undersize from the OSO sieves is pumped to classifying cyclones for separation at 0.2 mm. The cyclone underflow (2 mm x 0.2 mm) flows to a bank of spiral separators producing concentrate and discard. The concentrate is dewatered on high frequency screens and mechanically dried in vibrating basket centrifuges, before being thermally dried with other concentrate less than 16 mm. Discard is dewatered on high frequency screens and is conveyed to waste.

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The classifying cyclone overflow (less than 0.2 mm) is passed to froth flotation to produce concentrate and tailings. Concentrate is dewatered by two vacuum disc filters before being thermally dried. Tailings are thickened and dewatered on belt press filters.

Thermal drying of the 16 mm x 0 concentrate is carried out in four tube-dryer, which are fired by 16 mm x 2 mm middlings produced by the plant.

Product storage comprises an open stockpile with capacity for 26,000 tonnes of concentrate and 28,000 tonnes of middlings. Rail loading is via metering hoppers loading tipple wagons.

Tomusinsky CPP formerly used a tailings pond for disposal, but this has been discontinued as the plant now has a closed water circuit.

4.13.4	Quality of Saleable Products

The table below shows the values of quality standards for saleable products.

Table  4-92     Quality of Saleable Products

Product	Quality
	Ad	Wr	Vdaf	Std	GCV	NCV
	%	%	%	%	kcal/kg	kcal/kg
OS concentrate (y-10 mm)	10.8	7.5	18.9	0.41	8,671	6,864
KO1 concentrate (y-10 mm)	10.8	7.5	22.2	0.40	8,606	6,770
KO2 concentrate (y-10 mm)	10.8	7.5	23.9	0.36	8,558	6,787
KC concentrate (y-6 mm)	10.8	7.,5	20.5	0.34	8,618	6,780
Middlings	30.0	9.0	23.3	0.30	8,332	4,792

Note    Y = thickness of the plastic layer

4.13.5	Plant Performance

CPP produces washed coal in grades KO, KS and OS. The historic throughput of coal processed during the period from 2018 to 2021 is shown the table below.

Recent plant throughput indicates that the present plant capacity will not meet the planned throughput requirements for 2023 onwards. There is presently excessive downtime due to breakdowns and sections of the plan being overloaded. These issues need to be addressed before 2023.

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Table 4-93    Tomusinsky Historic Saleable Production

Year	Coal Type	Run of Mine			Saleable			Yield%
		‘000t	Ash%	Moisture%	‘000t	Ash%	Moisture%
2018	Coking	1,236	16.6	7.6	1,057	9.3	8.4	85.5
	Middlings				50	28.0	7.6	4.0

	Total	1,236	16.6	7.6	1,107	10.1	8.4	89.6

2019	Coking	1,154	17.6	8.1	958	9.4	8.5	83.0
	Middlings				49	24,7	9,0	4,2

	Total	1,154	17.6	8.1	1,007	10.1	8.5	87.3

2020	Coking	1,421	18.3	8.0	1,137	9.4	8.5	80.0
	Middlings				74	24,7	9,0	5,2

	Total	1,421	18.3	8.0	1,211	10.3	8.5	85.2

2021 6m	Coking	468	29.0	8.5	280	10.,2	8.7	59.8
	Middlings				37	27,4	9,4	7,9

	Total	468	29.0	8.5	317	12.2	8.8	67.7

4.13.6	Future Plans

Based on the planned production from Tomusinsky, Olzherassky and Lenina mines saleable product plan the table below.

In its present condition, the Tomusinsky CPP has insufficient capacity to meet the requirements for the planned production schedule. Running time and capacity shortfalls need to be addressed.

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Table 4-94    Tomusinsky CPP Saleable Production Plan

Product	Coal Type	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Raw Coal, kt	TOTAL:	72,648	1,430	2,400	2,400	2,400	2,400	2,400	2,401	2,401	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400
	Coking coal	72,648	1, 430	2,400	2,400	2,400	2,400	2,400	2,401	2,401	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400
	Lenina mine KO	18,392				120	580	175	195	270			54	315	615	185		120
	Lenina mine K	18,136					80	510	1,185	1,100	1,100	1,100	1,210	1,485	1,135	1,125	1,100	1,000
	Lenina mine OS	7,413	544					15	5	15	85	624	536				190	680
	Lenina mine KS	5,433		550	550	430	20		15	315	615	76			50	490	510
	Tomusinsky OS	92
	Tomusinsky CS	90
	Olzherassky KO	16,433	886	1,850	1,721	1,532	1,404	1,187	1,001	701		600	600	600	600	600	600	600
	Olzherassky KC	1,876			129	318	316	513			600
	Olzherassky GZhO	4,783
Raw Coal Ash, %	TOTAL:	24.6	23.6	22.8	22.9	23.7	25.7	24.3	21.5	22.3	26.3	26.0	26.0	26.0	26.0	26.0	26.0	26.0
	Coking coal	24.6	23.6	22.8	22.9	23.7	25.7	24.3	21.5	22.3	26.3	26.0	26.0	26.0	26.0	26.0	26.0	26.0
	Lenina mine KO	26.0				26.0	26.0	26.0	26.0	26.0			26.0	26.0	26.0	26.0		26,0
	Lenina mine K	24.8					17.7	17.2	17.2	19.8	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0
	Lenina mine OS	26.8	26.3					17.2	17.2	19.8	26.0	26.0	26.0				26.0	26.0
	Lenina mine KS	21.8		12.7	12.7	12.7	17.7		17.2	19.8	26.0	26.0			26.0	26.0	26.0

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Product	Coal Type	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
	Tomusinsky OS	19.0
	Tomusinsky CS	23.7
	Olzherassky KO	25.3	22.0	25.8	25.8	25.8	25.8	25.8	25.8	25.8		25.8	25.8	25.8	25.8	25.8	25.8	25.8
	Olzherassky KC	27.4			27.	27.4	27.4	27.4			27.4
	Olzherassky GZhO	15.8
Concentrate, kt	TOTAL:	50,007	1,005	1,735	1,728	1,687	1,598	1,673	1,834	1,753	1,549	1,587	1,587	1,587	1,587	1,587	1,587	1,587
	Coking coal	50,007	1,005	1,735	1,728	1,687	1,598	1,673	1,834	1,753	1,549	1,587	1,587	1,587	1,587	1,587	1,587	1,587
	Lenina mine KO	12,100				79	382	115	128	178			36	207	405	122		79
	Lenina mine K	12,457					68	439	1,021	888	724	724	796	977	747	740	724	658
	Lenina mine OS	4,782	367					10	3	10	56	411	353				125	447
	Lenina mine KS	3,942		494	494	386	13		10	207	405	50			33	322	336
	Tomusinsky OS	71
	Tomusinsky CS	53
	Olzherassky KO	11,173	638	1,242	1,155	1,028	942	797	671	470		403	403	403	403	403	403	403
	Olzherassky KC	1,142			78	194	192	312			365
	Olzherassky GZhO	4,287

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Product	Coal Type	Total	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Concentrate Ash, %	TOTAL:	10.6	10.8	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6
Concentrate yield, %	TOTAL:	68.8	70.3	72.3	72.0	70.3	66.6	69.7	76.4	73.0	64.6	66.1	66.1	66.1	66.1	66.1	66.1	66.1
	Coking coal	68.8	70.3	72.3	72.0	70.3	66.6	69.7	76.4	73.0	64.6	66.1	66.1	66.1	66.1	66.1	66.1	66.1
	Lenina mine KO	65.8				65.8	65.8	65.8	65.8	65.8			65.8	65.8	65.8	65.8		65.8
	Lenina mine K	68.7					85.1	86.1	86.2	80.7	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8
	Lenina mine OS	64.5	67.5					65.8	65.8	65.8	65.8	65.8	65.8				65.8	65.8
	Lenina mine KS	72.5		89.8	89.8	89.8	65.8		65.8	65.8	65.8	65.8			65.8	65.8	65.8
	Tomusinsky OS	77.7
	Tomusinsky CS	59.4
	Olzherassky KO	68.0	72.0	67.1	67.1	67,1	67.1	67.1	67.1	67.1		67.1	67.1	67.1	67.1	67.1	67.1	67.1
	Olzherassky KC	60.9			60.9	60.9	60.9	60.9			60.9
	Olzherassky GZhO	89,6
Middlings, kt	TOTAL:	3,572	100	108	108	96	96	96	96	96	115	120	122	122	122	122	122	122
Middlings Ash, %	TOTAL:	29.8	30.0	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8
Middlings Yield, %	TOTAL:	4.9	7.0	4.5	4.5	4.0	4.0	4.0	4.0	4.0	4.8	5.0	5.1	5.1	5.1	5.1	5.1	5.1

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Product	Coal Type	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053	2054	2055
Raw Coal, kt	TOTAL:	2,400	2, 400	2,400	2,400	2,400	2,400	2,400	2,400	2,052	1,670	1, 560	1,490	1,465	1,435	1,415	1,208	1,169	735
	Coking coal	2,400	2, 400	2,400	2,400	2,400	2,400	2,400	2,400	2,052	1,670	1, 560	1,490	1,465	1,435	1,415	1,208	1,169	735
	Lenina mine KO	517	1,160	1,215	1,300	1,130	955	1,084	1,700	1,700	1,491	880	820	781	750	280
	Lenina mine K	583			370	570	795	561						64	65	465	770	810	735
	Lenina mine OS	700	640	455									15	322	620	670	438	359
	Lenina mine KS										179	680	655	298
	Tomusinsky OS
	Tomusinsky CS

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	Olzherassky KO	434	600
	Olzherassky KC
	Olzherassky GZhO	166		730	730	700	650	755	700	352
Raw Coal Ash, %	TOTAL:	25.3	26.0	22.9	22.9	23.0	23.2	22.8	23.0	24.2	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0
	Coking coal	25.3	26.0	22.9	22.9	23.0	23.2	22.8	23.0	24.2	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0
	Lenina mine KO	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0
	Lenina mine K	26.0			26.0	26.0	26.0	26.0						26.0	26.0	26.0	26.0	26.0	26.0
	Lenina mine OS	26.0	26.0	26.0									26.0	26.0	26.0	26.0	26.0	26.0
	Lenina mine KS										26.0	26.0	26.0	26.0
	Tomusinsky OS
	Tomusinsky CS
	Olzherassky KO	25,8	25,8
	Olzherassky KC
	Olzherassky GZhO	15.8		15.8	15.8	15.8	15.8	15.8	15.8	15.8
Concentrate, kt	TOTAL:	1,624	1,587	1,753	1,753	1,746	1,734	1,759	1,746	1,434	1,099	1,026	980	964	944	931	795	769	484
	Coking coal	1,624	1,587	1,753	1,753	1,746	1,734	1,759	1,746	1,434	1,099	1,026	980	964	944	931	795	769	484
	Lenina mine KO	340	763	799	855	743	628	713	1,118	1,118	981	579	539	514	493	184
	Lenina mine K	384			243	375	523	369						42	43	306	507	533	484
	Lenina mine OS	461	421	299									10	212	408	441	288	236
	Lenina mine KS										118	447	431	196

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	Tomusinsky OS
	Tomusinsky CS
	Olzherassky KO	291	403
	Olzherassky KC
	Olzherassky GZhO	149		654	654	627	583	677	627	315
Concentrate Ash, %	TOTAL:	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6	10.6
Concentrate yield, %	TOTAL:	67.7	66.1	73.0	73.0	72.7	72.2	73.3	72.7	69.9	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8
	Coking coal	67.7	66.1	73.0	73.0	72.7	72.2	73.3	72.7	69.9	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8
	Lenina mine KO	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8	65.8
	Lenina mine K	65,8			65.8	65.8	65.8	65.8						65.8	65.8	65.8	65.8	65.8	65.8
	Lenina mine OS	65.8	65.8	65.8									65.8	65.8	65.8	65.8	65.8	65.8
	Lenina mine KS										65.8	65.8	65.8	65.8
	Tomusinsky OS
	Tomusinsky CS
	Olzherassky KO	67,1	67,1
	Olzherassky KC
	Olzherassky GZhO	89.6		89.6	89.6	89.6	89.6	89.6	89.6	89.6

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Middlings, kt	TOTAL:	122	122	122	122	122	122	122	122	103	83	80	80	78	72	71	60	58	37
Middlings Ash, %	TOTAL:	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8	29.8
Middlings Yield, %	TOTAL:	5.1	5.1	5.1	5.1	5.1	5.1	5.1	5.1	5.0	5.0	5.1	5.4	5.3	5.0	5.0	5.0	5.0	5.0

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4.13.7	Environmental Permitting and Compliance

Tomusinsky CPP is registered as facility that negatively affects the environment, Category I, registration certificate b/n object code 32-0142-000253-P. The facility has obtained the necessary environmental permits and licenses details of which are provided in the table below.

Table 4-95    Tomusinsky CPP Environmental Permits and Licenses

Name of the document	Number and date of issue	State issuing authority	Expiry date
Limits on waste disposal	No. 20/OTXME dated July 30, 2018.	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	July 30, 2023.

Water intake from natural water bodies is not carried out
Permit for emission of pollutants into the atmospheric air	No. 5/ dated August 16, 2018.	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	August 15, 2025.

The Company has 1 waste disposal facility entered into the State Register, the settling pond for the coal preparation slurry.

4.13.7.1	Rehabilitation

As of January 01, 2021 the total amount of disturbed land involved in industrial waste disposal amounted to 17.3 ha and other operations 2.7 ha. According to the project design, 17.3 ha requires rehabilitation during 2035 to 2044. No reclamation activities took place during the period 2018 to October 2021.

As of 31.12.2020 Everest Consulting LLC reported the estimate of restoration and re-cultivation of industrial facilities of Tomusinsky CPP at RUB 56.6 million and taking into consideration 4.19% inflation rate as of 01.07.2021.

4.13.7.2	Summary of Potential Risks and Liabilities

There are no areas having special land use conditions. Two residential areas within 300 metres of the mine are potential impact receptors of dust and noise nuisance.

The actual emissions to air and waste generation volumes do not exceed the levels established in the respective permits. Measures to reduce emissions to atmosphere involve the introduction of automated control of water supply to the gas treatment units at a cost of RUB1.2million.

There is no wastewater discharge. The plant’s wastewater is collected and re-used in the coal preparation process within the water recycling system.

The main wastes are classed as low hazard, comprising waste rock from run-of-mine coal preparation, dewatered slurry produced during flotation preparation of coal and ash/slag mixture from coal combustion.

4.14	Kuzbasskaya Coal Preparation Plant

4.14.1	Location and Access

The Kuzbasskaya CPP is located in the Raspadny settlement in the Mezhdurechensky District of the Kemerovo Region of the Russian Federation.

The nearest settlements to the Kuzbasskaya CPP are Mezhdurechensk (about 10 km to the south) and Myski (about 21 km to the southwest).

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In close vicinity to the Kuzbasskaya CPP is the Raspadskaya railway station where imported run-of-mine coal is unloaded and treated coal is loaded into railcars. It is connected by railway line with the Mezhdurechensk station of the West Siberian Railway and by a highway with the city of Mezhdurechensk.

The Kuzbasskaya CPP processes KO and KC Grades of run-of-mine coal from the Olzherassky open pit, T Grade run-of-mine coal from Krasnogorsky open pit and GZho Grade run-of-mine coal from Olzherasskaya-Novaya mine. A relatively small amount of run-of-mine coal from third-party suppliers has been supplied to the Kuzbasskaya CPP for processing.

4.14.2	History

Kuzbasskaya CPP was commissioned in June 1990 with a design capacity of 7.5 million tonnes/year of run-of-mine coal processing.

In subsequent years a series of reconstructions and upgrades were made at the CPP. Run-of-mine sources changed requiring the adoption of dense medium technology for some of the new coal being treated. New receiving and pre-treatment lines No.2 and No.3 were added, thermal drying and some jigs were decommissioned, dense medium cyclones and other equipment was introduced and the plant capacity reduced to 3.6 million tonnes per annum. The plant now has two independent streams, one for thermal coal (easy to clean) and one for coking coal (difficult to clean).

4.14.3	Plant Description

The plant comprises two process streams, and depending on the raw materials being fed to the plant either Section I or Section II is operated.

Run-of-mine coal is delivered to the CPP by railway and road transport. Run-of-mine coal delivered in railcars is unloaded by means of a rotary wagon tipper into three hoppers. Run-of-mine coal delivered by trucks is received either through coal-receiving line No. 2 or through coal-receiving line No. 3.

Run-of-mine coal is crushed to less than 150 mm jaw crushers and hand-picked for rock.

Raw coal is screened at 16 mm and the oversize is treated in two stages of heavy medium separators. For difficult to clean coals, the first stage produces concentrate and reject and the reject is crushed to less than 16 mm and rewashed in the second stage to produce middlings and discard. Concentrate is re-watered in vibrating screens that also recover the magnetite medium. After dewatering the concentrate is conveyed to the clean product stockpile.

For easier to clean coal, raw 150 mm x 16 mm coal is only treated in the primary stage of heavy medium separators, producing only concentrate and waste.

16 mm x 0 raw coal is sized at 2 mm on OSO static conical sieves. For difficult to clean coal, 16 mm x 2 mm coal is process in two stages of heavy medium cyclones. The primary stage producing discard and a mix of concentrate and middlings. The secondary cyclone produces middlings and concentrate. All products have magnetite recovered for reuse. Concentrate and middlings is dried in vibrating basket centrifuges and discard, after magnetite recovery, is conveyed to the waste dump.

For easier to clean coal, 16 mm x 2 mm raw coal is processed in two jigs, producing concentrate and discard, with middlings. Concentrate is dewatered in drainage elevators and then dried in vibrating basket centrifuges. Discard is dewatered on a screen and conveyed to waste.

Undersize from the 2 mm aperture OSO sieves is sized in a hydro-classifier at 0.5 mm. The 2 mm x 0.5 mm raw coal is processed in spiral separators to produce concentrate and discard. The less than 0.5 mm raw coal is sized in classifying cyclones at 0.2 mm. The 0.5 mm x 0.2 mm coal is not treated. The spiral concentrate, together with the untreated 0.5 mm x 0.2 mm is dewatered in decanter type centrifuges and sent to the concentrate stockpile.

Less than 0.2 mm raw coal is processed in froth flotation. Flotation concentrate is dewatered in a hyperbaric disc filter and sent to concentrate storage.

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Products are stored in a covered longitudinal stockpile, which is divided into two concentrate areas and a middlings area. Total storage is 20,000 tonnes. Products are loaded into rail wagons directly from the stockpile.

4.14.4	Quality of Saleable Products

The table below shows the values of quality standards for saleable products.

Table 4-96    Quality of Saleable Products

Product	Quality
	Ad	Wr	Vdaf	Std	GCV	NCV
	%	%	%	%	kcal/kg	kcal/kg
KO2 Grade concentrate	10.8	9.0	23.3	0.35	8,588	6,635
GZhO Grade	10.0	9.5	35.3	0.23	8,114	6,300
T Grade 25 mm x 0	10.0	9.5	10.6	0.35	8,524	6,707
Middlings	30.0	8.0	18.7	0.29	8,291	4,768

4.14.5	Plant Performance

The Kuzbasskaya CPP produces Saleable coking and thermal coal grades as well as middlings used for power generation purposes. The actual coal preparation production figures for the period from 2018 to 2021 are shown in the table below.

Table 4-97    Kuzbasskaya Historic Saleable Production

Year	Coal Type	Run of Mine			Saleable			Yield%
		‘000t	Ash%	Moisture%	‘000t	Ash%	Moisture%
2018	Coking	889	22.8	8.8	654	9.8	9.0	67.9
	Thermal	74	31.2	17.7	36	11.8	16.0	3.7
	Middlings				48	32.4	9.6	5.0

	Total	963	23.4	9.5	738	11.4	9.4	76.6

2019	Coking	1,187	23.9	7.9	878	10.0	9.6	63.7
	Thermal	191	23.1	7.9	135	9.8	9.4	9.8
	Middlings				27	29.2	8.4	2.0

	Total	1,378	23.8	7.9	1,040	10.5	9.5	75.5

2020	Coking	407	24.0	7.3	251	10.0	8.7	22.6
	Thermal	704	22.4	7.1	475	10.0	9.3	42.8
	Middlings				77	28.4	11.0	6.9

	Total	1,111	23.0	7.2	803	11.8	9.3	72.3

2021 6m	Coking	39	24.3	8.3	22	10.2	7.7	6.0
	Thermal	326	28.1	8.0	177	9.9	8.3	48.5
	Middlings				46	25.8	9.8	12.6

	Total	365	27.7	8.0	245	12.9	8.5	67.1

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4.14.6	Future Plans

Based on the planned production from Krasnogorsky, Olzherassky open pits and Olzherasskaya-Novaya mine the saleable product plan the table below.

The Kuzbasskaya CPP, in its current configuration has sufficient capacity to achieve the requirements of the planned production schedule.

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Table 4-98    Kuzbasskaya CPP Saleable Production Plan

Product	Coal Type	Total	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Raw Coal, kt	TOTAL:	131,145	1,560	1,500	2,980	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600
	Coking coal	118,576	678	1,500	2,821	2,823	2,551	2,245	1,858	3,257	3,600	2,280	2,169	2,745	2,440	2,777	3,327	3,600	3,600
	Olzherasskaya GZhO	80,314	130	1,500	1,425	2,300	2,040	1,840	1,240	1,240	566			1,106	920	1,096	295	900	1,600
	Olzherassky KO	5,590	548		1,396	523	311		48	157	356	824	17	46	129	372	450	225	115
	Olzherassky KC	17,042						105		940	1,425	1,192	1,552	1,116	1,231	1,309	1,432	1,682	1,885
	Olzherassky GZhO	15,631					200	300	570	920	1,253	264	600	477	160		1,150	793
	Thermal coal	12,569	882		159	777	1,049	1,355	1,742	343		1,320	1,431	855	1,160	823	273
	Krasnogorsky T 25 x 0	12,308	870		159	777	800	1,355	1,742	343		1,320	1,431	855	1,160	823	273
	Tomusinsky T	261	12				249
Raw Coal Ash, %	TOTAL:	21.6	24.8	25.7	25.1	24.4	22.7	23.8	19.7	22.9	22.2	21.3	20.4	21.8	21.1	15.3	22.0	21.2	11.8
	Coking coal	21.6	28.1	25.7	25.3	25.0	23.0	24.7	17.2	23.0	22.2	20.8	19.1	21.6	20.5	13.2	21.9	21.2	11.8
	Olzherasskaya GZhO	24.8	28.6	25.7	24.8	24.8	24.8	24.8	24.8	24.8	24.8			24.8	24.8	24.8	24.8	24.8	24.8
	Olzherassky KO	26.0	28.0		25.8	25.8	25.8		25.8	25.8	25.8	25.8	25.8	25.8	25.8	25.8	25.8	25.8	25.8
	Olzherassky KC	12.8					15.8	15.8	15.8	15.8	15.8	15.8	15.8	15.8	15.8		15.8	15.8
	Olzherassky GZhO	12.8						27.4		27.4	27.4	27.4	27.4	27.4	27.4	27.4	27.4	27.4	27.4
	Thermal coal	22.3	22.3		22.3	22.3	22.2	22.3	22.3	22.3		22.3	22.3	22.3	22.3	22.3	22.3
	Krasnogorsky T 25 x 0	22.3	22.3		22.3	22.3	22.3	22.3	22.3	22.3		22.3	22.3	22.3	22.3	22.3	22.3
	Tomusinsky T	21.7	22.1				21.7

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Product	Coal Type	Total	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Concentrate, kt	TOTAL:	92,668	990	1,013	1,994	2,437	2,488	2,512	2,587	2,498	2,503	2,457	2,502	2,526	2,475	2,423	2,596	2,519	2,378
	Coking coal	83,492	381	1,013	1,878	1,870	1,719	1,524	1,316	2,248	2,503	1,494	1,458	1,894	1,618	1,815	2,394	2,519	2,378
	CW Concentrate	10,378						64		572	868	726	945	680	750	797	872	1,024	1,148
	KO concentrate	3,679	295		937	351	209		32	105	239	553	11	31	87	250	302	151	77
	GZhO concentrate	69,436	86	1,013	941	1,519	1,511	1,460	1,284	1,570	1,397	215	502	1,183	781	768	1,220	1,343	1,153
	Thermal coal	9 175	609		116	567	768	988	1 270	250		963	1 044	632	858	608	202
	T 25 x 0 concentrate	9 175	609		116	567	768	988	1 270	250		963	1 044	632	858	608	202
Concentrate Ash%	TOTAL:	10.1	10.1	10.0	10.5	10.0	9.9	9.8	9.8	10.2	10.5	10.4	10.3	10.2	10.2	10.4	10.5	10.5	10.6
	Coking coal	10.0	10.6	10.0	10.5	10.1	10.0	9.9	9.8	10.3	10.5	10.7	10.6	10.4	10.5	10.6	10.5	10.5	10.6
	Thermal coal	9.8	9.8		9.8	9.8	9.8	9.8	9.8	9.8		9.8	9.8	9.8	9.8	9.8	9.8
Concentrate yield, %	TOTAL:	70.7	63.5	67.5	66.9	67.7	69.1	69.8	71.9	69.4	69.5	68.3	69.5	70.2	68.8	67.3	72.1	70.0	66.1
	Coking coal	70.4	56.2	67.5	66.6	66.2	67.4	67.9	70.9	69.0	69.5	65.5	67.2	69.0	66.3	65.3	72.0	70.0	66.1
	CW Concentrate	60.9						60.9		60.9	60.9	60.9	60.9	60.9	60.9	60.9	60.9	60.9	60.9
	KO concentrate	65.8	53.9		67.1	67.1	67.1		67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1	67.1
	GZhO concentrate	72.4	65.8	67.5	66.1	66.1	67.4	68.2	71.0	72.7	76.8	81.6	83.6	74.7	72.4	70.1	84.4	79.3	72.1
	Thermal coal	73.0	69.1		72.9	72.9	73.2	72.9	72.9	72.9		72.9	72.9	73.9	73.9	73.9	73.9
	T 25 x 0 concentrate	73.0	69.1		72.9	72.9	73.2	72.9	72.9	72.9		72.9	72.9	73.9	73.9	73.9	73.9

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Product	Coal Type	Total	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Middlings kt	TOTAL:	5 512	203	49	238	288	324	324	324	324	324	288	378	137	137	137	121	155	147
Middlings Ash, %	TOTAL:	26.2	30.0	30.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0
Middlings Yield, %	TOTAL:	4.2	13.0	3.3	8.0	8.0	9.0	9.0	9.0	9.0	9.0	8.0	10.5	3.8	3.8	3.8	3.4	4.3	4.1

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Product	Coal Type	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053	2054	2055
Raw Coal, kt	TOTAL:	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,252	1,595	2,350	2,310	1,765	2,315	2,120	2,240	1,250	650
	Coking coal	3,600	3,600	3,600	3,600	3,600	3,600	3,600	3,600	2,852	1,595	2,350	2,310	1,765	2,315	2,120	2,240	1,250	650
	Olzherasskaya GZhO	1,019	1,541	2,950	2,260	2,325	2,798	2,670	2,266	2,242	985	2,350	2,310	1,765	2,315	2,120	2,240	1,250	650
	Olzherassky KO		73
	Olzherassky KC	1,967	1,206
	Olzherassky GZhO	614	780	650	1,340	1,275	802	930	1,334	610	610
	Thermal coal									400
	Krasnogorsky T 25 x 0									400
	Tomusinsky T
Raw Coal Ash %	TOTAL:	20.3	22.4	20.3	15.6	16.0	19.3	18.4	15.6	19.8	15.3	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8

	Coking coal	20.3	22.4	20.3	15.6	16.0	19.3	18.4	15.6	19.5	15.3	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8
	Olzherasskaya	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8	24.8
	Olzherassky KO		25.8
	Olzherassky KC	15.8	15.8	15.8	15.8	15.8	15.8	15.8	15.8	15.8	15.8
	Olzherassky GZhO	27.4	27.4
	Thermal coal									22.3

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Product	Coal Type	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053	2054	2055
	Krasnogorsky T 25 x 0									22.3
	Tomusinsky T
Concentrate, kt	TOTAL:	2,470	2,531	2,587	2,695	2,684	2,610	2,630	2,765	2,421	1,228	1,623	1,641	1,254	1,645	1,506	1,614	888	462

	Coking coal	2,470	2,531	2,587	2,695	2,684	2,610	2,630	2,765	2,121	1,228	1,623	1,641	1,254	1,645	1,506	1,614	888	462
	CW Concentrate	1,198	734
	KO concentrate		49
	GZhO concentrate	1,272	1,747	2,587	2,695	2,684	2,610	2,630	2,765	2,121	1,228	1,623	1,641	1,254	1,645	1,506	1,614	888	462
	Thermal coal									300
	T 25 x 0 concentrate									300
Concentrate Ash, %	TOTAL:	10.5	10.3	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8

	Coking coal	10.5	10.3	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8	9.8
	Thermal coal									9,8
Concentrate yield, %	TOTAL:	68.6	70.3	71.9	74.8	74.6	72.5	73.1	76.8	74.4	77.0	69.1	71.1	71.1	71.1	71.1	72.1	71.1	71.1

	Coking coal	68.6	70.3	71.9	74.8	74.6	72.5	73.1	76.8	74.4	77.0	69.1	71.1	71.1	71.1	71.1	72.1	71.1	71.1
	CW Concentrate	60.9	60.9
	KO concentrate		67.1
	GZhO concentrate	77.9	75.3	71.9	74.8	74.6	72.5	73.1	76.8	74.4	77.0	69.1	71.1	71.1	71.1	71.1	72.1	71.1	71.1
	Thermal coal									74.9
	T 25 x 0 concentrate									74.9

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Product	Coal Type	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052	2053	2054	2055
Middlings, kt	TOTAL:	151	151	153	155	155	155	342	47	20	10	56	13	10	13	12	13	7	4
Middlings Ash %	TOTAL:	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0	26.0
Middlings, %	TOTAL:	4.2	4.2	4.3	4.3	4.3	4.3	9.5	1.3	0.6	0.6	2.4	0.6	0.6	0.6	0.6	0.6	0.6	0.6

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4.14.7	Environmental Permitting and Compliance

Kuzbasskaya CPP is registered as a facility that negatively affects the environment, Category I, registration certificate b/n object code 32-0142-000254-P. The Company has obtained the necessary permits and licences, details of which are given in the table below.

Table 4-99    Kuzbasskaya CPP Environmental Permits and Licenses

Name of the document	Number and date of issue	State issuing authority	Expiry date
Limits on waste disposal	No. 26/OTXME dated October 25, 2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	November 25, 2023

Water intake from natural water bodies is not carried out

Decision on provision of water body (Olzheras river) for water discharge from outlet No. 1	No. 0840/PPT/Cc- 11.2017 dated November 02, 2017	Department of Natural Resources in the Kemerovo Region	November 16, 2023

Permit for discharge of pollutants into the Olzheras river (outlet No.1)	No. 5/1water/Mejd dated December 21, 2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	October 24, 2025

Permit for emission of pollutants into the atmosphere	No. 12/aTMMe dated October 25, 2018	Kemerovo Region Department of the Federal Service for Supervision of Natural Resources (Rosprirodnadzor)	October 24, 2025

The Company has 2 waste disposal facilities entered into the State Register; the dry rock dump and flotation waste disposal pond.

4.14.7.1	Rehabilitation

As of January 01, 2021 the total amount of land disturbed by waste disposal amounted to 42.67 ha.

According to the project documentation, 41 ha of land is to be rehabilitated between 2023 and 2029. No reclamation works were performed during the period 2018 to October 2021.

As of December 31, 2020 Everest Consulting estimated the total cost of works on restoration and reclamation of Kuzbasskaya CPP industrial facilities amounts to RUB 24.3 million and taking into consideration 4.19% inflation rate as of 01.07.2021.

4.14.7.2	Summary of Potential Risks and Liabilities

There are no areas with special land use conditions. The nearest residential development of Verkhny Olzheras is 370 m to the south of boundaries of the main industrial site and 97 m from the boundaries of the auxiliary production site and therefore a potential impact receptor of noise and dust nuisance from the plant. The wastewater receiving watercourse is the Olzheras River which is Category II fishery water.

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The air emissions, water discharge and waste generation volumes reported in 2019 and 2020 did not exceed the levels established in their respective permits. At present, the main measure to reduce pollutant emissions is repair of ventilation units.

The plant’s wastewater is collected and mainly recycled within the coal preparation process and the surplus discharged into the Olzheras River. Measures to reduce the discharge of pollutants include revision of equipment in the storm water separator and for settling tank cleaning at a cost of RUB 15 million.

There is a commitment to meet the requirements of previously issued orders in terms of water use from the Olzheras river before March 06, 2022. The Company has raised an objection with explanations and a request to cancel the order.

The main waste materials are classed as low hazard comprising waste rock from run-of-mine coal preparation, dewatered slurry produced during flotation preparation of coal raw materials, and ash/slag mixture from coal combustion. These are deposited in the on-site management facility.

16	SALES AND MARKETING

Southern Kuzbass is a large producer of thermal and coking coal and by-products and has very detailed market knowledge and expertise in these products.

The range of the Company’s coal products is wide and includes coking coal concentrate (ranks GZhO. KO, KS and SS), fine and large size anthracite, PCI coal and thermal coal (ranks T and GZhO).

The coal is processed at the coal preparation plants with modern equipment, which makes it possible to produce goods, meeting various concentrate quality requirements.

High quality coking coal of the Company includes a wide range of saleable products with the low, medium and high volatile matter. The Company’s coking coal is in demand on the domestic and international markets.

Some of the coking coal is supplied for production of metallurgical coke to the following divisions of Mechel: AO “Moskoks” (Vidnoye, Moscow Oblast) and OOO “Mechel Koks” (Chelyabinsk).

The PCI fuel is used in blast furnaces and reduces consumption of coke for cast iron production considerably.

Anthracite is widely used at metallurgical, sugar, lime and soda plants.

The main consumers of thermal and oxidised coal are Russian and foreign power plants. The thermal coal is also supplied to public utility companies.

All shipped products have a low content of sulphur and phosphorus.

16.1.1	Forecasted Sale Price

Mechel is a major producer of thermal and coking coal and by-products and has very detailed market knowledge and expertise in these products.

Based upon the business plan models provided, an estimation of the value of the combined elements of the company was made on the all-equity, post-tax basis. The short term sale prices, forecasted by PMC/IMC, are shown below.

Table 16-1    Forecasted Sale Price

Item	Units	2021	2022	2023	2024	2025
		US$	US$	US$	US$	US$
Coal
Anthracite	US$/t	175.8	104.8	70.9	70.9	70.9
Thermal coal	US$/t	142.2	50.9	36.3	34.3	37.0
Coking coal	US$/t	207.2	114.8	59.2	69.9	71.8

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17	ENVIRONMENTAL PERMITTING AND COMPLIANCE

The Environmental Permitting and Compliance has been detailed in the Southern Kuzbass individual assets section.

18	COSTS

Mechel has a number of operating coal and iron ore mines organised into 4 separate companies which together form the Mechel Mining division. These mines produce thermal and coking coal and iron ore. The Company also has a number of greenfield projects and development projects at existing mines. This report details the Southern Kuzbass Coal Mining Assets of Mechel PAO.

18.1.1	Operating Costs

Future operating expenditures of the mines have been forecast and included into the corporate financial model.

Greenfield mine developments and subsequent operation, if applicable, have been included in the financial model based primarily on estimates made by relevant organisations within Mechel or on recent experience coupled with internal Mechel estimations.

Expenditures for service providers such as administration and sales departments are similarly charged to each operation and are intended to achieve cost recovery only. Any surplus or deficit is stated by the Company to be immaterial.

PMC/IMC examined the forecasts of operating expenditures for all of the Southern Kuzbass operations as prepared by the management of the Company. The forecasts were compared, where possible, with actual expenditures in previous years and, where considered appropriate, were modified following discussion with the Company.

PMC/IMC considers the modified production plans and budgets to be attainable.

In view of the diversity of products historic net cash costs have been calculated on the basis of per tonne of produced coal or per tonne of produced iron ore concentrate. The revenues attributable to each individual commodity other than coal or iron ore has been offset against cash costs as revenue from by-products.

The historical operating expenditures per tonne of coal produced in 2018 to 2020 and the first 6 months of 2021 are summarised in the table below.

Table 18-1    Operating Expenditures per Tonne of Coal or Iron Ore

Company	2018 US$/t	2019 US$/t	2020 US$/t	2021 (6 months) US$/t
Net cash cost per tonne of coal[1]
Southern Kuzbass	53.9	45.1	58.5	43.5

Notes:  (1)         The historical cash cost per tonne has been calculated with regard to the coal mining assets of Southern Kuzbass.

            (2)         All figures are supplied by Mechel.

PMC/IMC consider the expenditures used as a base reasonable and the method used for estimation logical.

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18.1.2	Capital Costs

Capital expenditure estimates prepared by the Company consist of two main elements. These are firstly maintenance capital expenditures for the operating mines and process facilities. Secondly there are also expenditures of both greenfield developments and projects at operating mines, as well as maintenance capital expenditure of new mines once they are put into operation.

PMC/IMC examined the capital expenditures estimates prepared by the Company’s management for the period covered by the Company business plan for Southern Kuzbass. Where considered appropriate, additions and changes were made to the figures following discussions with the Company’s management. The revised capital expenditures estimates were also incorporated into the cash flows.

PMC/IMC considers the production plans and budgets to be attainable. The capital expenditure estimates are adequate for the estimated planned outputs.

The capital expenditures for 2018-2021(6) are analysed into maintenance expenditures and growth expenditures.

The capital expenditures for 2018 to 2021(6) are broken into maintenance expenditures (equipment replacement) and investment project expenditures and are shown the table below.

Table 18-2    Capital Expenditure 2018 to 2021 (6m)

Category	Units	2018	2019	2020	2021 (6 months)
Southern Kuzbass
Maintenance	USD M	11.5	13.5	11.5	3.0
Development	USD M	2.8	3.4	0.2	0.0
Total	USD M	14.3	16.9	11.7	3.0

The capital expenditure forecast for 2021(6) to 2031 are shown in the table below.

Table 18-3    Capital Expenditure 2021 (6) to 2031

Category	Units	2021 (6m)	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Southern Kuzbass
Maintenance	USD M	33.7	105.3	42.6	25.4	46.6	34.1	37.0	65.1	29.2	154.4	58.9
Development	USD M	0.4	0.1	1.2	22.8	19.5	17.1	23.6	38.7	7.8	32.6	36.8

Total	USD M	34.0	105.4	43.8	48.2	66.1	51.2	60.7	103.8	37.0	187.1	95.7

Category	Units	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041- 2047/2075*
Southern Kuzbass
Maintenance	USD M	45.5	81.2	43.3	67.5	52.8	55.5	154.3	51.6	50.4	467.8
Development	USD M	41.3	51.6	50.3	3.1	0.9	0.0	0.0	0.0	0.0	0.0

Total	USD M	86.8	132.9	93.6	70.5	53.6	55.5	154.3	51.6	50.4	467.8

18.1.3	Risks and Inter-Relations

Any project is exposed to risks: potential events which may produce an adverse impact. PMC/IMC identified the potential risks, which may influence the PMC/IMC’s valuation:

•	Labour expenditures growth;

•	Time required for manufacturing of large-sized equipment;

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•	Forecast of the sale price;

•	Growth of tax rates and introduction of new taxes and fees; and

•	Changes in the currency exchange rates, RUB/USD and RUB/EUR.

19	ECONOMIC ANALYSIS

PMC/IMC reviewed the physical and financial forecasts which together constitute the Company’s business forecast and are presented as the business model.

PMC/IMC discussed these forecasts with the Company and where appropriate made minor adjustments.

Based upon the business plan models provided, an estimation of the value of the combined elements of the company was made on the all-equity, post-tax basis.

Summarised physical and financial indicators of the Company’s business model are shown in the following tables.

The discussion of the efficacy of the life of mine and production forecasts, provided in various places within this report, as well as year by year statistics are included on request of the Company. PMC/IMC takes no responsibility nor provides any guarantee that any of the specific forecast production figures will be achieved as stated in the table below.

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Table 19-1    Summary of Physical and Financial Indicators of Southern Kuzbass, 2021-2047

Southern Kuzbass	Unit		1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21
			2021 (6)*	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041- 2047
Production, ROM		Mt	4.22	11.86	16.06	18.33	17.74	18.85	18.79	20.54	21.23	21.31	21.46	21.11	20.75	20.11	18.89	18.91	17.96	18.45	17.28	14.79	98.89
Saleable coal
Anthracite		Mt	0.53	1.03	1.46	1.46	1.46	1.46	1.46	1.46	1.46	1.46	1.46	1.46	1.46	1.46	1.04	1.32	1.20	1.36	1.02	1.02	5.98
Coking		Mt	1.09	2.87	5.47	5.44	5.04	5.30	5.59	6.31	7.06	6.75	6.52	6.18	6.31	6.57	6.76	6.68	6.49	6.84	6.13	5.50	33.92
Thermal		Mt	1.61	4.75	5.46	7.34	7.05	7.72	8.00	7.23	7.14	6.19	8.68	7.77	7.53	6.77	7.06	6.44	7.02	6.72	8.08	7.63	46.48
Sale price
Sale price	$	/t	169.6	78.5	50.5	51.7	53.6	50.4	55.1	56.0	57.0	58.0	56.2	57.3	57.4	56.8	58.4	59.8	59.2	58.8	53.5	54.6	53.6
Anthracite	$	/t	175.8	104.8	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	70.9	71.0
Coking	$	/t	207.2	114.8	59.2	69.9	71.8	67.4	80.7	79.2	79.7	75.7	84.2	84.4	81.8	77.0	79.6	82.0	83.2	81.7	74.8	76.1	71.1
Thermal	$	/t	142.2	50.9	36.3	34.3	37.0	34.9	34.3	32.8	31.6	35.5	32.7	33.2	34.4	34.2	36.2	34.5	35.1	33.2	35.1	36.9	38.6

Total revenue	$	M	557.0	700.8	647.6	758.2	748.3	752.3	851.1	862.3	914.0	856.4	959.0	905.4	900.7	863.6	889.3	885.7	893.5	899.4	836.1	794.5	4,783.7

Expenditures and taxes	$	M	203.2	521.8	712.0	753.2	767.8	758.2	720.5	702.3	691.7	691.4	689.7	682.7	679.0	666.9	655.8	645.4	628.2	632.8	602.7	552.3	3,574.8
Operating expenditures	$	M	198.0	507.7	692.7	732.1	743.8	728.5	689.7	669.9	653.6	653.5	651.3	646.7	642.7	624.3	611.8	604.5	586.7	588.3	560.0	510.9	3,291.3
Depreciation and depletion	$	M	5.2	14.1	19.3	21.1	24.0	29.7	30.8	32.4	38.1	37.8	38.5	36.0	36.3	42.7	44.0	40.9	41.5	44.5	42.7	41.4	283.6

Total capital expenditures	$	M	34.0	105.4	43.8	48.2	66.1	51.2	60.7	103.8	37.0	187.1	95.7	86.8	132.9	93.6	70.5	53.6	55.5	154.3	51.6	50.4	467.8

* Excluding financing costs, borrowings and share related transactions
* Note: 2021 figures are for the 6 months, from July to December

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19.1	Valuation of Reserves

19.1.1	Methodology and Assumptions

The valuation of Southern Kuzbass has been carried out using the discounted cash flow valuation method. PMC/IMC performed the valuation based on the operating expenditures, capital expenditures and revenues projected for the Company. Based on these results, depreciation, taxation and working capital requirements were provided by the Company to PMC/IMC for inclusion in this post tax valuation. PMC/IMC accepted the depreciation, taxation and working capital as provided and accepts no responsibility as to their accuracy.

The following key factors were considered in the course of the valuation.

Capital Expenditures

The level of capital expenditures as used for estimation of the net present value (NPV) is sufficient to both maintain the current production capacity and to promote new production capacity where required. The capital expenditures forecasts include expenditures for regular replacement of equipment, as well as development in new mining areas for mining and construction of additional processing facilities where required.

Plant and Equipment

The cost of maintaining, repairing and, where necessary, replacing items or components, is included in the cash cost estimates or in the capital expenditure schedules. Except for instances where equipment is planned to be transferred to another operation, the plant and equipment has not been valued separately. As the plant and equipment are an integral component of generation of the cash flows used to estimate the value of the reserves, the value of the plant and equipment is included in the reserve value. Any residual value is considered not to be material.

Sale Price

The main products of the Company, including thermal and coking coal are international commodities and are subject to both short term and cyclical variations. The valuation model is based on the forecasted prices of the major commodities (thermal and coking coal) initially provided by the Company.

Other Key Parameters

Other key valuation parameters used for valuation include the following:

•	The Russian Rouble to US Dollar (RUB/US $) exchange rate is expected to average RUB 72.7234 to US $ 1.00 throughout the full cash flow period;

•	The valuation date is 1 July 2021;

•	Cash flows are shown in real terms and have been discounted according to the end of year rule;

•	Cash flows are based on the available reserves forecasted to the shorter of the each of the mines life or to

•	2047 (2050, including the rehabilitation period);

•	The net present value (NPV) was calculated using the real discount rate of 10%.

The model covers the forecast period set for Southern Kuzbass and is for 27 years as detailed above. Where the reserves would be mined out earlier than the selected forecasting horizon, the expenditures and income were calculated until the last year of the scheduled mining operations.

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19.1.2	Valuation Results

Discounted cash flows (DCF) resulting from modelling reflect the cash value of reserves. The discount rate of 10% was used as a benchmark. However, the discount rates are always subjective and investors may have a different approach. Hence, PMC/IMC valued the Company using a range of discount rates.

The total NPV of the main mining assets of Southern Kuzbass, at the real discount rate of 10%, is $ 718.3 million.

The table below shows the post-tax value of reserves by mining asset at various discount rates.

Table 19-2     Breakdown of Valuation of Reserves NPV– Based on Post Tax Results

Company	Net present value ($ million)
Southern Kuzbass	718.3

Table 19-3     Southern Kuzbass Summarised Results of Post-Tax Net Present Value Estimation

Real discount rate, %	Net present value, $ million
-2%	888.2
-1%	796.4
10%	718.3
+1%	651.6
+2%	594.4

19.1.3	Sensitivity Analysis

While PMC/IMC concludes that the key indicators for the company, as presented above, are realistic with regard to the expenditures and the production plans based on the reserves, a sensitivity analysis was conducted for a number of variables.

Mining and marketing of coal contain variables that are not always predictable. Potential variables include those directly associated with the mining and processing operations, such as the expenditures and production levels, as well as those that are external to the mining and processing operations, such as market prices.

Standard sensitivity analyses for cash flow were conducted with regard to variation of sale prices, production output, operating and capital expenditures.

Operating Expenditures

These could vary as a result of changes in component costs, such as labour or supplies, or from variation of productivity. PMC/IMC considers that the presented expenditures are reasonable but, in order to demonstrate the effect of the expenditures growth, estimated sensitivity to a 10% increase of operating expenditures.

Output

Output can be affected by variation of productivity or market demands. Outputs predicted by the Company are achievable but, in order to demonstrate the effect, PMC/IMC estimated sensitivity to a 10% decline in production. The expenditures do not reduce in proportion since the operating expenditures include fixed and variable elements.

Capital Expenditures

Variation of the capital expenditures may result from quantity or market prices of fixed assets. The effect of a simple increase of capital expenditures by 10% was estimated.

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Sale Price

Market forces dictate the price of coal and iron ore. In recent years, prices have been high until the global crisis and have since recovered very strongly. There are clear indications that other prices have recovered but, nevertheless, such commodities are subject to major fluctuations and therefore, PMC/IMC estimated the effect of a 10% drop in sales prices.

The summarised results of the analysis of sensitivity of the reserves valuation to variation of main parameters are shown below.

Table 19-4     Sensitivity Analysis of Reserve Valuation NPV – Based on Post Tax Results

NPV (US$ million), post-tax	Base case	Operating expenditures (+10%)	Production (-10%)	Capital expenditures (+10%)	Sales price (-10%)
Southern Kuzbass	718.3	219.3	331.0	647.2	97.1

20	ADJACENT PROPERTIES

The adjacent properties have been detailed in the Southern Kuzbass individual assets section.

21	OTHER RELEVANT DATA AND INFORMATION

21.1	CRIRSCO Code

The Committee for Mineral Reserves International Reporting Standards (CRIRSCO) International Reporting Template dated November 2013 as incorporated into the Codes and Standards of most of the CRIRSCO Members (the “CRIRSCO Code”).

The CRIRSCO Code provides a mandatory system for the classification of minerals Exploration Results, Mineral Resources and Mineral Reserves according to the levels of confidence in geological knowledge and technical and economic considerations in Public Reports.

Public Reports prepared in accordance with the CRIRSCO Code are reports prepared for the purpose of informing investors or potential investors and their advisors. They include, but are not limited to, annual and quarterly company reports, press releases, information memoranda, technical papers, website postings and public presentations of Exploration Results, Mineral Resources and Mineral Reserves estimates.

One of the main factors in the CRIRSCO code reporting is that a “Competent or Qualified Person” executes the reporting. A Competent or Qualified Person must have a minimum of five years’ experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which that person is undertaking. If the Competent or Qualified Person is estimating or supervising the estimation of mineral resources, the relevant experience must be in the estimation, assessment and evaluation of mineral resources.

The CRIRSCO code uses the following terms and definitions which are summarised in the figure below.

Modifying Factors Modifying Factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors. Exploration Results include data and information generated by mineral exploration programmes that might be of use to investors but which do not form part of a declaration of Mineral Resources or Mineral Reserves.

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A Mineral Resource is a concentration or occurrence of material of intrinsic economic interest in or on the earth’s crust in such form, quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. Mineral Resources are sub-divided, in order of increasing geological confidence, into three categories.

•	Measured Mineral Resource - is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade/quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proved Mineral Reserve or to a Probable Mineral Reserve.

•	Indicated Mineral Resource - is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade/quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

•	Inferred Mineral Resource - is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade/ quality continuity. An Inferred Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. Mineral reserves are sub-divided in order of increasing confidence into two categories:-

•	Probable Mineral Reserve - is the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proved Mineral Reserve.

•	Proved Mineral Reserve - is the economically mineable part of a Measured Mineral Resource. A Proved Mineral Reserve implies a high degree of confidence in the Modifying Factors.

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Figure 21-1     Principles of the CRIRSCO Code

Assessment of Data and Reporting Criteria

To assess the adequacy of the plans and sections to support mine planning based on CRIRSCO criteria, the base data has to be examined to see if it is CRIRSCO compliant. If the base data is CRIRSCO compliant then this data can be used to produce CRIRSCO compliant plans.

Conforming data is usually used to estimate the resources of a deposit, and the reserves if there is a physical and financial business plan associated with the mining of the deposit. The CRIRSCO Code provides a checklist as a guide to those making any estimation.

Relevance and materiality are overriding principles that determine what information should be publicly reported and sufficient comment on all matters that might materially affect a reader’s understanding or interpretation of the results or estimates being reported must be provided. This is particularly important where inadequate or uncertain data affect the reliability of, or confidence in, a statement of exploration.

21.2	Mineral Resource Estimate

21.2.1	Basis, Assumptions, Parameters and Methods

Russian Federation uses, by law, the classification system and estimation methods for reserves and resources established by the Former Soviet Union. In practice, this means that the statements of reserves and resources developed by individual Mechel mines and the mining plans to which they relate must be submitted for approval to the corresponding committees of the Government Authorities. Adherence to the standardised national system of reserves and resources estimation is a legal procedure and mandatory for the license holders.

Under this old classification system, which is also the current reporting regime in Russia as part of the exploitation licence for each mineral deposit, a set of Conditions for Estimation of Reserves are prepared by the corresponding national design institutes and are approved by a State supervisory authority. The conditions apply a well-defined process of classifying the specific deposit into one of

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five major deposit categories, subject to which, the principles for exploration and classification of reserves and resources have been established. Reserves and resources are classified into six main classes and designated by the symbols A, B, C1, C2 and P1 and P2, based on the degree of reliability of exploration data. The category A and B define a group of resources where the uncertainties are significantly minimised whilst the P categories of resources are “prognosticated” and are considered equivalent to inferred resources.

The “Conditions” for estimation of reserves for each deposit specify the method of computation of resource/reserve blocks, the minimum thickness for exploitation of the coal seams and cut-off parameters, plus special considerations which may apply where the conditions for mineral extraction are exceptional or present difficulties.

Once the exploration data is compiled and evaluated, the estimation of the resources is carried out in clearly defined blocks where a number of maps and plans are generated for each seam present in each asset by considering the geological conditions present in each block affecting the resource and reserve estimations. The classification of the blocks corresponding to A, B, C and P categories considers the individual block boundaries, conditions set on the resource boundaries (e.g. floor of a particular seam or depth), outcrop distribution, borehole locations (including collar information and borehole depth), geomorphological surface features (topography, rivers and streams, national parks-reserves etc), man-made features (industrial zones, surface and underground infrastructure, railways, pipelines, national grid, shafts, dams, etc.), oxidation zones, washout zones, graphic representation of seam morphology, split lines, faults with their throw amplitude and configurations, other structural elements and zones of tectonic disturbances, seam thickness (minimum, average, maximum), thickness of the partings present, location of seam thinning/thickening, seam dip angle, and corresponding minimum coal quality parameters (at least ash, volatile matter, sulphur, calorific value, plastic layer etc.) present in each borehole. The documentation of this exercise needs to be compiled in the form of cross sections, plans, tabulation of seam characteristics and reports, which is also part of the legal requirements to approve the resource estimation.

With reference to these conditions, the reserves stated for each deposit are further categorised as “balance reserves”, which means they meet the pre-determined criteria for economically justifiable extraction or are “out-of-balance resources” considered to be uneconomic to exploit. Another category of reserves under the former Soviet system/current Russian system is the “industrial resources/reserves” which are the “balance reserves” minus all operational losses and overall mine losses.

Mineral deposits in Russia are also classified in terms of geological complexity according to the size, continuity and structural disposition of the deposit ranging from 1 (simple) to 4 (very complex).

Upgrade to C classes from P requires additional data (typical “modifying factors” such as geotechnical, economic, pit design, etc.) whilst C1, B, and A classes require completion of a prefeasibility/feasibility study which is generally called the TEO (technico-economicheskiye obosnovaniye=technical-economic characterisation) and the TER (technico-economicheskiye raschoti= technical- economic calculations). The publication of data in the above classes requires audit and registration by an independent organisation i.e. GKZ = State Commission on Reserves (national) or TKZ = Territorial Commission on Reserves (regional).

The TEO document is a very comprehensive and detailed document and covers the geological and technical/technological assessment and economical evaluation of the deposit in question for different cut-off parameters. The economical assessment typically investigates the different cut-off parameter options defined from the geological and technological perspectives under the headings of: analysis of market and economic environment and taxation issues, operational cost and production cost and product sales, capital costs, floating capital investments, profitability, discount rate, net cash flow and net present value, internal rate of return as well as indicators of the commercial effectiveness of the project.

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The Qualified Person emphasizes the importance of the fact that any resource estimation under the Russian system must be approved by GKZ or TKZ before any mining is allowed as this is a legal requirement under the Russian laws.

Therefore, cut-off parameters document plays a crucial step on the finalisation of the approval of the reserves. The former Soviet/current Russian system places all the available coal in the ground as a reserve and does not make any distinction between the resource and reserves.

According to the Qualified Person’s experience is that the classification of resources and resource blocks in the categories A, B, C1 and C2 is a very reliable guide to the confidence for volumetric definition of resources in-place. The Conditions for Estimation of Reserves define cut-off grades and the density values employed for coal/industrial mineral in-place. These appear consistent with the current commercial performance of the operations and a relevant guide to the commercial exploitability of these resources.

It is the opinion of the Qualified Persons of this report that this system represents a very traditional system of resource management as demanded by the national legislation. The system is nevertheless a robust and reliable reflection of the utilisation and depletion of reserves and resources.

Coal volumes at individual assets of Mechel are estimated by the determination of the areas at specific levels and the multiplication of this area by the average thickness estimated from sections through the applicable area.

The estimate of coal resource tonnage is obtained by multiplication of the estimated volume by the measured specific gravity (SG, usually between 1.27 and 1.35) of the “clean coal bands” in the laboratory analysis as defined in the Conditions for Estimation of Reserves for each deposit for specific coal type and grade rather than the bulk density as the CRIRSCO codes recommend. In addition, the Russian methods for density estimation do not consider the moisture correction for the density as recommended by Preston and Sanders (1993) under the CRIRSCO based templates.

Therefore, the Qualified Person believes that the mass of coal resources is conservatively underestimated for each asset as they usually do not include the clastic partings as defined in the Document of Conditions for Estimation of Resources/Reserves.

The Qualified Person’s experience that that the original estimations usually did not take the seam dipping angle into account if a flattish geometry is present, and this was not the requirement at the time. This means that the resources are also slightly underestimated for the flattish deposits, which is a typical conservative Soviet approach in those days.

21.2.2	Conversion to CRIRSCO

The allocation of confidence category to resource blocks follows a formal procedure established by the State Committee for Reserves (GKZ). The expression of these categories within international standards for reporting on mineral properties follows the joint GKZ-CRIRSCO model “Guidelines on Alignment of Russian minerals reporting standards and the CRIRSCO Template” of 2010.

The table below sumaries the generalised approach for the conversion of GKZ resources to CRIRSCO mineral resources and thence the estimation of mineral reserves based on a mine plan within the technical boundary.

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Figure 21-2     Generalised Conversion of GKZ Reserves to CRIRSCO Mineral Resources and Reserves

This is not a mechanical process and the opinion of the Qualified Person will determin the actual CRIRSCO classification.

The generalised approach has been applied to mines in the Southern Kuzbass.

21.3	Management and Manpower

PMC/IMC’s personnel were in regular contact and held numerous discussions with the Southern Kuzbass management at various levels. PMC/IMC is satisfied that the management is capable of implementing the proposed production plans based on this contact and on direct observations of operational management. Southern Kuzbass operates its management and financial programmes in accordance with International Financial Reporting Standards (IFRS) as part of a standardised electronic reporting system for health and safety, production and financial performance. Changes to the approved reserve statements and to certain approved mine production and staffing plans must be submitted to and approved by the relevant government authorities. PMC/IMC is not aware of any refusals in the past and Southern Kuzbass remains confident of obtaining this approval as and when necessary.

Southern Kuzbass has a strategy of operating its mines at their existing steady state outputs to satisfy the capacities of the coal preparation plants. Thus, the management and manpower requirements are unlikely to significantly change in the short term.

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The average number of employees each year, 2018 to 2021 is shown in the table below.

Table 21-1     Number of Employees 2018 to 2021

Manpower	2018	2019	2020	2021
Southern Kuzbass	7,145	6,715	6,618	6,402

21.4	Health and Safety

Southern Kuzbass implement the health and safety policy, compliant with the Russian laws, based on the provisions, rules and valid guidelines, which are updated every five years and cover all operations and categories of work. Southern Kuzbass has a health and safety management system which provides for annual risk assessment and development of health and safety actions for production and other facilities.

Southern Kuzbass has a coordination team for supervision and investigation of health and safety issues, which makes shift reports on all aspects of safety. The health and safety management system is completely identical to the production management system. The system sets subordinate, responsibilities and competence for each employee with regard to health and safety.

The Company’s health and safety requirements also apply to contractors, which is reflected in actions taken to ensure safe operation and joint instructions.

Scheduled and unscheduled government safety inspections are carried out and relevant reports are made. Internal reports are reviewed and actioned at regular production meetings.

The Lost Time Injury Frequency Rate is one of the parameters used to monitor safety performance in the industry and is usually measured per 100,000 man-shifts or one million manhours.

The international standard for reporting of accidents is the ‘Lost Time Incident Frequency Rate’ (LTIFR) is per million man hours but the Company standard is per 1,000 employees on books. An Incident becomes registered as an LTI where any man loses a single shift which, is in line with internationally accepted procedures for LTI classification.

Mechel calculation method:

LTIFR	=	∑ LTI × 1,000

Total Number of Men on Books

International calculation method

LTIFR	=	∑ LTI × 1,000,000

Total Number of Man hours Worked

Similarly, the international calculation method for ‘Lost Time Incident Severity Rate’ (LTISR) is also based on million manhours worked.

LTISR	=	∑ Days Lost × 1,000,000

Total Number of Man hours Worked

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PMC/IMC has converted the Company figures to the international standard per million man-hours worked for an easier industry comparison, shown below in the table below.

Table 21-2     Health and Safety Statistics

	2018	2019	2020	2021 (6m)
Southern Kuzbass
Manpower	7,145	6,715	6,618	6,402
Total Accidents	13	21	10	10
Fatalities	0	0	2	0
LTI Frequency Rate	1.1	2.0	0.8	1.0
LTI Severity Rate	72	243	152	78

The LTIFR average for similar international mining operations is 6.26 per million man-hours worked. Southern Kuzbass average of 1.2 is significantly better than the international average and the trend for the last three years could be classed as reasonably steady.

The LTISR is however worse than other similar international mining operations, again the trend for the last three years could be classed as variable.

Four people have been involved in fatal accidents over the last three years. This can be considered to be low by international standards for operations of this size.

21.4.1	Examples of Measures for Improvement of Health and Safety

Measures for improvement of health and safety and reduction of the professional risk level include the following:

1.

Improvement of the health and safety management system: update of management documents; development of the necessary standards; dissemination of information on health and safety issues; and arrangement of Safety Days;

2.

Integrated reporting: information on emergencies, incidents and accidents at production facilities’ reporting on injury rates; reporting on use of funds allocated for health and safety; and other reporting;

3.	Health and safety audits: targeted and routine audits in the company’s divisions; checking of compliance with the health and safety requirements; comprehensive and targeted audits;

4.

Training of the company’s personnel: on-the-job training; professional development; checking of employees’ knowledge; training in health and safety; and development of the behaviour-based safety audits programme;

5.

Conclusion of contracts: labour conditions assessment; newsletters, reference and technical books; measurement of harmful and/or hazardous factors at production facilities and pre-shift examinations; and

6.

Healthcare and prevention measures: medical examinations; purchase and upgrade of first aid kits; introduction of new collective protective equipment and upgrade of existing equipment; provision of employees with workwear and footwear; purchase of milk; special labour conditions assessment at work places; etc.

21.4.2	Action Taken at the Mines

Mechel takes a pro-active approach towards prevention of injuries and incidents in the course of mining; maintenance has been upgraded; a downtime management system is being introduced; artificial lighting has been is improved; the security and fire alarm system has been installed; safety warnings are put on the equipment; non-operating containers are dismantled at the fuel and lubricants storage facilities; and work places are arranged to ensure safety of employees.

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In compliance with the valid laws, special labour conditions assessments are made, and all identified harmful factors are measured at work places. On-going sanitary and operational monitoring of harmful factors is undertaken and use of personal protective equipment by employees is checked.

21.4.3	Organizational Measures

Organizational measures for improvement of health and safety and reduction of the professional risk level include the following:

1.	Health and safety indicators are included into the key performance indicators for managers;

2.	Engineers are trained in use of the job order system;

3.	Training of workers is arranged to improve the health and safety knowledge level;

4.	Public health and safety inspectors are engaged in checking of the response to incompliance, found by managers and specialists, responsible for operational control; and

If a trainee fails to demonstrate a satisfactory level of health and safety knowledge he undergoes a refresher training programme.

22	CONCLUSIONS

PMC/IMC concludes from the independent technical review that:

•	The management’s geological and geotechnical knowledge and understanding is sufficient to support short, medium and long term planning appropriately and operations are well managed.

•	The mine plans consider geological and geotechnical factors appropriately to minimise mining hazards.

•	Southern Kuzbass’s mining equipment (either in place or planned in the capital forecasts) is suited to its mine plans and is adequate, with minor adjustments, for the production plans.

•	Coal processing facilities and other infrastructure facilities are capable to continue supplying appropriate quality products to the markets in compliance with the production plans, with the exception of Tomusinsky.

•	The average LTIFR of similar operations in other countries is 6.26 per 1 million of man-hours. The Company’s rate at 1.2 is much better than the average international value and has tended to be stable over the last three years. However the LTISR remains higher than the international averages with 2 fatalities over the period.

•	Environmental issues are managed and there are no issues that could materially impede production nor are there any prosecutions pending.

•	The assumptions used for estimation of the capital and operating expenditures are appropriate and reasonable.

•	The capital and operating expenditures used in the financial models incorporating minor adjustments by PMC/IMC reflect the mine plans, development and construction schedules and the forecast production levels.

•	Special factors identified by PMC/IMC are well understood by the management and appropriate actions to mitigate these risks are being taken. Besides, the mine plans and expenditure forecasts appropriately account for these risks.

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•	The Company’s management operates the management accounting system and is able to monitor and forecast production and cost parameters. The management uses the accounting systems compliant with IFRS standards.

PMC/IMC estimated the post-tax value of Southern Kuzbass coal reserves at US$ 718.3 million at the real discount rate of 10%, the exchange rate of RUB 72.7234 / US $, and the product prices, capital and operating expenditures and production forecasts which are soundly based.

23	RECOMMENDATIONS

•	The financial evaluation is based on reserves to 2047. However each asset has reserves based on LOM, which in some cases go beyond this date.

•	Southern Kuzbass and the other Mechel operating subsidiaries should move towards estimating Mineral Reserves and Resources in accordance with the CRIRSCO Code directly without converting from a GZK estimation each year.

•	Future S-K 1300 compliant TRS reports should be based on the fiscal and calandar year.

24	REFERENCES

1.	Guidelines on Alignment of Russian minerals reporting standards and the CRIRSCO Template” of 2010. Issued by CRIRSCO.

2.	Solid Minerals Reserves Status and Changes Data (form 5-GR) for 2019, 2020.

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

All of the base data and information used to compile this report have originated from Mechel and its subsidiary Companies. PMC and IMC have tested the efficacy of the material supplied by site visits and interaction with the relevant Company personnel. The draft report was submitted to the Company for verification of factual accuracy.

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DISTRIBUTION LIST

S-K 1300 TECHNICAL REPORT SUMMARY ON MINING ASSETS

COPY No.

Copies of this report have been distributed as shown below:

Copy No.	Type	Recipient
1	Original	Mechel PAO
2	Copy	Mechel PAO
3	Copy	IMC Montan Group
4	Copy	PMC Ltd

Project Personnel: J S Warwick (CP, Mining Engineer), P C Robinson (Financial Analyst), M Mounde (Mining Engineer), Dr J A Knight (Geologist), Dr H Arden (Geologist), S C Frankland (Process Engineer), M George (Environmental), P Shevchenko (Project Manager Russia, Mining Engineer), I Stezhko (Mining Engineer), A Sotnikov (Process Engineer), S Sidorkin (Social and Economic), E Kuleshov (Mining Engineer), A Zhura (Financial Analyst), R Mershiev (Financial Analyst), M Sokolova (Environmental), T Saverskaya (Process Engineer), M Oleynikov (Geologist).

Key Words: Mechel, Coal, Kuzbass, Moscow

	Signature	Name / Designation

Production:	/s/ John S Warwick	John Warwick Report Compiler

Verification:	/s/ Pavel Shevchenko	Pavel Shevchenko Project Manager

Approval:	/s/ John S Warwick	John Warwick Project Director and Qualified Person

Date:	21st March 2022

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Appendix A

QUALIFICATIONS OF THE CONSULTANTS

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J S Warwick     Project Director and Mining Engineer

B Sc Electrical Engineering (Hons), Newcastle University (1973); B Sc Mining Engineering (Hons), Nottingham University (1975); Mine Manager’s 1st Class Certificate; Fellow Institute of Materials, Minerals and Mining; Chartered Engineer; European Engineer (Eur Ing).

50 years experience in the coal, base metals and industrial minerals mining industry and 20 years of directing Competent Person’s and Mineral Expert’s Reports. He is qualified as a Qualified Person under the requirements of the CRIRSCO Codes and SEC.

P C Robinson     Financial Analyst

Associate, Chartered Institute of Management Accountants

40 years experience in the mining, minerals and consulting industry worldwide with specific experience of investment and mine purchases, project management, production of a competent persons report in support of a flotation on major stock exchanges for major companies.

M Mounde     Mining Engineer

Chartered Engineer; Member Institute of Materials, Minerals and Mining; South Africa Mine Manager’s Certificate.

29 years of mining experience gained in both the operations and consultancy working environment with experience extending over all of the six continents where mining is permitted, and this experience covers both surface and underground operations in the precious and base metals, coal and industrial mineral industries. Mark has provided technical input and managed projects that have ranged from Feasibility Studies to Scoping Studies and Technical Due Diligence Reports. Mark’s operational experience is gained from working in Southern Africa on the South African deep level gold mines and open cast coal mines.

Mark Mounde is a Qualified Person under the requirements of the CRIRSCO Codes.

Dr J A Knight     Geologist

Dr J A Knight (B.Sc Geology, Aston University (1968); PhD Geology Sheffield University (1972); Fellow of the Geological Society, London; Chartered Geologist; Member Society of Mining Engineers (US); Member of Institute of Directors. He is a senior associate and former managing director of IMC and was the senior project geologist for this technical review. John has over 42 years experience in metalliferous and coal geology.

John Knight is a Qualified Person under the requirements of the CRIRSCO Codes.

Dr H Arden     Geologist

BSc Geological Engineering (Hons.), Istanbul Technical University (1984); MSc Civil Engineering, Southampton University (2008); PhD Geology, University of Nottingham (1990), Chartered Geologist and Fellow of the Geological Society.

More than 30 years of experience as a coal geologist worldwide. Hakan Arden is a Qualified Person under the requirements of the CRIRSCO Codes.

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S C Frankland     Process Engineer

BSc (Hons) in Minerals Engineering from Birmingham University; is Fellow and Past President of the Minerals Engineering Society, Member of the South African Coal Processing Society and Member of the European Union Expert Committee on Coal Preparation.

He has 43 years’ experience in the coal mining industry and waste recycling industry, in particular beneficiation, processing and quality management. He has worked in many areas of the world, recently in Kazakhstan and China.

Steve Frankland is a Qualified Person under the terms of the SEC.

M George     Environmental Engineer

BSc (Hons) in Applied Chemistry, Kingston-upon-Thames University (1971); Specialist courses in Hydrometallurgy, Solvent Extraction, Management in Industry, Assessment of Competence in Process Operations, Radiological Protection Supervision, Environmental and Safety Auditing, Health and Safety at Work Regulations, COSHH (Control of Substances Hazardous to Health) Assessment, Integrated Pollution Control.

40 years experience in base metals processing including environmental aspects and specialising in the environmental field for the last 15 years.

B Richards     Infrastucture Engineer

Experienced Mechanical Engineer with experience in Project Design, Project Management and mechanical engineering feasibility studies, and in the design and tender evaluation of Engineering Equipment Proposals. He is also experienced in mine CAPEX and OPEX infrastructure schemes, projections, financial reviews, due diligence and human resource scheduling.

*Pavel Shevchenko     Mining Engineer

MIMMM, PONEN (Professional Society of Independent Experts of the Subsurface Resources, Kazakhstan), GKZ Expert, has over 15 year experience in the mining industry, has the mining engineer’s diploma in underground mining awarded in Almaty, Kazakhstan, and the diploma in law awarded by Turan University, Almaty, Kazakhstan. As an IMC Montan staff member, participated in over 30 projects on reserve and resource evaluation, was involved in projects development in compliance with the international standards, optimisation of mining and other processes of open and underground mining operations.

*Igor Stezhko     Mining Engineer

Graduated from St. Petersburg State Mining Institute and Plekhanov Russian Economic University. At present, Igor Stezhko is an expert of the State Committee for Reserves (GKZ) of Russia, a member of the Professional Business and Ownership Appraisers Association, and a member of the Board of Experts of the Technological Platform for Solid Minerals of the Eurasian Economic Commission. He has more than a 9 year experience as mining engineer and a 3 year experience in mine designing. He has experience in mining industry in Russia and abroad. He was involved in shaft sinking at an international mine. During his work in IMC Montan Igor participated in and managed more than 25 projects related to preparation of designs, compliant with international standards, reserves and resources evaluation, technical audits and due diligences of mining industry enterprises.

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*Anatoly Sotnikov     Process Engineer

Graduated from the Geological faculty of St.-Petersburg State University trained as a geologist-instrument man-prospector. Work experience in coal industry is over 27 years in positions of engineers and management positions in regional coal companies, big coal and steel-making holding companies, foreign design-engineering firms. Anatoly is a highly qualified specialist-processing engineer in the area of coal preparation, selection of processing and dewatering equipment, simulation of flow processes at coal preparation plants (CPP), calculations of full material balance, conduct of technology audit at on-going processing operations. He has experience in CPP construction, reconstruction and technical retooling project management. Anatoly has been with IMC Montan since January 2020 and participated in Due Diligence, JORC reserve and resource valuation, PFS preparation projects as a coal preparation expert.

*Sergei Sidorkin     Social and Economic Policy

Sergey graduated with honours from the department of history at Chelyabinsk State University with specialization in political science; and a post-graduate course at the public policy chair of the department of philosophy at Lomonosov Moscow State University as a PhD, political sciences. Sergey has expertise in the area of strategic planning, Investor Relations, Public Relations, Risk Management. Sergey has been working in IMC Montan since 2011 and is involved in preparation of Terms of Reference, quality control, project co-ordination, liaison with the state authorities, market research, preparation of social and economic sections of mining project reports (risk assessment, assessment of project performance, analysis of legal and regulatory framework).

*Egor Kuleshov     Mining Engineer

Egor Kuleshov graduated from St. Petersburg State Mining Institute (diploma of a mining engineer, development of stratified deposits); and from St. Petersburg State University (economics and management, project management), McKinsey & Company. He has published articles in peer-reviewed journals and has the patent for the invention. Egor was involved in projects on reserve and resource evaluation, Feasibility and Pre-Feasibility Studies, MER preparation. Expert of the State Committee for Reserves (GKZ) of Russia.

*Alexey Zhura     Financial Analyst

Aleksey is a specialist in economics and marketing of mining. He graduated from Moscow State Mining University and has a PhD (Economics) and further diplomas: Company (Business) Valuation of State University of Land Use Planning and Control; Innovation Management in Corporations of Academy of National Economy and Civil Service under the Auspices of the RF President. Aleksey has 19 years of experience in marketing and economics of mining, Aleksey is an expert of GKZ (State Committee on Mineral Resources and Reserves) since 2007, since 2012 he is a member of the Society of Subsoil Use Experts of Russia (OERN).

Since 2006 Alexey has been working for IMC Montan as a consultant. For the time of his work for IMC he implemented over 80 projects in different type of minerals – coking and thermal coal, iron ore, base and precious metals etc.

*Ruslan Mershiev     Financial Analyst

Ruslan is a mining specialist in marketing and economics. He has graduated from Kuzbass Sate Technical University as Mining Engineer Economist. He has more than 10 years of experience working in the Russian mining companies, including Kuzbassinvestugol Corporation, Sokolovskya Holding

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Company, Kuzbassugol Coal Company, and Kuzbassrazrezugol Coal Company. Ruslan was engaged in mining economics including the following subject areas: economic assessment of investments, business planning, analysis of production activities, budgeting, and marketing. He has extensive experience in development of investment project and their audits, the projects related to construction and re-construction of deep mines, surface mines, processing plants, as well as auxiliary and service facilities. He was involved in expertise of the investment projects bidding for state support funds within Local Development Programme and Kuzbass Coal Industry Diversification Programme which are aimed at re-employment of miners and their family members made redundant as a result of coal mines closure. Professional level user of specialized software for development of investment projects and financial analysis of companies (Alt-Invest, Alt-Finance).

*M Sokolova     Environmental Engineer

Maria Sokolova is an environmental specialist. Maria has over 15 years of experience in the area of environmental protection. She graduated from Moscow Geological Exploration Academy and is a certified engineer specializing in eco-geology. From 2000 to 2008 she worked in the Monitoring and Forecast Centre at the RF Emergency Committee and held a position of the main specialist at the Environmental Emergency Monitoring Division. Currently she works for IMC Montan and is engaged in mines’ Environmental Impact Assessment, compliance of mines’ operations with national and international standards in the area of environmental protection. In her work Maria uses knowledge of the RF Environment Law and international environmental standards as well as knowledge of mining specifics as an impact factor.

*Tatyana Saverskaya     Metallurgy and Processing Engineer

Tatyana is a highly qualified specialist in the area of mineral processing and metallurgy (base, precious, and rare metals) and has 25 years of experience. She is a specialist in technology and equipment of metallurgical and processing plants. She graduated from Norilsk Industrial Institute in 1991. Tatyana has vast experience in designing of processes and technologies for processing and metallurgical operations and provides technical support to on-going enterprises in the mining and metallurgical sector. She has more than 10 printed papers, 3 patents for inventions.

*Maxim Oleynikov     Geologist

Member of Australian Institute of Geoscientists. He graduated from the Kazakhtan National Technical University named after KI Satpayev in specialty of Mining Engineer and Geophysicist. Starting his career as a specialist in computer information processing, Maxim has moved to the position of Geophysics and soon became Director and Representative of the Micromine in Kazakhstan

*	- denotes visited operations

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In accordance with the requirements of SK-1300 the Qualified Persons have been involved with the sections of the report as shown in the table below.

Qualified Person	Discipline	Report Areas	Specific Sections
J S Warwick	Mining	Complete Report Compilation Qualified Person Mining	1 to 25 4.2.11, 4.2.12, 4.2.14 4.3.11, 4.3.12, 4.3.14 4.6.11, 4.6.12, 4.6.14 4.7.11, 4.7.12, 4.7.14 20 to 25

P C Robinson	Finance	Financial Analysis	16, 18, 19

M Mounde	Mining	Mining	4.4.11, 4.4.12, 4.4.14 4.5.11, 4.5.12, 4.5.14 4.8.11, 4.8.12, 4.8.14 4.9.11, 4.9.12, 4.9.14

Dr H Arden	Geology	Geology	4.1.1, 4.1.2 4.2.1 to 4.2.11 4.3.1 to 4.3.11 4.4.1 to 4.4.11 4.5.1 to 4.5.11 4.6.1 to 4.6.11 4.7.1 to 4.7.11 4.8.1 to 4.8.11 4.9.1 to 4.9.11

S C Frankland	Process	Coal Processing	4.10.1 to 4.10.6 4.11.1 to 4.11.6 4.12.1 to 4.12.6 4.13.1 to 4.13.6 4.14.1 to 4.14.6

M George	Environmental	Environmental	4.2.15, 4.3.15, 4.4.15, 4.5.15, 4.6.15, 4.7.15, 4.8.15, 4.9.15 4.10.7, 4.11.7, 4.12.7, 4.13.7, 4.14.7

B Richards	Electrical, Mechancial	Infrastucture	4.2.13, 4.3.13, 4.4.13, 4.5.13, 4.6.13, 4.7.13, 4.8.13, 4.9.13

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Appendix B

MAPS AND PLANS

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It should be noted that the coordinates shown on the following plans may not be reliable as they are considered to be state secrets and could not have been disclosed accurately.

General

1.	Trans-Siberian Railway

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1.	Trans-Siberian Railway

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Southern Kuzbass

1.	Location Plan of the Mechel Southern Kuzbass Mines and Process Plants

2.	Geology of Kuzbass Region

3.	Stratigraphic Column of the Coal Measures at the Krasnogorsky Open Pit

4.	Tectonic Framework of Krasnogorsky Site

5.	Krasnogorsky Mine Plan

6.	Stratigraphic Column for the Coal Measures at Olzherassky

7.	Tectonic Framework of Olzherassky Site

8.	Olzherassky Mine Plan

9.	Stratigraphic Column for the Coal Measures at Tomusinsky

10.	Structural Framework for the Tomusinsky site

11.	Geological Open Pit by 2-2 Exploration Line at the Tomusinsky area

12.	Tomusinsky Mine Plan

13.	Stratigraphic Column for the Coal Measures at Sibirginsky

14.	Structural Framework for the Sibirginsky Site

15.	Geological Cross Section along the Keltassky Exploration Line in the Razrez Sibirginsky Area

16.	Sibirginsky Mine Plan

17.	Geological Cross Section along Profile 5 at the Uregolsky Novy Area

18.	Stratigraphic Column for the Coal Measures for Sibirginskaya, Lenina and Olzherassky- Novaya

19.	Structural Framework for Sibirginskaya

20.	Sibirginskaya Mine Plan

21.	Structural Framework for Lenina

22.	Geological Cross Section at Lenina

23.	Lenina Mine Plan

24.	Structural Framework for Olzherasskaya-Novaya

25.	A Typical Cross Section for Olzherasskaya-Novaya Site

26.	Olzherasskaya-Novaya Mine Plan

27.	Structural Framework for Usinskaya

28.	A Cross Section for Usinskaya Site

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1.	Location Plan of the Mechel Southern Kuzbass Mines and Process Plants

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2.	Geology of Kuzbass Region

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3.	Stratigraphic Column of the Coal Measures at the Krasnogorsky Open Pit

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4.	Tectonic Framework of Krasnogorsky Site

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5.	Krasnogorsky Mine Plan

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6.	Stratigraphic Column for the Coal Measures at Olzherassky

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7.	Tectonic Framework of Olzherassky Site

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8.	Olzherassky Mine Plan

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9.	Stratigraphic Column for the Coal Measures at Tomusinsky

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10.	Structural Framework for the Tomusinsky Site

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11.	Geological Open Pit by 2-2 Exploration Line at the Tomusinsky Area

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Office building, Tomskaya mine
Sanitary protection zone
AO "Mezhdurechye"
Industrial site,
Tomskaya mine
West dump
East dump
Tomusinsky open pit
MEZHDURECHENSK
Industrial site,
Krasnogorsky open pit
Industrial site,
Tomusinsky open pit

12.	Tomusinsky Mine Plan

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12.	Tomusinsky Mine Plan

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13.	Stratigraphic Column for the Coal Measures at Sibirginsky

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14.	Structural Framework for the Sibirginsky Site

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15.	Geological Cross Section along the Keltassky Exploration Line in the Razrez Sibirginsky Area

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16.	Sibirginsky Mine Plan

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17.	Geological Cross Section along Profile 5 at the Uregolsky Novy Area

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18.	Stratigraphic Column for the Coal Measures for Sibirginskaya, Lenina and Olzherasskaya-Novaya

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19.	Structural Framework for Sibirginskaya

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20.	Sibirginskaya Mine Plan

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Участок "Распадская Коксовая"
Лицензия КЕМ 15030 ТЭ от 01.11.2010
Участок "Поле шахты им. В.И. Ленина"
Лицензия КЕМ 14060 ТЭ от 14.08.2007
Участок "Поле шахты Ольжерасская"
Лицензия КЕМ 13308 ТЭ от 17.11.2005
Участок "Поле шахты Усковская"
Лицензия КЕМ 14093 ТЭ от 04.09.2007
4 Бремсберговая р.л.
Кызырская р.л.
3 Бремсберговая р.л.
Промежуточная р.л.
Кедровая р.л.
Сосновая р.л.
10 р.л.
9 р.л.
7 р.л.
13 р.л.
6-6 р.л.
16 р.л.
5-5 р.л.
11 р.л.
3-3 р.л.
2-2 р.л.
1 р.л.
2 р.л.
3 р.л.
III р.л.
II р.л.
IV р.л.
Условные обозначения см. приложение № 1
2012
План подсчета запасов
по пласту XI

21.	Structural Framework for Lenina

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22.	Geological Cross Section at Lenina

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23.	Lenina Mine Plan

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Razvedochny site, licence KEM 13366 TE
Olzherasky Open Pit site,
licence KEM 01374 TE

24.	Structural Framework for Olzherasskaya-Novaya

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25.	A Typical Cross Section for Olzherasskaya-Novaya Site

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26.	Olzherasskaya-Novaya Mine Plan

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27.	Structural Framework for Usinskaya

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28.	A Cross section for Usinskaya Site

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Appendix C

GLOSSARY OF TERMS

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$	United States Dollars

$M	Million United States Dollars

ADB	Air dried basis, analysis of coal where by coal is air dried at ambient temperatures leaving the inherent moisture within the coal.

Air pollution.	The presence of contaminant or pollutant substances in the air that do not disperse properly and interfere with human health or welfare or produce other harmful environmental effects.

Ambient air.	Any unconfined portion of the atmosphere: open air, surrounding air.

ANFO	Amrnonium nitrate – fuel oil (diesel) slurry explosive

Anthracite, Anthracitic	A rank class of coal having more than 86% fixed carbon and less than 14% volatile matter on a dry, mineral-matter-free basis (as defined by ASTM). This class of coal is sub-divided into semi-anthracite, anthracite and meta-anthracite on the basis of increasing fixed carbon and decreasing volatile matter.

Anticline	A strata fold that is concave downwards.

Aquifer

1. An underground geological formation, or group of formations, containing usable amounts of groundwater that can supply wells and springs.

2. A body of rock that is sufficiently permeable to conduct ground water and to yield significant quantities of water to boreholes which intersect it.

Ash content	The percentage of a laboratory sample of coal remaining after incineration to a constant weight under standard conditions.

Autogenous Mill	Mill using the feed material to reduce through friction and breakage without the assitance of other forces

Background level	In air pollution control, the concentration of air pollutants in a definite area during a fixed period of time prior to the starting up or on the stoppage of a source of emission under control. In toxic substances monitoring, the average presence in the environment, originally referring to naturally occurring phenomena.

bcm	Abbreviation for bank cubic meter being the volume of material measured in-situ before excavation

bcm/t	Abbreviation for bank cubic meter per tonne - the unit for stripping ratio qv

bcm	Abbreviation for bank cubic meter being the volume of material measured in-situ before excavation

Bench	A near horizontal working area in a mine at least one side of which is defined by a significant vertical drop

Best Practice	Operating procedures that are recognised in the international mining community which maximise productivity and return on investment commensurate with stewardship of the assets.

Blending	Mixing two or more materials together to give a mixture of the desired quality

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Bolted roadways	Roadways that are supported using full column resin bolts (a drill hole filled with quick setting resin and through which a steel rod is rotated to mix resin and hardener)

Bore and fire techniques	The use of drilling and blasting mining techniques rather than mechanised methods.

Borehole	A hole made with a drill, auger or other tool for exploring strata in search of minerals.

Bucket loaders	A small tractor with a bucket to load out the material blasted and carry it to t tipping point. Often the buckets are side-tipping to facilitate working in confined areas.

C&F	Cost and Freight – a term of sale that includes the FOB (qv) price plus the cost of freight, insurance is normally paid by the buyer.

Calorific value, (CV)	The heat value of coal per unit weight. This is normally reported in kilocalories per kilogram, (kcal/kg).

Capex	Capital expenditure

Cash Flow	The sum of cash generated and spent by a business, usually computed on an annual basis.

Coal Washing	The process of removing mineral matter from coal usually through density separation, for coarser coal and using surface chemistry for finer particles.

Coalfield	A discrete area underlain by strata containing one or more coal beds.

Coking coal	Coal that becomes plastic when heated at 3ºC per minute through the temperature range 300 – 550 ºC.

Concentrate	Material that has been separated from an ore which has a higher concentration of mineral values than the mineral values originally contained in the ore. Concentrates are produced in a plant called a concentrator.

Concentrator	Equipment used in the reduction of ore

Conveyor	A rubberised belt running on rollers transporting the coal or other material from the faces to the endpoints. They can be reversed and used for manriding (carrying personnel to their working places.

Core	A cylindrical sample taken using a diamond drill.

Conveyor	A rubberised belt running on rollers transporting the coal or other material from the faces to the endpoints. They can be reversed and used for manriding (carrying personnel to their working places.

Cross Section	A diagram or drawing that shows features transected by a vertical plane drawn at right angles to the longer axis of a geologic feature.

Crosscuts	Excavated at right angles from a tunnel, it connects with a tunnel running parallel to the first tunnel.

Curtilage	The area within which a mining company has legal responsibility for its own activities

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Cut and Fill	A method of stoping in which ore is removed in slices, and the resulting excavation filled with waste material (backfill) which supports the walls of the stope when the next cut is mined.

Cut-off Grade	The lowest grade of mineralised material considered economic to extract; used in the calculation of the ore reserves in a given deposit, and in operations to segregate ore and waste.

DAF	Dry ash free basis – conversion of analyses to present data that has all ash and moisture removed, i.e. represents the analysis of the organic matter only.

Dense medium cyclones	A device the uses a dense medium in a hydrocyclone to effect a separation between coal and waste

Deposit	An area of coal resources or reserves identified by surface mapping, drilling or development.

Development	Excavations or tunnels required to access the ore. (i) The initial stages of opening up a new mine, and/or (ii) The tunnelling to access, prove the location and value, and allow the extraction of ore.

Dilution	The contamination during the mining process of excavated ore by non-ore material from the roof, floor or in-seam partings

Discount Rate	The interest rate at which the present value, if compounded, will yield a cash flow in the future.

Discounted Cash Flows (DCF)	The present value of future cash flows.

Double-ended ranging drum shearer	Two shearers fitted on separate arms at opposite ends of a drive bogey. The arms are capable of ‘ranging’ up or down to follow the seam floor and roof contours.

Double-ended shearers	Two shearers fitted on separate arms at opposite ends of a drive bogey. The arms are fixed.

Dump	A site used to dispose of solid wastes without environmental controls.

Effluent	Wastewater—treated or untreated— that flows out of a treatment plant, sewer, or industrial outfall; generally refers to wastes discharged into surface waters.

Emission	Pollution discharged into the atmosphere from smokestacks, other vents, and surface areas of commercial or industrial facilities, from residential chimneys; and from motor vehicle, locomotive, or aircraft exhausts.

Exploration	The search for mineral. Prospecting, sampling, mapping, diamond drilling and other work involved in the search for mineralisation.

Fault	A structural discontinuity in the earth’s crust formed by movement between adjacent blocks resulting from tectonic forces.

Floor (seam)	The bottom of the seam.

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Footwall	The underlying side of a fault, an orebody, or mine workings. An assay footwall is the lower surface of an orebody which separates ore- and waste-grade material.

FSI	Free swelling index, a measure of the amount of swelling a coal under goes on rapid heating.

FSU	Former Soviet Union

Geological losses	Losses deducted from proven reserves due to geological constraints, eg faults, seam splitting.

Geotechnical Conditions	The engineering behaviour of rocks as a result of an excavation.

Grader	A rubber-tyred, diesel driven, mobile machine with an under-slung blade used for regulating the surface of dirt roads and the like

Groundwater	The supply of fresh water found beneath the Earth’s surface (usually in aquifers), which is often used for supplying wells and springs. Because groundwater is a major source of drinking water, there is growing concern about areas where leaching agricultural or industrial pollutants or substances from leaking underground storage tanks are contaminating it.

Hangingwall	The wall or rock on the upper side of the inclined orebody (the roof).

High wall	The face of the excavation limit where the depth from original ground level is greatest

Hyperbaric filter	A filter for dewatering fine coal slurries that uses high pressure

In Situ	In place, i.e. within unbroken rock.

Inherent Moisture	That moisture held within the internal porosity of the coal. It is the moisture released after air dying of the coal at 20° C when the coal is heated to 105°C. Low rank coals have high inherent moisture and high rank coals have low inherent moisture.

Interburden	Sterile soil and rock material lying between coal seams

Kcal/kg	Kilocalories per kilogram of coal, the energy content of coal used in the countries that do not conform to SI units. In countries where SI units are adhered to, the measure of energy is in megajoules per kilogram or MJ/kg.

km	Kilometre

kt	Thousand metric tonnes

ktpa	Thousand metric tonnes per year

kV	kilo Volt

kW	Kilo Watts power rating

Lignite, lignitic	A class of brownish-black, low-rank coal, defined by ASTM as having a heat value of less than 4,600 kcal/kg on a moist mineral-matter-free basis.

LOM	Life of Mine

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Longwall	A coal production face where a shearer traverses and cuts a long wall of coal accesses by two gate roads.

Losses - Mining	Ore lost due to less than perfect mining operations.

LTIFR	Lost Time Injury Frequency Rate, usually measured per 100,000 manshifts or one million man-hours

m	Metre

M	Million

Metallurgical coal	An informally recognised name to refer collectively to coking coal, coal for pulverised coal injection (PCI) and anthracite, all of which are used in the production of iron and steel and in other metallurgical applications.

Middling	Material containing mineralisation of a poor quality that is uneconomic.

Mineral Rights	The ownership of the minerals on or under a given surface with the right to remove the said minerals.

Mining Licence	Permission to mine minerals from a Mineral Rights area.

Moisture content	The percentage of moisture (water) in coal. Two forms of moisture are found in coal, free or surface moisture that evaporates on exposure to air, and inherent moisture entrapped in the coal, which can only be removed by heating.

Mt	Million metric tonnes

Mtpa	Million tons per annum

MW	Megawatt

Net present value, (NPV)	The present value of the net cashflow of the operation, discounted at a rate, which reflects a combination of the cost of capital of the company and the perceived risk attaching to the project or operation.

Net as-received	Refers to the gross as-received calorific value of a coal after the energy required to vaporise the moisture and moisture formed from combustion of any hydrogen is removed.

Open Pit	Surface mining in which the ore is extracted from a pit. The geometry of the pit may vary with the characteristics of the orebody.

Opex	Operating expediture

Overburden	Sterile soil and rock material overlying the coal

Parting	A layer or stratum of non-coal material in a coal bed which does not exceed the thickness of coal in either the directly underlying or overlying leaves.

Pillar(s)	An area of ore left during mining to support the overlying strata or hanging wall in a mine.

Potable water	Water that is safe for drinking and cooking.

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Proved Reserves	Those reserves which are the economically mineable part of the Measured Reserves

Proximate analysis	A simple analysis of coal that utilises the high temperature disintegration of coal into moisture, volatile matter, fixed carbon (char or coke) and ash.

Rank	A measure of thermal maturity of a coal. Coal increases rank from peat through to graphite by the application of heat and time. Increasing rank of coal is from lignite, through sub-bituminous coal, through bituminous coal, through anthracite to graphite. The process is a series of condensation reactions whereby initially water is expelled from the coal, then carboxyl groups are expelled then gas and liquids are expelled and finally methane. During this process the inherent moisture reduces, volatile matter reduces and energy content of the hydrocarbon part of the coal increases.

Raw sewage	Untreated wastewater.

Rehabilitation	Land restored to its former condition

Reserve(s)	Refer to CRIRSCO Code, Section 21.1

Reserve(s) - Probable	Refer to CRIRSCO Code, Section 21.1

Reserve(s) - Proved	Refer to CRIRSCO Code, Section 21.1

Resource(s)	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Indicated	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Inferred	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Measured	Refer to CRIRSCO Code, Section 21.1

Risk assessment	The qualitative and quantitative evaluation performed in an effort to define the risk posed to human health or the environment by the presence or potential presence and use of specific pollutants.

ROM	Run of mine

Run-of-Mine (ROM)	The Grade and tonnage of material produced at the pit rim or shaft collar, stated on a dry basis.

Sample	A representative fraction of a coal seam collected by approved methods, guarded against contamination, and analysed to determine the nature, chemical, mineralogical or petrographic composition, percentage content of specified constituents, and heat value.

Sampling	Taking small pieces of rock at intervals along exposed mineralisation for assay (to determine the mineral content).

Screen	A device for separating by size

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Seam	A layer or bed of coal. Correlated seams of coal are normally assigned a name, letter or number. A single seam can contain one or more non-coal partings resulting in a sub-division into leaves.

Shaft	A mine-working (usually vertical) used to transport miners, supplies, ore, or waste.

Shovel and truck mining	Excavating overburden, interburden and coal using stand-alone excavators loading into dump trucks, dumpers and highway trucks

Specific Gravity (SG)	The ratio of the mass of a unit volume of ore or waste material to the mass of an equal volume of water at 4 degrees C.

Spontaneous combustion	The propensity of some types of coal to oxidise rapidly on contact with air. The oxidation reactions produce heat that increases the rate of oxidation to the point that the coal ignites. Low rank coals are the most prone to spontaneous combustion.

Stripping ratio, (SR)	The amount of overburden that must be removed to gain access to a unit amount of coal. This is normally reported as bank cubic metres (bcm) overburden per recoverable tonne of coal (bcm/t).

Sustaining Capital	Periodic capital expenditures required to replace or overhaul equipment. Also known as replacement capital.

t	Metric tonne = 1000 kg

Thermal Coal	A coal used to provide heat from combustion

Total Moisture	The sum of the inherent moisture and the free (or surface) moisture.

tpd	Metric tonnes per day

tpm	Tonnes per month.

Trenches	Lines excavated to a pre determined depth to establish the geological structure of a deposit

Ultimate analysis	Analysis of the elemental components of coal – carbon, hydrogen, nitrogen, oxygen and sulphur. Normally reported on a dry or dry ash-free basis.

V	VOLTS

Ventilation	Air coursed around a mine to provide a working environment to both men and machines.

Winders	An electrically driven drum with rope attached to either skips (coal) or cages (men and materials) used to remove coal or ore from a mine and facilitate en and materials to the underground workings.

Working Capital	Accounts receivable less accounts payable.

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